Exhibit 10.88

CREDIT AGREEMENT

DATED AS OF DECEMBER 11, 2007

by and among

BEHRINGER HARVARD OPERATING PARTNERSHIP I LP,

AS BORROWER,

KEYBANK NATIONAL ASSOCIATION,

THE OTHER LENDERS WHICH ARE PARTIES TO THIS AGREEMENT

AND

OTHER LENDERS THAT MAY BECOME

PARTIES TO THIS AGREEMENT,

KEYBANK NATIONAL ASSOCIATION,

AS AGENT,

KEYBANC CAPITAL MARKETS,
AS SOLE BOOK MANAGER,

KEYBANK CAPITAL MARKETS

AND

WACHOVIA BANK, NATIONAL ASSOCIATION,

AS CO-LEAD ARRANGERS,

AND

AAREAL BANK AG

AND

WESTDEUTSCHE IMMOBILIENBANK AG,

AS CO-DOCUMENTATION AGENTS

i

v

CREDIT AGREEMENT

THIS CREDIT AGREEMENT (this “Agreement”) is made as of the 11th day of December, 2007, by and among BEHRINGER HARVARD OPERATING PARTNERSHIP I LP, a Texas limited partnership (the “Borrower”), KEYBANK NATIONAL ASSOCIATION (“KeyBank”), the other lending institutions which are parties to this Agreement as “Lenders”, and the other lending institutions that may become parties hereto pursuant to §18 (together with KeyBank, the “Lenders”), and KEYBANK NATIONAL ASSOCIATION, as Agent for the Lenders (the “Agent”), and KEYBANC CAPITAL MARKETS, as Sole Lead Arranger and Sole Book Manager.

R E C I T A L S

WHEREAS, the Borrower has requested that the Lenders provide a revolving credit and term loan facility to the Borrower; and

WHEREAS, the Agent and the Lenders are willing to provide such revolving credit and term loan facility to the Borrower on and subject to the terms and conditions set forth herein;

NOW, THEREFORE, in consideration of the recitals herein and mutual covenants and agreements contained herein, the parties hereto hereby covenant and agree as follows:

§1.                                DEFINITIONS AND RULES OF INTERPRETATION.

§1.1                          Definitions. The following terms shall have the meanings set forth in this §l or elsewhere in the provisions of this Agreement referred to below:

222 Riverside Plaza. The Real Estate located at 222 Riverside Plaza, Chicago, Illinois.

1325 G Street. The Real Estate located at 1325 G Street, Washington, D.C.

Acknowledgments. The Acknowledgments executed by the applicable Companies in favor of the Agent, acknowledging the pledge of Equity Interests in such Company to Agent, such Acknowledgement to be in form and substance reasonably satisfactory to Agent.

Additional Commitment Request Notice. See §2.11(a).

Additional Guarantor. Each additional Subsidiary of Borrower which becomes a Subsidiary Guarantor pursuant to §5.2.

Additional Pledgor. Each additional Pledgor which becomes a Pledgor pursuant to §5.3.

Adjusted Consolidated EBITDA. On any date of determination, the sum of (a) the Consolidated EBITDA for the prior four (4) fiscal quarters most recently ended, less (b) the Capital Reserve.

[Credit Agreement]

Advisor. Behringer Advisors, LLC, a Texas limited liability company and successor by merger to Behringer Advisors LP, a Texas limited partnership, Behringer Harvard Real Estate Services, LLC, or any other Affiliate of Behringer Advisors, LLC to whom relevant duties under the Advisory Agreement are delegated (provided that any such delegation is subject to, and the applicable Affiliate agrees to be bound by, the Subordination of Advisory Agreement).

Advisory Agreement. The Fifth Amended and Restated Advisory Management Agreement dated December 29, 2006, by and between REIT, Advisor and Behringer Harvard Real Estate Services, LLC, a Texas limited liability company, as the same may be amended, restated, supplemented or otherwise modified in accordance with the terms hereof.

Affiliate. An Affiliate, as applied to any Person, shall mean any other Person directly or indirectly controlling, controlled by, or under common control with, that Person. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlling”, “controlled by” and “under common control with”), as applied to any Person, means (a) the possession, directly or indirectly, of the power to vote twenty percent (20%) or more of the stock, shares, voting trust certificates, beneficial interest, partnership interests, member interests or other interests having voting power for the election of directors of such Person or otherwise to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities or by contract or otherwise, or (b) the ownership of (i) a general partnership interest, (ii) a managing member’s or manager’s interest in a limited liability company or (iii) a limited partnership interest or preferred stock (or other ownership interest) representing twenty percent (20%) or more of the outstanding limited partnership interests, preferred stock or other ownership interests of such Person.

Agent. KeyBank National Association, acting as administrative agent for the Lenders, and its successors and assigns.

Agent’s Head Office. The Agent’s head office located at 127 Public Square, Cleveland, Ohio 44114-1306, or at such other location as the Agent may designate from time to time by notice to the Borrower and the Lenders.

Agent’s Special Counsel. McKenna Long & Aldridge LLP or such other counsel as selected by Agent.

Agreement. This Credit Agreement, including the Schedules and Exhibits hereto.

Agreement Regarding Fees. See §4.2.

Applicable Margin. On any date, the Applicable Margin set forth below based on the ratio of the Consolidated Total Indebtedness to the Gross Asset Value:

Pricing Level	Ratio	Applicable Margin for LIBOR Rate Loans	Applicable Margin for Base Rate Loans

Pricing Level 1	Less than or equal to 50%	1.50%	0.00%

Pricing Level 2	Greater than 50% but less than or equal to 60%	1.65%	0.00%

Pricing Level 3	Greater than 60% but less than or equal to 65%	1.80%	0.25%

Pricing Level 4	Greater than 65%	2.00%	0.50%

The initial Applicable Margin shall be at Pricing Level 4. The Applicable Margin shall not be adjusted based upon such ratio, if at all, until the first (1st) day of the first (1st) month following the delivery by Borrower to the Agent of the Compliance Certificate at the end of a calendar quarter. In the event that Borrower shall fail to deliver to the Agent a quarterly Compliance Certificate on or before the date required by §7.4(c), then without limiting any other rights of the Agent and the Lenders under this Agreement, the Applicable Margin for Loans shall be at Pricing Level 4 until such failure is cured within any applicable cure period, in which event the Applicable Margin shall adjust, if necessary, on the first (1st) day of the first (1st) month following receipt of such Compliance Certificate.

If the consolidated financial statements of REIT and its Subsidiaries are revised, restated or otherwise adjusted, and any such adjustment establishes that the Applicable Margin was calculated at a level which resulted in lower (or higher) pricing than warranted for any period, the Borrower shall within five (5) Business Days of such determination pay to Agent for the account of the Lenders the amount of the excess that should have been paid for such period (or, if it is determined as a result of such adjustment that such Applicable Margin was originally miscalculated at a higher pricing level, the Agent shall credit the amount of such overpayment towards any additional amounts due pursuant to this paragraph).

Arranger. KeyBanc Capital Markets or any successor.

Assignment and Acceptance Agreement. See §18.1.

Authorized Officer. Any of the following Persons:  Gary S. Bresky, Cindy Cooper, Andrew Bruce, Gerald J. Reihsen, III and such other Persons as Borrower shall designate in a written notice to Agent.

Balance Sheet Date. September 30, 2007.

Bankruptcy Code. Title 11, U.S.C.A., as amended from time to time or any successor statute thereto.

Base Rate. The greater of (a) the fluctuating annual rate of interest announced from time to time by the Agent at the Agent’s Head Office as its “prime rate” or (b) one half of one percent (0.5%) above the Federal Funds Effective Rate. The Base Rate is a reference rate and does not necessarily represent the lowest or best rate being charged to any customer. Any change in the rate of interest payable hereunder resulting from a change in the Base Rate shall become effective as of the opening of business on the day on which such change in the Base Rate becomes effective, without notice or demand of any kind.

Base Rate Loans. Collectively, the Revolving Credit Base Rate Loans, the Term Base Rate Loans and the Swing Loans.

Borrower. Behringer Harvard Operating Partnership I LP, a Texas limited partnership.

Breakage Costs. The cost to any Lender of re-employing funds bearing interest at LIBOR incurred (or reasonably expected to be incurred) in connection with (i) any payment of any portion of the Loans bearing interest at LIBOR prior to the termination of any applicable Interest Period, (ii) the conversion of a LIBOR Rate Loan to any other applicable interest rate on a date other than the last day of the relevant Interest Period, or (iii) the failure of the Borrower to draw down, on the first day of the applicable Interest Period, any amount as to which the Borrower has elected a LIBOR Rate Loan.

Building. With respect to each parcel of Real Estate, all of the buildings, structures and improvements now or hereafter located thereon.

Business Day. Any day on which banking institutions located in the same city and State as the Agent’s Head Office are located are open for the transaction of banking business and, in the case of LIBOR Rate Loans, which also is a LIBOR Business Day.

Capital Reserve. For any period of four (4) consecutive fiscal quarters and with respect to any improved Real Estate, an amount equal to $0.15 multiplied by the total square footage of the Buildings in such Real Estate on a Consolidated basis. If the term Capital Reserve is used without reference to any specific Real Estate, then the amount shall be determined on an aggregate basis with respect to all Real Estate of the Borrower and its Subsidiaries and a proportionate share of all Real Estate of all Unconsolidated Affiliates. The Capital Reserve shall be calculated based on the total square footage of the Buildings owned (or ground leased) at the end of each fiscal quarter.

Capitalization Rate. 7.50%.

Capitalized Lease. A lease under which the discounted future rental payment obligations of the lessee or the obligor are required to be capitalized on the balance sheet of such Person in accordance with GAAP.

Cash Equivalents. As of any date, (i) securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality thereof having maturities of not more than one year from such date, (ii) time deposits and certificates of deposits having maturities of not more than one year from such date and issued by any domestic commercial bank having, (A) senior long term unsecured debt rated at least A or the equivalent thereof by S&P or A2 or the equivalent thereof by Moody’s and (B) capital and surplus in excess of $100,000,000.00; (iii) commercial paper or municipal bonds rated at least A-1 or the equivalent thereof by S&P or P-1 or the equivalent thereof by Moody’s and in either case maturing within one hundred twenty (120) days from such date, and (iv) shares of any money market mutual fund rated at least AAA or the equivalent thereof by S&P or at least Aaa or the equivalent thereof by Moody’s.

CERCLA. See §6.19.

Change of Control. A Change of Control shall exist upon the occurrence of any of the following:

(a)                                  following the IPO Event, any Person (including a Person’s Affiliates and associates) or group (as that term is understood under Section 13(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and the rules and regulations thereunder), shall have acquired beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act) of a percentage (based on voting power, in the event different classes of stock or voting interests shall have different voting powers) of the voting stock or voting interests of REIT or the Borrower equal to at least twenty percent (20.0%);

(b)                                 as of any date a majority of the Board of Directors or Trustees or similar body (the “Board”) of REIT or the Borrower consists of individuals who were not either (i) directors or trustees of REIT or the Borrower as of the corresponding date of the previous year, or (ii) selected or nominated to become directors or trustees by the Board of REIT or the Borrower of which a majority consisted of individuals described in clause (b)(i) above, or (iii) selected or nominated to become directors or trustees by the Board of REIT or the Borrower, of which a majority consisted of individuals described in clause (b)(i) above and individuals described in clause (b)(ii) above (excluding, in the case of both clause (ii) and (iii) above, any individual whose initial nomination for, or assumption of office as, a member of the Board occurs as a result of an actual or threatened solicitation of proxies or consents for the election or removal of one or more directors or trustees by any Person or group other than a solicitation for the election of one or more directors or trustees by or on behalf of the Board); or

(c)                                  REIT or the Borrower consolidates with, is acquired by, or merges into or with any Person (other than a merger permitted by §8.4); or

(d)                                 the Borrower shall no longer be directly or indirectly eighty percent (80%) owned and controlled by REIT; or

(e)                                  the Borrower fails to own, directly or indirectly, free of any lien, encumbrance or other adverse claim, at least one hundred percent (100%) of the economic, voting and beneficial interest of each Subsidiary Guarantor (subject to the terms of §5.4 regarding the release of Subsidiary Guarantors); or

(f)                                    any two (2) of Robert S. Aisner, Gerald J. Reihsen, III, Robert M. Behringer and Gary S. Bresky shall die or become disabled or otherwise cease to be active on a daily basis in the management of the Borrower and, prior to the merger of the Advisor with and into the Borrower, the Advisor, provided that if any two (2) of such individuals shall die or become disabled or otherwise cease to be active on a daily basis in the management of the Borrower and, prior to the merger of the Advisor with and into the Borrower, the Advisor, it shall not be a “Change of Control” if a replacement executive of comparable experience and reasonably satisfactory to the Agent shall have been retained within three (3) months of such event; or

(g)                                 prior to the merger of the Advisor with and into the Borrower or REIT, (i) the Borrower shall no longer be managed and advised by Advisor, or (ii) the Advisor shall no longer be directly or indirectly majority owned and controlled by Behringer Harvard Holdings.

Closing Date. The first date on which all of the conditions set forth in §10 and §11 have been satisfied.

Code. The Internal Revenue Code of 1986, as amended.

Collateral. All of the property, rights and interests of the Borrower and its Subsidiaries which are subject to the security interests and liens created by the Security Documents.

Commitment. With respect to each Lender, the aggregate of (a) the Revolving Credit Commitment of such Lender and (b) the Term Loan Commitment of such Lender.

Commitment Increase. An increase in the Total Revolving Credit Commitment to not more than $600,000,000.00 pursuant to §2.11.

Commitment Increase Date. See §2.11(a).

Commitment Percentage. With respect to each Lender, the percentage set forth on Schedule 1.1 hereto as such Lender’s percentage of the aggregate Commitments of all of the Lenders, as the same may be changed from time to time in accordance with the terms of this Agreement.

Company. Any Person which directly owns Real Estate in which the Borrower or an Additional Pledgor directly owns an Equity Interest and through which the Borrower or such Additional Pledgor receives or is entitled to receive Distributions with respect to such Real Estate, including, without limitation, each “Company” as defined in the Pledge of Distributions and the Pledge Agreement.

Compliance Certificate. See §7.4(c).

Consolidated. With reference to any term defined herein, that term as applied to the accounts of a Person and its Subsidiaries, determined on a consolidated basis in accordance with GAAP.

Consolidated EBITDA. With respect to any period, an amount equal to the EBITDA of REIT, the Borrower and their respective Subsidiaries for such period determined on a Consolidated basis.

Consolidated Fixed Charges. On any date of determination, the sum of (a) Consolidated Interest Expense for the period of four (4) fiscal quarters most recently ended (both expensed and capitalized), plus (b) all regularly scheduled principal payments made with respect to Indebtedness of REIT, the Borrower and their respective Subsidiaries during such period, other than any balloon, bullet or similar principal payment which repays such Indebtedness in full, plus (c) all Preferred Distributions paid during such period. Such Person’s Equity Percentage in the fixed charges referred to above of its Unconsolidated Affiliates shall be included in the determination of Consolidated Fixed Charges. Consolidated Fixed Charges of a Person and its Subsidiaries relating to Indebtedness that has been Defeased shall not be deemed part of Consolidated Fixed Charges.

Consolidated Interest Expense. On any date of determination, without duplication, (a) total Interest Expense of REIT, the Borrower and their respective Subsidiaries determined on a Consolidated basis in accordance with GAAP for the period of four (4) fiscal quarters most recently ended, plus (b) such Person’s Equity Percentage of Interest Expense of its Unconsolidated Affiliates for such period.

Consolidated Tangible Net Worth. The amount by which Gross Asset Value exceeds Consolidated Total Indebtedness.

Consolidated Total Indebtedness. All Indebtedness of REIT, the Borrower and their respective Subsidiaries determined on a Consolidated basis and shall include (without duplication), such Person’s Equity Percentage of the Indebtedness of its Unconsolidated Affiliates. Indebtedness or other liabilities of a Person and its Subsidiaries that would otherwise be included in Consolidated Total Indebtedness that has been Defeased or paid shall not be deemed part of Consolidated Total Indebtedness.

Construction in Progress. On a Consolidated basis for REIT, the Borrower and their respective Subsidiaries, the sum of all cash expenditures for land and improvements (including indirect costs internally allocated and development costs) in accordance with GAAP on properties that are under construction or with respect to which construction is reasonably scheduled to commence within twelve (12) months of the relevant determination. For the purposes of calculating Construction in Progress of REIT, the Borrower and their respective Subsidiaries with respect to properties under construction of Unconsolidated Affiliates, the Construction in Progress of REIT, the Borrower and their respective Subsidiaries shall be the lesser of (a) the Investment of REIT, the Borrower or such Subsidiary in the applicable Unconsolidated Affiliate or (b) REIT’s, the Borrower’s or such Subsidiary’s pro rata share (based upon the Equity Percentage of such Person in such Unconsolidated Affiliate) of such Unconsolidated Affiliate’s Construction in Progress.

Contribution Agreement. That certain Contribution Agreement dated of even date herewith among REIT, the Borrower, the Guarantors and each Additional Guarantor which may hereafter become a party thereto, as the same may be modified, amended or ratified from time to time.

Conversion/Continuation Request. A notice given by the Borrower to the Agent of its election to convert or continue a Loan in accordance with §4.1.

Default. See §12.1.

Default Rate. See §4.12.

Defeased. Indebtedness is deemed “Defeased” when it has been defeased in accordance with its terms. In addition, the $40,000,000 of 6.00% convertible debentures issued by IPC US Real Estate Investment Trust in the aggregate outstanding principal amount of $11,294,000.00 as of the date hereof and the $60,000,000 of 5.75% convertible debentures issued by IPC US Real Estate Investment Trust in the aggregate outstanding principal amount of $56,320,000.00 as of the date hereof shall for the purposes of this Agreement be deemed “Defeased” so long as Borrower has irrevocably deposited with the applicable trustee as security cash or other liquid securities in an amount sufficient to pay all interest and principal on such obligations through maturity.

Delinquent Lender. See §14.5(c).

Derivatives Contract. Any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement. Not in limitation of the foregoing, the term “Derivatives Contract” includes any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement of similar type, including any such obligations or liabilities under any such master agreement.

Derivatives Termination Value. In respect of any one or more Derivatives Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Derivatives Contracts, (a) for any date on or after the date such Derivatives Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a) the amount(s) determined as the mark-to-market value(s) for such Derivatives Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Derivatives Contracts (which may include Chatham Financial, the Agent or any Lender).

Development Property. Real Estate currently under development that has not become a Stabilized Property or on which the improvements related to the development have not been completed, provided that such a Development Property on which all improvements related to the development of such Real Estate have been substantially completed (excluding tenants improvements) for at least twelve (12) months shall cease to constitute a Development Property notwithstanding the fact that such Property has not become a Stabilized Property, and shall be considered a Stabilized Property for the purposes of the calculation of Gross Asset Value.

Distribution. Any (a) dividend or other distribution, direct or indirect, on account of any Equity Interest of REIT, the Borrower or any of their respective Subsidiaries now or hereafter outstanding, except a dividend payable solely in Equity Interests of identical class to the holders of that class; (b) redemption, conversion, exchange, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any Equity Interest of REIT, the Borrower or any of their respective Subsidiaries now or hereafter outstanding; and (c) payment made to retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire any Equity Interests of REIT, the Borrower or any of their respective Subsidiaries now or hereafter outstanding.

Distribution Interests. Collectively, one hundred percent (100%) of the Borrower’s or a Pledgor’s right, title and interest in and to any “Distributions” (as such term is generally used in the Pledge of Distributions and the Pledge Agreement) directly from a Company.

Dividend Reinvestment Proceeds. All dividends or other distributions, direct or indirect, on account of any Equity Interest of any Person which any holder(s) of such Equity Interests direct to be used, concurrently with the making of such dividend or distribution, for the purposes of purchasing for the account of such holder(s) additional Equity Interests in such Person or any of its Subsidiaries.

Dollars or $. Dollars in lawful currency of the United States of America.

Domestic Lending Office. Initially, the office of each Lender designated as such on Schedule 1.1 hereto; thereafter, such other office of such Lender, if any, located within the United States that will be making or maintaining Base Rate Loans.

Drawdown Date. The date on which any Loan is made or is to be made, and the date on which any Loan which is made prior to the Revolving Credit Maturity Date or the Term Loan Maturity Date, as applicable, is converted in accordance with §4.1.

EBITDA. With respect to a Person for any period (without duplication): (a) net income (or loss) of such Person for such period determined on a Consolidated basis in accordance with GAAP, exclusive of the following (but only to the extent included in the determination of such net income (loss)):  (i) depreciation and amortization expense; (ii) Interest Expense; (iii) income tax expense; and (iv) extraordinary or non-recurring gains and losses; plus (b) such Person’s pro rata share of EBITDA determined in accordance with clause (a) above of its Unconsolidated Affiliates. “EBITDA” shall be adjusted to remove any impact of straight lining of rents and amortization of intangibles pursuant to FAS 141, as issued by the Financial Accounting Standards Board in June of 2001. EBITDA shall not include any income or other items from assets which are pledged for Indebtedness that has been Defeased.

Employee Benefit Plan. Any employee benefit plan within the meaning of §3(3) of ERISA maintained or contributed to by REIT or any ERISA Affiliate, other than a Multiemployer Plan.

Environmental Engineer. Any firm of independent professional engineers or other scientists generally recognized as expert in the detection, analysis and remediation of Hazardous Substances and related environmental matters and acceptable to the Agent in its reasonable discretion.

Environmental Laws. As defined in the Indemnity Agreement.

Equity Interests. With respect to any Person, (i) any share of capital stock of (or other ownership or profit interests in) such Person; (ii) any warrant, option or other right for the purchase or other acquisition from such Person of (a) any share of capital stock of (or other ownership or profit interests in) such Person, or (b) any security convertible into or exchangeable for any share of capital stock of (or other ownership or profit interests in) such Person or warrant, right or option for the purchase or other acquisition from such Person of such shares (or such other interests) and whether or not such share, warrant, option, right or other interest is authorized or otherwise existing on any date of determination; and (iii) any other ownership or profit interest in such Person (including, without limitation, partnership, member or trust interests therein), whether voting or nonvoting.

Equity Offering. The issuance and sale after the Closing Date by the Borrower or any of its Subsidiaries or REIT of any equity securities of such Person (other than equity securities issued to Borrower, REIT or any one or more of their Subsidiaries in their respective Subsidiaries).

Equity Percentage. The aggregate ownership percentage of REIT, the Borrower or their respective Subsidiaries in each Unconsolidated Affiliate, as reasonably approved by the Agent.

ERISA. The Employee Retirement Income Security Act of 1974, as amended and in effect from time to time.

ERISA Affiliate. Any Person which is treated as a single employer with REIT or its Subsidiaries under §414 of the Code.

ERISA Reportable Event. A reportable event with respect to a Guaranteed Pension Plan within the meaning of §4043 of ERISA and the regulations promulgated thereunder as to which the requirement of notice has not been waived.

Event of Default. See §12.1.

Federal Funds Effective Rate. For any day, the rate per annum (rounded upward to the nearest one-hundredth of one percent (1/100 of 1%)) announced by the Federal Reserve Bank of Cleveland on such day as being the weighted average of the rates on overnight federal funds transactions arranged by federal funds brokers on the previous trading day, as computed and announced by such Federal Reserve Bank in substantially the same manner as such Federal Reserve Bank computes and announces the weighted average it refers to as the “Federal Funds Effective Rate.”

Funds from Operations. With respect to any Person for any period, an amount equal to the Net Income (or Loss) of such Person for such period, computed in accordance with GAAP, excluding gains (or losses) from extraordinary items or non-recurring gains or losses (but including gains or losses on sales of Real Estate in the ordinary course of business, e.g. build to suits), plus depreciation and amortization, plus asset management fees that are subordinate to the Obligations, and after adjustments for unconsolidated partnerships and joint ventures. Adjustments for unconsolidated partnerships and joint ventures will be recalculated to reflect funds from operations on the same basis.

GAAP. Principles that are (a) consistent with the principles promulgated or adopted by the Financial Accounting Standards Board and its predecessors, as in effect from time to time and (b) consistently applied with past financial statements of the Person adopting the same principles; provided that a certified public accountant would, insofar as the use of such accounting principles is pertinent, be in a position to deliver an unqualified opinion (other than a qualification regarding changes in generally accepted accounting principles) as to financial statements in which such principles have been properly applied.

Gross Asset Value. On a Consolidated basis for REIT, the Borrower and their respective Subsidiaries, Gross Asset Value shall mean at any time the sum of (without duplication with respect to any Real Estate):

(i)                                     with respect to each Stabilized Property owned by REIT, the Borrower or any of their respective Subsidiaries for the prior six (6) fiscal quarters (other than 222 Riverside Plaza and 1325 G Street) (x) the sum of (A) the Net Operating Income attributable to such Real Estate for the period of the four (4) consecutive fiscal quarters just ended prior to the date of determination, minus (B) the Capital Reserve for such Real Estate for such period, divided by (y) the Capitalization Rate; plus

(ii)                                  with respect to Real Estate acquired during the prior six (6) fiscal quarter period (other than 222 Riverside Plaza and 1325 G Street), the acquisition cost of such Real Estate; plus

(iii)                               with respect to Development Properties, the Construction in Progress of such Development Property until the earlier of (A) the one (1) year anniversary of project completion of such Real Estate (as evidenced by the issuance of a temporary or shell certificate of occupancy or similar permit) or (B) the first day of the first fiscal quarter following the date such Real Estate achieves a Lease Rate of at least eighty-five percent (85%); plus

(iv)                              with respect to 222 Riverside Plaza and 1325 G Street, the acquisition cost of such Real Estate; plus

(v)                                 the aggregate amount of all Unrestricted Cash and Cash Equivalents of REIT, the Borrower and their respective Subsidiaries as of the date of determination; plus

(vi)                              the book value determined in accordance with GAAP of Land Assets of REIT, the Borrower and their respective Subsidiaries; plus

(vii)                           the lesser of the book value or outstanding principal balance of Mortgage Receivables secured by office properties and the Multifamily Facility.

Gross Asset Value will be adjusted, as appropriate, for acquisitions, dispositions and other changes to the portfolio during the calendar quarter most recently ended prior to a date of determination. All income, expense and value associated with assets included in Gross Asset Value disposed of during the four (4) calendar quarter period most recently ended prior to a date of determination will be eliminated from calculations. Gross Asset Value will be adjusted to include an amount equal to REIT’s or any of its Subsidiaries’ pro rata share (based upon such Person’s Equity Percentage in such Unconsolidated Affiliate) of the Gross Asset Value attributable to any of the items listed above in this definition owned by such Unconsolidated Affiliate. Assets which are pledged for Indebtedness that has been Defeased will be excluded from Gross Asset Value.

Guaranteed Pension Plan. Any employee pension benefit plan within the meaning of §3(2) of ERISA maintained or contributed to by REIT or any ERISA Affiliate the benefits of which are guaranteed on termination in full or in part by the PBGC pursuant to Title IV of ERISA, other than a Multiemployer Plan.

Guarantor. Collectively, REIT, the Subsidiary Guarantors and each Additional Guarantor, and individually any one of them.

Guaranty. The Unconditional Guaranty of Payment and Performance dated of even date herewith made by REIT, the Subsidiary Guarantors and each Additional Guarantor in favor of the Agent and the Lenders, as the same may be modified, amended or ratified, such Guaranty to be in form and substance satisfactory to the Agent.

Hazardous Substances. As defined in the Indemnity Agreement.

Increase Notice. See §2.11(a).

Indebtedness. With respect to a Person, at the time of computation thereof, all of the following (without duplication): (a) all obligations of such Person in respect of money borrowed (other than trade debt incurred in the ordinary course of business which is not more than one hundred eighty (180) days past due); (b) all obligations of such Person, whether or not for money borrowed (i) represented by notes payable, or drafts accepted, in each case representing extensions of credit, (ii) evidenced by bonds, debentures, notes or similar instruments, or (iii) constituting purchase money indebtedness, conditional sales contracts, title retention debt instruments or other similar instruments, upon which interest charges are customarily paid or that are issued or assumed as full or partial payment for property or services rendered; (c) obligation of such Person as a lessee or obligor under a Capitalized Lease; (d) all reimbursement obligations of such Person under any letters of credit or acceptances (whether or not the same have been presented for payment); (e) all Off-Balance Sheet Obligations of such Person; (f) all obligations of such Person in respect of any purchase obligation, repurchase obligation, takeout commitment or forward equity commitment, in each case evidenced by a binding agreement (excluding any such obligation to the extent the obligation can be satisfied by the issuance of Equity Interests), (g) net obligations under any Derivatives Contract not entered into as a hedge against existing Indebtedness, in an amount equal to the Derivatives Termination Value thereof; (h) all Indebtedness of other Persons which such Person has guaranteed or is otherwise recourse to such Person (except for guaranties of customary exceptions for fraud, misapplication of funds, environmental indemnities, violation of “special purpose entity” covenants, and other similar exceptions to recourse liability until a claim is made with respect thereto, and then shall be included only to the extent of the amount of such claim ), including liability of a general partner in respect of liabilities of a partnership in which it is a general partner which would constitute “Indebtedness” hereunder, any obligation to supply funds to or in any manner to invest directly or indirectly in a Person, to maintain working capital or equity capital of a Person or otherwise to maintain net worth, solvency or other financial condition of a Person, to purchase indebtedness, or to assure the owner of indebtedness against loss, including, without limitation, through an agreement to purchase property, securities, goods, supplies or services for the purpose of enabling the debtor to make payment of the indebtedness held by such owner or otherwise; (i) all Indebtedness of another Person secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property or assets owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness or other payment obligation; and (j) such Person’s pro rata share of the Indebtedness (based upon its Equity Percentage in such Unconsolidated Affiliates) of any Unconsolidated Affiliate of such Person; provided that Indebtedness that would otherwise meet one of the requirements above that has been Defeased shall not be deemed Indebtedness. “Indebtedness” shall be adjusted to remove any impact of intangibles pursuant to FAS 141, as issued by the Financial Accounting Standards Board in June of 2001.

Indemnity Agreement. The Indemnity Agreement Regarding Hazardous Materials made by the Borrower and Guarantors in favor of the Agent and the Lenders, as the same may be modified, amended or ratified, pursuant to which the Borrower and each Guarantor agrees to indemnify the Agent and the Lenders with respect to Hazardous Substances and Environmental Laws.

Interest Expense. On any date of determination, with respect to REIT, the Borrower and their respective Subsidiaries, without duplication, (a) interest incurred (in accordance with GAAP) for the period of four (4) fiscal quarters most recently ended, including capitalized interest not funded under a construction loan, plus (b) REIT’s, the Borrower’s and their respective Subsidiaries’ Equity Percentage of Interest Expense of their Unconsolidated Affiliates for such period. Interest Expense shall exclude the effect of any mark to market of assumed debt pursuant to FAS 157 or FAS 141.

Interest Payment Date. As to each Loan, the first (1st) day of each calendar month during the term of such Loan.

Interest Period. With respect to each LIBOR Rate Loan (a) initially, the period commencing on the Drawdown Date of such LIBOR Rate Loan and ending one, two, three or six months thereafter (provided, however, until the completion of the syndication of the Loan as determined by Agent, the interest period for any LIBOR Rate Loan shall be one month), and (b) thereafter, each period commencing on the day following the last day of the next preceding Interest Period applicable to such Loan and ending on the last day of one of the periods set forth above, as selected by the Borrower in a Loan Request or Conversion/Continuation Request;

provided that all of the foregoing provisions relating to Interest Periods are subject to the following:

(i)                                     if any Interest Period with respect to a LIBOR Rate Loan would otherwise end on a day that is not a LIBOR Business Day, such Interest Period shall end on the next succeeding LIBOR Business Day, unless such next succeeding LIBOR Business Day occurs in the next calendar month, in which case such Interest Period shall end on the next preceding LIBOR Business Day, as determined conclusively by the Agent in accordance with the then current bank practice in London;

(ii)                                  if the Borrower shall fail to give notice as provided in §4.1, the Borrower shall be deemed to have requested a continuation of the affected LIBOR Rate Loan as a Base Rate Loan on the last day of the then current Interest Period with respect thereto;

(iii)                               any Interest Period pertaining to a LIBOR Rate Loan that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the applicable calendar month; and

(iv)                              no Interest Period relating to any LIBOR Rate Loan shall extend beyond the Revolving Credit Maturity Date or Term Loan Maturity Date, as applicable.

Investments. With respect to any Person, all shares of capital stock, evidences of Indebtedness and other securities issued by any other Person and owned by such Person, all loans, advances, or extensions of credit to, or contributions to the capital of, any other Person, all purchases of the securities or business or integral part of the business of any other Person and commitments and options to make such purchases, all interests in real property, and all other investments; provided, however, that the term “Investment” shall not include (i) equipment, inventory and other tangible personal property acquired in the ordinary course of business, or (ii) current trade and customer accounts receivable for services rendered in the ordinary course of business and payable in accordance with customary trade terms. In determining the aggregate amount of Investments outstanding at any particular time:  (a) there shall be included as an Investment all interest accrued with respect to Indebtedness constituting an Investment unless and until such interest is paid; (b) there shall be deducted in respect of each Investment any amount received as a return of capital; (c) there shall not be deducted in respect of any Investment any amounts received as earnings on such Investment, whether as dividends, interest or otherwise, except that accrued interest included as provided in the foregoing clause (a) shall be deducted when paid; and (d) there shall not be deducted in respect of any Investment any decrease in the value thereof.

IPO Event. A public Equity Offering of equity interests of REIT, the shares of such offering being listed on the New York Stock Exchange or such other national exchange approved by the Agent, such approval not to be unreasonably withheld.

Issuing Lender. KeyBank, in its capacity as the Lender issuing the Letters of Credit and any successor thereto.

Joinder Agreement. The Joinder Agreement with respect to the Guaranty, the Contribution Agreement and the Indemnity Agreement to be executed and delivered pursuant to §5.2 by any Additional Guarantor, such Joinder Agreement to be substantially in the form of Exhibit D hereto.

KeyBank. As defined in the preamble hereto.

Land Assets. Land with respect to which the commencement of grading, construction of improvements (other than improvements that are not material and are temporary in nature) or infrastructure has not yet commenced and for which no such work is reasonably scheduled to commence within the following six (6) months. A Land Asset shall cease to be a Land Asset when it becomes a Development Property.

Leased Rate. With respect to Real Estate at any time, the ratio, expressed as a percentage, of (a) the Net Rentable Area of such Real Estate actually leased by tenants that are not affiliated with the Borrower and paying rent at rates not materially less than rates generally prevailing at the time the applicable lease was entered into, pursuant to binding leases as to which no default has occurred and has continued unremedied for 30 or more days to (b) the aggregate Net Rentable Area of such Real Estate.

Leases. Leases, licenses and agreements, whether written or oral, relating to the use or occupation of space in any Building or of any Real Estate.

Lenders. KeyBank, the other lending institutions which are party hereto and any other Person which becomes an assignee of any rights of a Lender pursuant to §18 (but not including any participant as described in §18); and collectively, the Revolving Credit Lenders, the Term Loan Lenders and the Swing Line Lender. The Issuing Lender shall be a Revolving Credit Lender, as applicable.

Letter of Credit. Any standby letter of credit issued at the request of the Borrower and  for the account of the Borrower in accordance with §2.10.

Letter of Credit Liabilities. At any time and in respect of any Letter of Credit, the sum of (a) the maximum undrawn face amount of such Letter of Credit plus (b) the aggregate unpaid principal amount of all drawings made under such Letter of Credit which have not been repaid (including repayment by a Revolving Credit Loan). For purposes of this Agreement, a Revolving Credit Lender (other than the Revolving Credit Lender acting as the Issuing Lender) shall be deemed to hold a Letter of Credit Liability in an amount equal to its participation interest in the related Letter of Credit under §2.10, and the Revolving Credit Lender acting as the Issuing Lender shall be deemed to hold a Letter of Credit Liability in an amount equal to its retained interest in the related Letter of Credit after giving effect to the acquisition by the Revolving Credit Lenders other than the Revolving Credit Lender acting as the Issuing Lender of their participation interests under such Section.

Letter of Credit Request. See §2.10(a).

LIBOR. For any LIBOR Rate Loan for any Interest Period, the average rate as shown in Reuters Screen LIBOR01 Page at which deposits in U.S. dollars are offered by first class banks in the London Interbank Market at approximately 11:00 a.m. (London time) on the day that is two (2) LIBOR Business Days prior to the first day of such Interest Period with a maturity approximately equal to such Interest Period and in an amount approximately equal to the amount to which such Interest Period relates, adjusted for reserves and taxes if required by future regulations. If such service no longer reports such rate or Agent determines in good faith that the rate so reported no longer accurately reflects the rate available to Agent in the London Interbank Market, Loans shall accrue interest at the Base Rate plus the Applicable Margin for such Loan. For any period during which a Reserve Percentage shall apply, LIBOR with respect to LIBOR Rate Loans shall be equal to the amount determined above divided by an amount equal to 1 minus the Reserve Percentage.

LIBOR Business Day. Any day on which commercial banks are open for international business (including dealings in Dollar deposits) in London, England.

LIBOR Lending Office. Initially, the office of each Lender designated as such on Schedule 1.1 hereto; thereafter, such other office of such Lender, if any, that shall be making or maintaining LIBOR Rate Loans.

LIBOR Rate Loans. Collectively, the Revolving Credit LIBOR Rate Loans and the Term LIBOR Rate Loans.

Lien. See §8.2.

Loan Documents. This Agreement, the Notes, the Letter of Credit Request, the Security Documents, the Subordination of Management Fee Agreements and all other documents, instruments or agreements now or hereafter executed or delivered by or on behalf of the Borrower or any Guarantor in connection with the Loans.

Loan Request. See §2.7.

Loan and Loans. An individual loan or the aggregate loans (including a Revolving Credit Loan (or Loans), Term Loan (or Loans)  and a Swing Loan (or Loans)), as the case may be, to be made by the Lenders hereunder. All Loans shall be made in Dollars. Amounts drawn under a Letter of Credit shall also be considered Revolving Credit Loans as provided in §2.10(a).

Majority Revolving Credit Lenders. As of any date, any Revolving Credit Lender or collection of Revolving Credit Lenders whose aggregate Revolving Credit Commitment Percentage is greater than sixty-six and 7/10 percent (66.7%); provided that in determining said percentage at any given time, all the existing Revolving Credit Lenders that are Delinquent Lenders will be disregarded and excluded and the Revolving Credit Commitment Percentages of the Revolving Credit Lenders shall be redetermined for voting purposes only to exclude the Revolving Credit Commitment Percentages of such Delinquent Lenders.

Material Adverse Effect. A material adverse effect on (a) the business, properties, assets, condition (financial or otherwise) or results of operations of REIT, the Borrower and their respective Subsidiaries considered as a whole; (b) the ability of REIT, the Borrower or any Subsidiary Guarantor to perform any of its material obligations under the Loan Documents; or

(c) the validity or enforceability of any of the Loan Documents or the creation, perfection and priority of any Liens of Agent in the Collateral; or (d) or the rights or remedies of Agent or the Lenders thereunder.

Material Subsidiary. Any existing or future Wholly Owned Subsidiary of the Borrower which at any time (a) has assets that constitute five percent (5%) or more of the Gross Asset Value, (b) owns a Real Estate asset, or (c) any Subsidiary of Borrower which is required by Agent to grant Collateral pursuant to §5.3.

Moody’s. Moody’s Investor Service, Inc.

Mortgage Receivable. A mortgage loan on one or more income-producing properties which is being paid on a current basis and performing in accordance with its terms, which is originated by Borrower or a Guarantor, and which Mortgage Receivable includes, without limitation, the indebtedness evidenced by a note and secured by a related first mortgage.

Multiemployer Plan. Any multiemployer plan within the meaning of §3(37) of ERISA maintained or contributed to by REIT or any ERISA Affiliate.

Multifamily Facility. The $100,000,000 (increasable to $400,000,000) revolving credit facility dated April 2, 2007 provided by Borrower to Behringer Harvard Multifamily OP I LP.

Net Income (or Loss). With respect to any Person (or any asset of any Person) for any period, the net income (or loss) of such Person (or attributable to such asset), determined in accordance with GAAP.

Net Offering Proceeds. The gross cash proceeds received by the Borrower or any of its Subsidiaries or REIT as a result of an Equity Offering less the customary and reasonable costs, expenses and discounts paid by the Borrower or such Subsidiary or REIT in connection therewith. Net Offering Proceeds shall not include cash proceeds received by a Subsidiary as a result of an investment by a joint venture partner.

Net Operating Income. For any Real Estate and for a given period, an amount equal to the sum of (a) the rents, common area and other tenant reimbursements and other revenue (including interest income) for such Real Estate for such period received in the ordinary course of business from tenants in occupancy (excluding pre-paid rents and revenues and security deposits except to the extent applied in satisfaction of tenants’ obligations for rent) minus (b) all expenses paid or accrued and related to the ownership, operation or maintenance of such Real Estate for such period, including, but not limited to, taxes, assessments and the like, insurance, utilities, payroll costs, maintenance, repair and landscaping expenses, marketing expenses, and general and administrative expenses (including an appropriate allocation for legal, accounting, advertising, marketing and other expenses incurred in connection with such Real Estate, but specifically excluding general overhead expenses of REIT, the Borrower and their respective Subsidiaries and any property management fees), minus (c)  the greater of (i) actual property management expenses of such Real Estate or (ii) an amount equal to three percent (3.0%) of the gross revenues from such Real Estate. “Net Operating Income” shall be adjusted to remove any impact of straight lining of rents and amortization of intangibles pursuant to FAS 141, as issued by the Financial Accounting Standards Board in June of 2001.

Net Rentable Area. With respect to any Real Estate, the floor area of any buildings, structures or other improvements available for leasing to tenants determined in accordance with the Rent Roll for such Real Estate, the manner of such determination to be reasonably consistent for all Real Estate of the same type unless otherwise approved by the Agent.

Non-Recourse Exclusions. With respect to any Non-Recourse Indebtedness of any Person, any usual and customary exclusions from the non-recourse limitations governing such Indebtedness, including, without limitation, exclusions for claims that (i) are based on fraud, intentional or material misrepresentation, misapplication of funds, gross negligence or willful misconduct, (ii) result from intentional mismanagement of or waste at the Real Property securing such Non-Recourse Indebtedness, (iii) arise from the presence of Hazardous Substances on the Real Property securing such Non-Recourse Indebtedness; (iv) are the result of any unpaid real estate taxes and assessments (whether contained in a loan agreement, promissory note, indemnity agreement or other document); or (v) result from the borrowing Subsidiary and/or its assets becoming the subject of a voluntary or involuntary bankruptcy, insolvency or similar proceeding.

Non-Recourse Indebtedness. With respect to a Person, (a) Indebtedness in respect of which recourse for payment (except for Non-Recourse Exclusions until a claim is made with respect thereto, and then such Indebtedness shall not constitute Non-Recourse Indebtedness only to the extent of the amount of such claim) is contractually limited to specific assets of such Person encumbered by a Lien securing such Indebtedness or (b) if such Person is a Single Asset Entity, any Indebtedness of such Person. A loan secured by multiple properties owned by Single Asset Entities shall be considered Non-Recourse Indebtedness of such Single Asset Entities even if such Indebtedness is cross-defaulted and cross-collateralized with the loans to such other Single Asset Entities.

Notes.    Collectively, the Revolving Credit Notes, the Term Loan Notes and the Swing Loan Note.

Notice.   See §19.

Obligations. All indebtedness, obligations and liabilities of the Borrower or any Guarantor to any of the Lenders or the Agent, individually or collectively, under this Agreement or any of the other Loan Documents or in respect of any of the Loans, the Notes or the Letters of Credit, or other instruments at any time evidencing any of the foregoing, whether existing on the date of this Agreement or arising or incurred hereafter, direct or indirect, joint or several, absolute or contingent, matured or unmatured, liquidated or unliquidated, secured or unsecured, arising by contract, operation of law or otherwise.

OFAC. Office of Foreign Asset Control of the Department of the Treasury of the United States of America.

Off-Balance Sheet Obligations. Liabilities and obligations of REIT, the Borrower or any of their respective Subsidiaries or any other Person in respect of “off-balance sheet arrangements” (as defined in the SEC Off-Balance Sheet Rules) which REIT would be required to disclose in the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” section of REIT’s report on Form 10-Q or Form 10-K (or their equivalents) which REIT is required to file with the SEC or would be required to file if it were subject to the jurisdiction of the SEC (or any Governmental Authority substituted therefore). As used in this definition, the term “SEC Off-Balance Sheet Rules” means the Disclosure in Management’s Discussion and Analysis About Off-Balance Sheet Arrangements, Securities Act Release No. 33-8182, 68 Fed. Reg. 5982 (Feb. 5, 2003) (codified at 17 CFR pts. 228, 229 and 249).

Outstanding. With respect to the Loans, the aggregate unpaid principal thereof as of any date of determination. With respect to Letters of Credit, the aggregate undrawn face amount of issued Letters of Credit.

Patriot Act. The Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, as the same may be amended from time to time, and corresponding provisions of future laws.

PBGC. The Pension Benefit Guaranty Corporation created by §4002 of ERISA and any successor entity or entities having similar responsibilities.

Permitted Liens. Liens, security interests and other encumbrances permitted by §8.2.

Person. Any individual, corporation, limited liability company, partnership, trust, unincorporated association, business, or other legal entity, and any government or any governmental agency or political subdivision thereof.

Plan Assets. Assets of any employee benefit plan subject to Part 4, Subtitle B, Title I of ERISA.

Pledge Agreement. The Pledge Agreement dated of even date herewith made by Borrower in favor of Agent for the benefit of the Lenders.

Pledge of Distributions. The Pledge of Distributions dated as of even date herewith by which the Pledgors will collaterally assign to Agent the Distribution Interests from all of the partnership, shareholder and/or membership interests owned by such Persons in the Companies, as the same may be amended, restated, supplemented or otherwise modified in accordance with the terms hereof.

Pledgors. Collectively, the Borrower and each Additional Pledgor, and individually any one of them.

Preferred Distributions. For any period and without duplication, all Distributions paid, declared but not yet paid or otherwise due and payable during such period on Preferred Securities issued by the Borrower or any of its Subsidiaries or REIT. Preferred Distributions shall not include dividends or distributions: (a) paid or payable solely in Equity Interests of identical class payable to holders of such class of Equity Interests; (b) paid or payable to the Borrower or any of its Subsidiaries; or (c) constituting or resulting in the redemption of Preferred Securities, other than scheduled redemptions not constituting balloon, bullet or similar redemptions in full.

Preferred Securities. With respect to any Person, Equity Interests in such Person, which are entitled to preference or priority over any other Equity Interest in such Person in respect of the payment of dividends or distribution of assets upon liquidation, or both.

Prepayment Period. The period from the date of this Agreement through and including December 11, 2008.

Pricing Level. Such term shall have the meaning established within the definition of Applicable Margin.

Real Estate. All real property at any time owned or leased (as lessee or sublessee) in whole or in part or operated by REIT, the Borrower or any of their respective Subsidiaries, or an Unconsolidated Affiliate of the Borrower and which is located in the United States of America or the District of Columbia.

Record. The grid attached to any Note, or the continuation of such grid, or any other similar record, including computer records, maintained by the Agent with respect to any Loan referred to in such Note.

Recourse Indebtedness. As of any date of determination, any Indebtedness (whether secured or unsecured) which is recourse to REIT, the Borrower or any of their respective Subsidiaries. Recourse Indebtedness shall not include Non-Recourse Indebtedness.

Register. See §18.2.

REIT. Behringer Harvard REIT I, Inc., a Maryland corporation.

REIT Status. With respect to a Person, its status as a real estate investment trust as defined in §856(a) of the Code.

Release. Any releasing, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, disposing or dumping (other than the storing of materials in reasonable quantities to the extent necessary for the operation of property in the ordinary course of business, and in any event in compliance with all Environmental Laws) of Hazardous Substances.

Rent Roll. A report prepared by the Borrower showing for all Real Estate owned or leased by the Borrower or its Subsidiaries, its occupancy, lease expiration dates, lease rent and other information in substantially the form presented to Agent prior to the date hereof or in such other form as may be reasonably acceptable to the Agent.

Required Lenders. As of any date, the Lender or Lenders whose aggregate Commitment Percentage is equal to or greater than sixty-six and 7/10 percent (66.7%) of the

Total Commitment; provided that in determining said percentage at any given time, all then existing Delinquent Lenders will be disregarded and excluded and the Commitment Percentages of the Lenders shall be redetermined for voting purposes only to exclude the Commitment Percentages of such Delinquent Lenders.

Reserve Percentage. For any Interest Period, that percentage which is specified three (3) Business Days before the first day of such Interest Period by the Board of Governors of the Federal Reserve System (or any successor) or any other governmental or quasi-governmental authority with jurisdiction over Agent or any Lender for determining the maximum reserve requirement (including, but not limited to, any marginal reserve requirement) for Agent or any Lender with respect to liabilities constituting of or including (among other liabilities) Eurocurrency liabilities in an amount equal to that portion of the Loan affected by such Interest Period and with a maturity equal to such Interest Period.

Revolving Credit Base Rate Loans. Revolving Credit Loans bearing interest calculated by reference to the Base Rate.

Revolving Credit Commitment. With respect to each Revolving Credit Lender, the amount set forth on Schedule 1.1 hereto as the amount of such Revolving Credit Lender’s Revolving Credit Commitment to make or maintain Revolving Credit Loans (other than Swing Loans) to the Borrower, to participate in Letters of Credit for the account of the Borrower and to participate in Swing Loans to the Borrower, as the same may be changed from time to time in accordance with the terms of this Agreement.

Revolving Credit Commitment Percentage. With respect to each Revolving Credit Lender, the percentage set forth on Schedule 1.1 hereto as such Revolving Credit Lender’s percentage of the Total Revolving Credit Commitment, as the same may be changed from time to time in accordance with the terms of this Agreement; provided that if the Revolving Credit Commitments of the Revolving Credit Lenders have been terminated as provided in this Agreement, then the Revolving Credit Commitment of each Revolving Credit Lender shall be determined based on the Revolving Credit Commitment Percentage of such Revolving Credit Lender immediately prior to such termination and after giving effect to any subsequent assignments made pursuant to the terms hereof.

Revolving Credit Extension Request. See §2.12.

Revolving Credit Lenders. Collectively, the Lenders which have a Revolving Credit Commitment, the initial Revolving Credit Lenders being identified on Schedule 1.1 hereto.

Revolving Credit LIBOR Rate Loans. Revolving Credit Loans bearing interest calculated by reference to LIBOR.

Revolving Credit Loan or Loans. An individual Revolving Credit Loan or the aggregate Revolving Credit Loans, as the case may be, in the maximum principal amount of $300,000,000.00 (subject to increase as provided in §2.11) to be made by the Revolving Credit Lenders hereunder as more particularly described in §2. Without limiting the foregoing, Revolving Credit Loans shall also include Revolving Credit Loans made pursuant to §2.10(f).

Revolving Credit Maturity Date. December 11, 2010, as such date may be extended as provided in §2.12, or such earlier date on which the Revolving Credit Loans shall become due and payable pursuant to the terms hereof.

Revolving Credit Notes. See §2.1(b).

SEC. The federal Securities and Exchange Commission.

Secured Debt. With respect to REIT, the Borrower or any of their respective Subsidiaries as of any given date, the aggregate principal amount of all Indebtedness of such Persons on a Consolidated basis outstanding at such date and that is secured in any manner by any Lien.

Security Documents. Collectively, the Acknowledgements, the Joinder Agreements, the Pledge Agreement, the Pledge of Distributions, the Indemnity Agreement, the Guaranty, and any further collateral assignments to the Agent for the benefit of the Lenders.

Single Asset Entity. A bankruptcy remote, single purpose entity which is a Subsidiary of the Borrower and which is not a Subsidiary Guarantor which owns real property and related assets which are security for Indebtedness of such entity, and which Indebtedness does not constitute Indebtedness of any other Person except as provided in the definition of Non-Recourse Indebtedness (except for Non-Recourse Exclusions).

S&P. Standard & Poor’s Ratings Group.

Stabilized Property. A completed project that has achieved a Leased Rate of at least eighty-five percent (85%) for a period of not less than thirty (30) consecutive days, provided that a Development Property on which all improvements related to the development of such Real Estate have been substantially completed (excluding tenants improvements) for at least twelve (12) months shall constitute a Stabilized Property. Once a project becomes a Stabilized Property under this Agreement, it shall remain a Stabilized Property.

State. A state of the United States of America and the District of Columbia.

Subordination of Advisory Agreement. The Subordination of Advisory Agreement dated as of the date hereof and entered into between REIT, the Advisor and  Behringer Harvard Real Estate Services, LLC, a Texas limited liability company evidencing the subordination of the advisory fees payable by REIT pursuant to the Advisory Agreement to the Obligations, as the same may be amended, restated, supplemented or otherwise modified in accordance with the terms hereof.

Subsidiary. For any Person, any corporation, partnership, limited liability company or other entity of which at least a majority of the securities or other ownership interests having by the terms thereof ordinary voting power to elect a majority of the board of directors or other persons performing similar functions of such corporation, partnership, limited liability company or other entity (without regard to the occurrence of any contingency) is at the time directly or indirectly owned or controlled by such Person or one or more Subsidiaries of such

Person or by such Person and one or more Subsidiaries of such Person, and shall include all Persons the accounts of which are consolidated with those of such Person pursuant to GAAP.

Subsidiary Guarantors. Initially, those Persons described on Schedule 1.2 hereto and each Additional Guarantor. Upon any Additional Guarantor becoming a Subsidiary Guarantor or upon the release of a Subsidiary Guarantor in accordance with the terms of this Agreement, Agent may unilaterally amend Schedule 1.2.

Swing Loan. See §2.5(a).

Swing Loan Lender. KeyBank, in its capacity as Swing Loan Lender and any successor thereof.

Swing Loan Commitment. The sum of $50,000,000.00, as the same may be changed from time to time in accordance with the terms of this Agreement.

Swing Loan Note. See §2.5(b).

Tenant In Common Asset. Real Estate jointly owned by more than one Person, the ownership of which is in the form of undivided interests as tenants in common in such Real Estate, other than Real Estate wholly owned by REIT, the Borrower and any of their respective Subsidiaries individually or collectively as tenants in common.

Term Base Rate Loans. The Term Loans bearing interest by reference to the Base Rate.

Term LIBOR Rate Loans. The Term Loans bearing interest by reference to LIBOR.

Term Loan or Term Loans. An individual Term Loan or the aggregate Term Loans, as the case may be, in the maximum principal amount of $200,000,000.00 made by the Term Loan Lenders hereunder.

Term Loan Commitment. As to each Term Loan Lender, the amount equal to such Term Loan Lender’s Term Loan Commitment Percentage of the aggregate principal amount of the Term Loans from time to time outstanding to the Borrower.

Term Loan Commitment Percentage. With respect to each Term Loan Lender, the percentage set forth on Schedule 1.1 hereto as such Term Loan Lender’s percentage of the aggregate Term Loan to the Borrower, as the same may be changed from time to time in accordance with the terms of this Agreement.

Term Loan Extension Request. See §2.13(a).

Term Loan Lenders. Collectively, the Lenders which have a Term Loan Commitment, the initial Term Loan Lenders being identified on Schedule 1.1 hereto.

Term Loan Maturity Date. December 11, 2010, as such date may be extended as provided in §2.13, or such earlier date on which the Term Loans shall become due and payable pursuant to the terms hereof.

Term Loan Note. A promissory note made by the Borrower in favor of a Term Loan Lender in the principal face amount equal to such Term Loan Lender’s Term Loan Commitment, in substantially the form of Exhibit C hereto.

Titled Agents. The Arranger, and any co-syndication agents or documentation agent.

Total Commitment. The sum of the Commitments of the Lenders, as in effect from time to time. As of the date of this Agreement, the Total Commitment is Five Hundred Million and No/100 Dollars ($500,000,000.00). The Total Commitment may increase in accordance with §2.11.

Total Revolving Credit Commitment. The sum of the Revolving Credit Commitments of the Revolving Credit Lenders, as in effect from time to time. As of the date of this Agreement, the Total Revolving Credit Commitment is Three Hundred Million and No/100 Dollars ($300,000,000.00). The Total Revolving Credit Commitment may increase in accordance with §2.11.

Type. As to any Loan, its nature as a Base Rate Loan or a LIBOR Rate Loan.

Unconsolidated Affiliate. In respect of any Person, any other Person in whom such Person holds an Investment, (a) which Investment is accounted for in the financial statements of such Person on an equity basis of accounting and whose financial results would not be consolidated under GAAP with the financial results of such first Person on the consolidated financial statements of such first Person, or (b) which is not a Subsidiary of such first Person.

Unhedged Variable Rate Debt. Any Indebtedness with respect to which the interest is not fixed (or hedged to a fixed rate) for the entire term of such Indebtedness to maturity.

Unrestricted Cash and Cash Equivalents. As of any date of determination, the sum of (a) the aggregate amount of Unrestricted cash and (b) the aggregate amount of Unrestricted Cash Equivalents (valued at fair market value). As used in this definition, “Unrestricted” means the specified asset is readily available for the satisfaction of any and all obligations of such Person.

Unsecured Debt. Indebtedness of REIT, the Borrower and their respective Subsidiaries outstanding at any time which is not Secured Indebtedness.

Wholly Owned Subsidiary. As to the Borrower, any Subsidiary of Borrower that is directly or indirectly owned 100% by the Borrower.

§1.2                          Rules of Interpretation.

(a)                                  A reference to any document or agreement shall include such document or agreement as amended, modified or supplemented from time to time in accordance with its terms and the terms of this Agreement.

(b)                                 The singular includes the plural and the plural includes the singular.

(c)                                  A reference to any law includes any amendment or modification of such law.

(d)                                 A reference to any Person includes its permitted successors and permitted assigns.

(e)                                  Accounting terms not otherwise defined herein have the meanings assigned to them by GAAP applied on a consistent basis by the accounting entity to which they refer.

(f)                                    The words “include”, “includes” and “including” are not limiting.

(g)                                 The words “approval” and “approved”, as the context requires, means an approval in writing given to the party seeking approval after full and fair disclosure to the party giving approval of all material facts necessary in order to determine whether approval should be granted.

(h)                                 All terms not specifically defined herein or by GAAP, which terms are defined in the Uniform Commercial Code as in effect in the State of New York, have the meanings assigned to them therein.

(i)                                     Reference to a particular “§”, refers to that section of this Agreement unless otherwise indicated.

(j)                                     The words “herein”, “hereof”, “hereunder” and words of like import shall refer to this Agreement as a whole and not to any particular section or subdivision of this Agreement.

(k)                                  In the event of any change in GAAP after the date hereof or any other change in accounting procedures pursuant to §7.3 which would affect the computation of any financial covenant, ratio or other requirement set forth in any Loan Document, then upon the request of the Borrower or Agent, the Borrower, the Guarantors, the Agent and the Lenders shall negotiate promptly, diligently and in good faith in order to amend the provisions of the Loan Documents such that such financial covenant, ratio or other requirement shall continue to provide substantially the same financial tests or restrictions of the Borrower and the Guarantors as in effect prior to such accounting change, as determined by the Required Lenders in their good faith judgment. Until such time as such amendment shall have been executed and delivered by the Borrower, the Guarantors, the Agent and the Required Lenders, such financial covenants, ratio and other requirements, and all financial statements and other documents required to be delivered under the Loan Documents, shall be calculated and reported as if such change had not occurred.

(l)                                     Notwithstanding anything to the contrary in this Agreement, except for the purposes of the financial statements required to be delivered under §§7.4(a) and (b), wherever a reference is made in this Agreement to a matter being Consolidated in accordance with GAAP or a similar phrase, in lieu of being Consolidated in accordance with GAAP such matter (including any requirement that a calculation of any limitation or covenant be made in accordance with GAAP) shall be presented or calculated, as applicable, based on the pro rata share of the ownership interests of any Person held by REIT, the Borrower and their respective Subsidiaries, such pro rata share of such ownership interests to be based on the right of REIT, the Borrower and their respective Subsidiaries, as applicable, to receive cash flow and other distributions, as reasonably approved by the Agent.

§2.                                THE CREDIT FACILITY.

§2.1                          Revolving Credit Loans.

(a)                                  Subject to the terms and conditions set forth in this Agreement, each of the Revolving Credit Lenders severally agrees to lend to the Borrower, and the Borrower may borrow (and repay and reborrow) from time to time between the Closing Date and the Revolving Credit Maturity Date upon notice by the Borrower to the Agent given in accordance with §2.7, such sums as are requested by the Borrower for the purposes set forth in §2.9 up to a maximum aggregate principal amount outstanding (after giving effect to all amounts requested) at any one time equal to the lesser of (i) such Revolving Credit Lender’s Revolving Credit Commitment and (ii) such Revolving Credit Lender’s Revolving Credit Commitment Percentage of the sum of (1) the amount of all outstanding Revolving Credit Loans and Swing Loans, and (2) the aggregate amount of Letter of Credit Liabilities; provided, that, in all events no Default or Event of Default shall have occurred and be continuing; and provided, further, that the outstanding principal amount of the Revolving Credit Loans (after giving effect to all amounts requested), Swing Loans and Letter of Credit Liabilities shall not at any time exceed the Total Revolving Credit Commitment and the outstanding principal amount of the Revolving Credit Loans (after giving effect to all amounts requested), Swing Loans, Term Loans and Letter of Credit Liabilities shall not at any time exceed the Total Commitment. The Revolving Credit Loans shall be made pro rata in accordance with each Revolving Credit Lender’s Revolving Credit Commitment Percentage. Each request for a Revolving Credit Loan hereunder shall constitute a representation and warranty by the Borrower that all of the conditions required of the Borrower set forth in §10 and §11 have been satisfied on the date of such request. The Agent may assume that the conditions in §10 and §11 have been satisfied unless it receives prior written notice from a Revolving Credit Lender that such conditions have not been satisfied. No Revolving Credit Lender shall have any obligation to make Revolving Credit Loans to the Borrower in the maximum aggregate principal outstanding balance of more than the principal face amount of its Revolving Credit Note.

(b)                                 The Revolving Credit Loans shall be evidenced by separate promissory notes of the Borrower in substantially the form of Exhibit A hereto (collectively, the “Revolving Credit Notes”), dated of even date with this Agreement (except as otherwise provided in §18.3)

and completed with appropriate insertions. One Revolving Credit Note shall be payable to the order of each Revolving Credit Lender in the principal amount equal to such Revolving Credit Lender’s Revolving Credit Commitment or, if less, the outstanding amount of all Revolving Credit Loans made by such Revolving Credit Lender, plus interest accrued thereon, as set forth below. The Borrower irrevocably authorizes Agent to make or cause to be made, at or about the time of the Drawdown Date of any Revolving Credit Loan or the time of receipt of any payment of principal thereof, an appropriate notation on Agent’s Record reflecting the making of such Revolving Credit Loan or (as the case may be) the receipt of such payment. The outstanding amount of the Revolving Credit Loans set forth on Agent’s Record shall be prima facie evidence of the principal amount thereof owing and unpaid to each Revolving Credit Lender, but the failure to record, or any error in so recording, any such amount on Agent’s Record shall not limit or otherwise affect the obligations of the Borrower hereunder or under any Revolving Credit Note to make payments of principal of or interest on any Revolving Credit Note when due.

§2.2                          Commitment to Lend Term Loan. Subject to the terms and conditions set forth in this Agreement, each of the Term Loan Lenders severally agrees to lend to the Borrower on the Closing Date such Term Loan Lender’s Term Loan Commitment, which Term Loans shall be evidenced by the Term Loan Notes.

§2.3                          Facility Unused Fee. The Borrower agrees to pay to the Agent for the account of the Revolving Credit Lenders in accordance with their respective Revolving Credit Commitment Percentages a facility unused fee calculated in accordance with §4.4 at the rate per annum as set forth below on the average daily amount by which the Total Revolving Credit Commitment exceeds the outstanding principal amount of Revolving Credit Loans, Swing Loans and the face amount of Letters of Credit Outstanding during each calendar quarter or portion thereof commencing on the date hereof and ending on the Revolving Credit Maturity Date. The facility unused fee shall be calculated for each day based on the ratio (expressed as a percentage) of (a) the average daily amount of the outstanding principal amount of the Revolving Credit Loans and Swing Loans and the face amount of Letters of Credit Outstanding during such quarter to (b) the Total Revolving Credit Commitment, and if such ratio is less than or equal to fifty percent (50%), the facility unused fee shall be payable at the rate of 0.20%, and if such ratio is greater than fifty percent (50%), the facility unused fee shall be payable at the rate of 0.15%. The facility unused fee shall be payable quarterly in arrears on the first (1st) day of each calendar quarter for the immediately preceding calendar quarter or portion thereof, and on any earlier date on which the Revolving Credit Commitments shall be reduced or shall terminate as provided in §2.4, with a final payment on the Revolving Credit Maturity Date.

§2.4                          Reduction and Termination of the Revolving Credit Commitments. The Borrower shall have the right at any time and from time to time upon five (5) Business Days’ prior written notice to the Agent to reduce by $5,000,000.00 or an integral multiple of $1,000,000.00 in excess thereof (provided that in no event shall the Total Revolving Credit Commitment be reduced in such manner to an amount less than $100,000,000.00) or to terminate entirely the Revolving Credit Commitments, whereupon the Revolving Credit Commitments of the Revolving Credit Lenders shall be reduced pro rata in accordance with their respective Revolving Credit Commitment Percentages of the amount specified in such notice or, as the case may be, terminated, any such termination or reduction to be without penalty except as otherwise set forth in §4.8; provided, however, that no such termination or reduction shall be permitted if, after giving effect thereto, the sum of Outstanding Revolving Credit Loans, the Outstanding Swing Loans and the Letter of Credit Liabilities would exceed the Revolving Credit Commitments of the Revolving Credit Lenders as so terminated or reduced. Promptly after receiving any notice from the Borrower delivered pursuant to this §2.4, the Agent will notify the Revolving Credit Lenders of the substance thereof. Any reduction of the Revolving Credit Commitments shall also result in a proportionate reduction (rounded to the next lowest integral multiple of $100,000.00) in the maximum amount of Swing Loans and Letters of Credit. Upon the effective date of any such reduction or termination, the Borrower shall pay to the Agent for the respective accounts of the Revolving Credit Lenders the full amount of any facility fee under §2.3 then accrued on the amount of the reduction. No reduction or termination of the Revolving Credit Commitments may be reinstated.

§2.5                          Swing Loan Commitment.

(a)                                  Subject to the terms and conditions set forth in this Agreement, Swing Loan Lender agrees to lend to the Borrower (the “Swing Loans”), and the Borrower may borrow (and repay and reborrow) from time to time between the Closing Date and the date which is five (5) Business Days prior to the Revolving Credit Maturity Date upon notice by the Borrower to the Swing Loan Lender given in accordance with this §2.5, such sums as are requested by the Borrower for the purposes set forth in §2.9 in an aggregate principal amount at any one time outstanding not exceeding the Swing Loan Commitment; provided that in all events (i) no Default or Event of Default shall have occurred and be continuing; (ii) no Revolving Credit Lender shall be a Delinquent Lender (provided Swing Loan Lender may, in its sole discretion, be entitled to waive this condition); (iii) the outstanding principal amount of the Revolving Credit Loans and Swing Loans (after giving effect to all amounts requested) plus Letter of Credit Liabilities shall not at any time exceed the Total Revolving Credit Commitment; and (iv) the outstanding principal amount of the Revolving Credit Loans, Term Loans and Swing Loans (after giving effect to all amounts requested), plus Letter of Credit Liabilities shall not at any time exceed the Total Commitment. Swing Loans shall constitute “Revolving Credit Loans” for all purposes hereunder. The funding of a Swing Loan hereunder shall constitute a representation and warranty by the Borrower that all of the conditions set forth in §10 and §11 have been satisfied on the date of such funding. The Swing Loan Lender may assume that the conditions in §10 and §11 have been satisfied unless Swing Loan Lender has received written notice from a Revolving Credit Lender that such conditions have not been satisfied. Each Swing Loan shall be due and payable within five (5) Business Days of the date such Swing Loan was provided and the Borrower hereby agrees (to the extent not repaid as contemplated by §2.5(d) below) to repay each Swing Loan on or before the date that is five (5) Business Days from the date such Swing Loan was provided.

(b)                                 The Swing Loans shall be evidenced by a separate promissory note of the Borrower in substantially the form of Exhibit B hereto (the “Swing Note”), dated the date of this Agreement and completed with appropriate insertions. The Swing Loan Note shall be payable to the order of the Swing Loan Lender in the principal face amount equal to the Swing Loan Commitment and shall be payable as set forth below. The Borrower irrevocably authorizes the Swing Loan Lender to make or cause to be made, at or about the time of the Drawdown Date of any Swing Loan or at the time of receipt of any payment of principal thereof, an appropriate notation on the Swing Loan Lender’s Record reflecting the making of such Swing Loan or (as the case may be) the receipt of such payment. The outstanding amount of the Swing Loans set forth on the Swing Loan Lender’s Record shall be prima facie evidence of the principal amount thereof owing and unpaid to the Swing Loan Lender, but the failure to record, or any error in so recording, any such amount on the Swing Loan Lender’s Record shall not limit or otherwise affect the obligations of the Borrower hereunder or under the Swing Loan Note to make payments of principal of or interest on any Swing Loan Note when due.

(c)                                  The Borrower shall request a Swing Loan by delivering to the Swing Loan Lender a Loan Request executed by an Authorized Officer no later than 11:00 a.m. (Cleveland time) on the requested Drawdown Date specifying the amount of the requested Swing Loan (which shall be in the minimum amount of $1,000,000.00) and providing the wire instructions for the delivery of the Swing Loan proceeds. The Loan Request shall also contain the statements and certifications required by §2.7(i) and (ii). Each such Loan Request shall be irrevocable and binding on the Borrower and shall obligate the Borrower to accept such Swing Loan on the Drawdown Date. Notwithstanding anything herein to the contrary, a Swing Loan shall be a Base Rate Loan and shall bear interest at the Base Rate plus the Applicable Margin for Revolving Credit Base Rate Loans. The proceeds of the Swing Loan will be disbursed by wire by the Swing Loan Lender to the Borrower no later than 1:00 p.m. (Cleveland time).

(d)                                 The Swing Loan Lender shall, within two (2) Business Days after the Drawdown Date with respect to such Swing Loan, request each Revolving Credit Lender, including the Swing Loan Lender, to make a Revolving Credit Loan pursuant to §2.1 in an amount equal to such Revolving Credit Lender’s Revolving Credit Commitment Percentage of the amount of the Swing Loan outstanding on the date such notice is given. In the event that the Borrower does not notify the Agent in writing otherwise on or before noon (Cleveland Time) on the second (2nd) Business Day after the Drawdown Date with respect to such Swing Loan, Agent shall notify the Revolving Credit Lenders that such Revolving Credit Loan shall be a Revolving Credit LIBOR Rate Loan with an Interest Period of one (1) month, provided that the making of such Revolving Credit LIBOR Rate Loan will not be in contravention of any other provision of this Agreement, or if the making of a Revolving Credit LIBOR Rate Loan would be in contravention of this Agreement, then such notice shall indicate that such loan shall be a Revolving Credit Base Rate Loan. The Borrower hereby irrevocably authorizes and directs the Swing Loan Lender to so act on its behalf, and agrees that any amount advanced to the Agent for the benefit of the Swing Loan Lender pursuant to this §2.5(d) shall be considered a Revolving Credit Loan pursuant to §2.1. Unless any of the events described in paragraph (h), (i) or (j) of §12.1 shall have occurred (in which event the procedures of §2.5(e) shall apply), each Revolving Credit Lender shall make the proceeds of its Revolving Credit Loan available to the Swing Loan Lender for the account of the Swing Loan Lender at the Agent’s Head Office prior to 12:00 noon (Cleveland time) in funds immediately available no later than the third (3rd) Business Day after the date such notice is given just as if the Revolving Credit Lenders were funding directly to the Borrower, so that thereafter such Obligations shall be evidenced by the Revolving Credit Notes. The proceeds of such Revolving Credit Loan shall be immediately applied to repay the Swing Loans.

(e)                                  If for any reason a Swing Loan cannot be refinanced by a Revolving Credit Loan pursuant to §2.5(d), each Revolving Credit Lender will, on the date such Revolving Credit Loan pursuant to §2.5(d) was to have been made, purchase an undivided participation interest in the Swing Loan in an amount equal to its Revolving Credit Commitment Percentage of such Swing Loan. Each Revolving Credit Lender will immediately transfer to the Swing Loan Lender in immediately available funds the amount of its participation and upon receipt thereof the Swing Loan Lender will deliver to such Revolving Credit Lender a Swing Loan participation certificate dated the date of receipt of such funds and in such amount.

(f)                                    Whenever at any time after the Swing Loan Lender has received from any Revolving Credit Lender such Revolving Credit Lender’s participation interest in a Swing Loan, the Swing Loan Lender receives any payment on account thereof, the Swing Loan Lender will distribute to such Revolving Credit Lender its participation interest in such amount (appropriately adjusted in the case of interest payments to reflect the period of time during which such Revolving Credit Lender’s participating interest was outstanding and funded); provided, however, that in the event that such payment received by the Swing Loan Lender is required to be returned, such Revolving Credit Lender will return to the Swing Loan Lender any portion thereof previously distributed by the Swing Loan Lender to it.

(g)                                 Each Revolving Credit Lender’s obligation to fund a Revolving Credit Loan as provided in §2.5(d) or to purchase participation interests pursuant to §2.5(e) shall be absolute and unconditional and shall not be affected by any circumstance, including, without limitation, (i) any setoff, counterclaim, recoupment, defense or other right which such Revolving Credit Lender or the Borrower may have against the Swing Loan Lender, the Borrower or anyone else for any reason whatsoever; (ii) the occurrence or continuance of a Default or an Event of Default; (iii) any adverse change in the condition (financial or otherwise) of REIT, the Borrower or any of their respective Subsidiaries; (iv) any breach of this Agreement or any of the other Loan Documents by the Borrower or any Guarantor or any Lender; or (v) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing. Any portions of a Swing Loan not so purchased or converted may be treated by the Agent and Swing Loan Lender as against such Revolving Credit Lender as a Revolving Credit Loan which was not funded by the non-purchasing Revolving Credit Lender as contemplated by §2.8 and §12.5, and shall have such rights and remedies against such Revolving Credit Lender as are set forth in §§2.8, 12.5 and 14.5. Each Swing Loan, once so sold or converted, shall cease to be a Swing Loan for the purposes of this Agreement, but shall be a Revolving Credit Loan made by each Revolving Credit Lender under its Revolving Credit Commitment.

§2.6                          Interest on Loans.

(a)                                  Each Revolving Credit Base Rate Loan shall bear interest for the period commencing with the Drawdown Date thereof and ending on, but excluding, the date on which such Revolving Credit Base Rate Loan is repaid or converted to a Revolving Credit LIBOR Rate Loan at the rate per annum equal to the sum of the Base Rate plus the Applicable Margin for Base Rate Loans.

(b)                                 Each Revolving Credit LIBOR Rate Loan shall bear interest for the period commencing with the Drawdown Date thereof and ending on the last day of each Interest Period with respect thereto at the rate per annum equal to the sum of LIBOR determined for such Interest Period plus the Applicable Margin for LIBOR Rate Loans.

(c)                                  Each Term Base Rate Loan shall bear interest for the period commencing with the Drawdown Date thereof and ending on, but excluding, the date on which such Term Base Rate Loan is repaid or is converted to a Term LIBOR Rate Loan at a rate per annum equal to the sum of the Applicable Margin for Base Rate Loans plus the Base Rate.

(d)                                 Each Term LIBOR Rate Loan shall bear interest for the period commencing with the Drawdown Date thereof and ending on the last day of each Interest Period with respect thereto at the rate per annum equal to the sum of LIBOR determined for such Interest Period plus the Applicable Margin for LIBOR Rate Loans.

(e)                                  The Borrower promises to pay interest on each Loan in arrears on each Interest Payment Date with respect thereto.

(f)                                    Base Rate Loans and LIBOR Rate Loans may be converted to Loans of the other Type as provided in §4.1.

§2.7                          Requests for Revolving Credit Loans. Except with respect to the initial Revolving Credit Loan on the Closing Date, the Borrower shall give to the Agent written notice executed by an Authorized Officer in the form of Exhibit E hereto (or telephonic notice confirmed in writing in the form of Exhibit E hereto) of each Revolving Credit Loan requested hereunder (a “Loan Request”) by 11:00 a.m. (Cleveland time) one (1) Business Day prior to the proposed Drawdown Date with respect to Revolving Credit Base Rate Loans and three (3) Business Days prior to the proposed Drawdown Date with respect to Revolving Credit LIBOR Rate Loans. Each such notice shall specify with respect to the requested Revolving Credit Loan the proposed principal amount of such Revolving Credit Loan, the Type of Revolving Credit Loan, the initial Interest Period (if applicable) for such Revolving Credit Loan and the Drawdown Date. Each such notice shall also contain (i) a general statement as to the purpose for which such advance shall be used (which purpose shall be in accordance with the terms of §2.9) and (ii) a certification by the chief financial officer or chief accounting officer of the Borrower that the Borrower and Guarantors are and will be in compliance with all covenants under the Loan Documents after giving effect to the making of such Revolving Credit Loan. Promptly upon receipt of any such notice, the Agent shall notify each of the Revolving Credit Lenders thereof. Each such Loan Request shall be irrevocable and binding on the Borrower and shall obligate the Borrower to accept the Revolving Credit Loan requested from the Revolving Credit Lenders on the proposed Drawdown Date. Nothing herein shall prevent the Borrower from seeking recourse against any Revolving Credit Lender that fails to advance its proportionate share of a requested Revolving Credit Loan as required by this Agreement. Each Loan Request shall be (a) for a Revolving Credit Base Rate Loan in a minimum aggregate amount of $1,000,000.00 or an integral multiple of $100,000.00 in excess thereof; or (b) for a Revolving Credit LIBOR Rate Loan in a minimum aggregate amount of $1,000,000.00 or an integral multiple of $250,000.00 in excess thereof; provided, however, that there shall be no more than six (6) Revolving Credit LIBOR Rate Loans outstanding at any one time.

§2.8                          Funds for Loans.

(a)                                  Not later than 1:00 p.m. (Cleveland time) on the proposed Drawdown Date of any Revolving Credit Loans or Term Loans, each of the Revolving Credit Lenders or

Term Loan Lenders, as applicable, will make available to the Agent, at the Agent’s Head Office, in immediately available funds, the amount of such Lender’s Commitment Percentage of the amount of the requested Loans which may be disbursed pursuant to §2.1 or §2.2. Upon receipt from each such Revolving Credit Lender or Term Loan Lender, as applicable, of such amount, and upon receipt of the documents required by §10 and §11 and the satisfaction of the other conditions set forth therein, to the extent applicable, the Agent will make available to the Borrower the aggregate amount of such Revolving Credit Loans or Term Loans made available to the Agent by the Revolving Credit Lenders or Term Loan Lenders, as applicable, by crediting such amount to the account of the Borrower maintained at the Agent’s Head Office. The failure or refusal of any Revolving Credit Lender or Term Loan Lender to make available to the Agent at the aforesaid time and place on any Drawdown Date the amount of its Commitment Percentage of the requested Loans shall not relieve any other Revolving Credit Lender or Term Loan Lender from its several obligation hereunder to make available to the Agent the amount of such other Lender’s Commitment Percentage of any requested Loans, including any additional Revolving Credit Loans that may be requested subject to the terms and conditions hereof to provide funds to replace those not advanced by the Lender so failing or refusing. In the event of any such failure or refusal, the Lenders not so failing or refusing shall be entitled to a priority secured position as against the Lender or Lenders so failing or refusing to make available to the Borrower the amount of its or their Commitment Percentage for such Loans as provided in §12.5.

(b)                                 Unless the Agent shall have been notified by any Lender prior to the applicable Drawdown Date that such Lender will not make available to Agent such Lender’s Commitment Percentage of a proposed Loan, Agent may in its discretion assume that such Lender has made such Loan available to Agent in accordance with the provisions of this Agreement and the Agent may, if it chooses, in reliance upon such assumption make such Loan available to the Borrower, and such Lender shall be liable to the Agent for the amount of such advance. If such Lender does not pay such corresponding amount upon the Agent’s demand therefor, the Agent will promptly notify the Borrower, and the Borrower shall promptly pay such corresponding amount to the Agent. The Agent shall also be entitled to recover from the Lender or the Borrower, as the case may be, interest on such corresponding amount in respect of each day from the date such corresponding amount was made available by the Agent to the Borrower to the date such corresponding amount is recovered by the Agent at a per annum rate equal to (i) from the Borrower at the applicable rate for such Loan or (ii) from a Lender at the Federal Funds Effective Rate.

§2.9                          Use of Proceeds. The Borrower will use the proceeds of the Loans and the Letters of Credit solely for general corporate and working capital purposes.

§2.10                    Letters of Credit.

(a)                                  Subject to the terms and conditions set forth in this Agreement, at any time and from time to time from the Closing Date through the day that is ninety (90) days prior to the Revolving Credit Maturity Date, the Issuing Lender shall issue such Letters of Credit as the Borrower may request upon the delivery of a written request in the form of Exhibit F hereto (a “Letter of Credit Request”) to the Issuing Lender, provided that (i) no Default or Event of Default shall have occurred and be continuing, (ii) upon issuance of such Letter of Credit, the

Letter of Credit Liabilities shall not exceed Fifty Million Dollars ($50,000,000.00), (iii) in no event shall the sum of (A) the Revolving Credit Loans Outstanding, (B) the Swing Loans Outstanding and (C) the amount of Letter of Credit Liabilities (after giving effect to all Letters of Credit requested) exceed the Total Revolving Credit Commitment, (iv) in no event shall the outstanding principal amount of the Revolving Credit Loans, Swing Loans, Letters of Credit Liabilities and Term Loans (after giving effect to any requested Letters of Credit) exceed the Total Commitment, (v) the conditions set forth in §§10 and 11 shall have been satisfied, (vi) no Revolving Credit Lender is a Delinquent Lender (provided Issuing Lender may, in its sole discretion, be entitled to waive this condition), and (vii) in no event shall any amount drawn under a Letter of Credit be available for reinstatement or a subsequent drawing under such Letter of Credit. The Issuing Lender may assume that the conditions in §10 and §11 have been satisfied unless it receives written notice from a Revolving Credit Lender that such conditions have not been satisfied. Each Letter of Credit Request shall be executed by an Authorized Officer of the Borrower. The Issuing Lender shall be entitled to conclusively rely on such Person’s authority to request a Letter of Credit on behalf of the Borrower. The Issuing Lender shall have no duty to verify the authenticity of any signature appearing on a Letter of Credit Request. The Borrower assumes all risks with respect to the use of the Letters of Credit. Unless the Issuing Lender and the Majority Revolving Credit Lenders otherwise consent, the term of any Letter of Credit shall not exceed a period of time commencing on the issuance of the Letter of Credit and ending one year after the date of issuance thereof, subject to extension pursuant to an “evergreen” clause acceptable to Agent and Issuing Lender (but in any event the term shall not extend beyond the Revolving Credit Maturity Date). The amount available to be drawn under any Letter of Credit shall reduce on a dollar-for-dollar basis the amount available to be drawn under the Total Revolving Credit Commitment as a Revolving Credit Loan.

(b)                                 Each Letter of Credit Request shall be submitted to the Issuing Lender at least five (5) Business Days (or such shorter period as the Issuing Lender may approve) prior to the date upon which the requested Letter of Credit is to be issued. Each such Letter of Credit Request shall contain (i) a statement as to the purpose for which such Letter of Credit shall be used (which purpose shall be in accordance with the terms of this Agreement), and (ii) a certification by the chief financial or chief accounting officer of the Borrower that the Borrower and Guarantors are and will be in compliance with all covenants under the Loan Documents after giving effect to the issuance of such Letter of Credit. The Borrower shall further deliver to the Issuing Lender such additional applications (which application as of the date hereof is in the form of Exhibit I attached hereto) and documents as the Issuing Lender may require, in conformity with the then standard practices of its letter of credit department, in connection with the issuance of such Letter of Credit; provided that in the event of any conflict, the terms of this Agreement shall control.

(c)                                  The Issuing Lender shall, subject to the conditions set forth in this Agreement, issue the Letter of Credit on or before five (5) Business Days following receipt of the documents last due pursuant to §2.10(b). Each Letter of Credit shall be in form and substance reasonably satisfactory to the Issuing Lender in its reasonable discretion.

(d)                                 Upon the issuance of a Letter of Credit, each Revolving Credit Lender shall be deemed to have purchased a participation therein from Issuing Lender in an amount equal to its respective Commitment Percentage of the amount of such Letter of Credit. No

Revolving Credit Lender’s obligation to participate in a Letter of Credit shall be affected by any other Revolving Credit Lender’s failure to perform as required herein with respect to such Letter of Credit or any other Letter of Credit.

(e)                                  Upon the issuance of each Letter of Credit, the Borrower shall pay to the Issuing Lender (i) for its own account, a Letter of Credit fronting fee calculated at the rate set forth in the Agreement Regarding Fees, and (ii) for the accounts of the Revolving Credit Lenders (including the Issuing Lender) in accordance with their respective percentage shares of participation in such Letter of Credit, a Letter of Credit fee calculated at the rate per annum equal to the Applicable Margin then applicable to LIBOR Rate Loans on the amount available to be drawn under such Letter of Credit. Such fees shall be payable in quarterly installments in arrears with respect to each Letter of Credit on the first day of each calendar quarter following the date of issuance and continuing on each quarter or portion thereof thereafter, as applicable, or on any earlier date on which the Commitments shall terminate and on the expiration or return of any Letter of Credit. In addition, the Borrower shall pay to Issuing Lender for its own account within five (5) days of demand of Issuing Lender the standard issuance, documentation and service charges for Letters of Credit issued from time to time by Issuing Lender.

(f)                                    In the event that any amount is drawn under a Letter of Credit by the beneficiary thereof, the Borrower shall reimburse the Issuing Lender by having such amount drawn treated as an outstanding Revolving Credit Base Rate Loan under this Agreement (the Borrower being deemed to have requested a Revolving Credit Base Rate Loan on such date in an amount equal to the amount of such drawing and such amount drawn shall be treated as an outstanding Revolving Credit Base Rate Loan under this Agreement) and the Agent shall promptly notify each Revolving Credit Lender by telex, telecopy, telegram, telephone (confirmed in writing) or other similar means of transmission, and each Revolving Credit Lender shall promptly and unconditionally pay to the Agent, for the Issuing Lender’s own account, an amount equal to such Revolving Credit Lender’s Revolving Credit Commitment Percentage of such Letter of Credit (to the extent of the amount drawn). The Borrower further hereby irrevocably authorizes and directs Agent to notify the Revolving Credit Lenders of the Borrower’s intent to convert such Revolving Credit Base Rate Loan to a Revolving Credit LIBOR Rate Loan with an Interest Period of one (1) month on the third (3rd) Business Day following the funding by the Revolving Credit Lenders of their advance under this §2.10(f), provided that the making of such Revolving Credit LIBOR Rate Loan shall not be a contravention of any provision of this Agreement. If and to the extent any Revolving Credit Lender shall not make such amount available on the Business Day on which such draw is funded, such Revolving Credit Lender agrees to pay such amount to the Agent forthwith on demand, together with interest thereon, for each day from the date on which such draw was funded until the date on which such amount is paid to the Agent, at the Federal Funds Effective Rate until three (3) days after the date on which the Agent gives notice of such draw and at the Federal Funds Effective Rate plus one percent (1.0%) for each day thereafter. Further, such Revolving Credit Lender shall be deemed to have assigned any and all payments made of principal and interest on its Revolving Credit Loans, amounts due with respect to its participations in Letters of Credit and any other amounts due to it hereunder to the Agent to fund the amount of any drawn Letter of Credit which such Revolving Credit Lender was required to fund pursuant to this §2.10(f) until such amount has been funded (as a result of such assignment or otherwise). In the event of any such failure or refusal, the Revolving Credit Lenders not so failing or refusing shall be entitled to a priority secured position for such amounts as provided in §12.5. The failure of any Revolving Credit Lender to make funds available to the Agent in such amount shall not relieve any other Revolving Credit Lender of its obligation hereunder to make funds available to the Agent pursuant to this §2.10(f).

(g)                                 If after the issuance of a Letter of Credit pursuant to §2.10(c) by the Issuing Lender, but prior to the funding of any portion thereof by a Revolving Credit Lender, for any reason a drawing under a Letter of Credit cannot be refinanced as a Revolving Credit Loan, each Revolving Credit Lender will, on the date such Revolving Credit Loan pursuant to §2.10(f) was to have been made, purchase an undivided participation interest in the Letter of Credit in an amount equal to its Revolving Credit Commitment Percentage of the amount of such Letter of Credit. Each Revolving Credit Lender will immediately transfer to the Issuing Lender in immediately available funds the amount of its participation and upon receipt thereof the Issuing Lender will deliver to such Revolving Credit Lender a Letter of Credit participation certificate dated the date of receipt of such funds and in such amount.

(h)                                 Whenever at any time after the Issuing Lender has received from any Revolving Credit Lender any such Revolving Credit Lender’s payment of funds under a Letter of Credit and thereafter the Issuing Lender receives any payment on account thereof, then the Issuing Lender will distribute to such Revolving Credit Lender its participation interest in such amount (appropriately adjusted in the case of interest payments to reflect the period of time during which such Revolving Credit Lender’s participation interest was outstanding and funded); provided, however, that in the event that such payment received by the Issuing Lender is required to be returned, such Revolving Credit Lender will return to the Issuing Lender any portion thereof previously distributed by the Issuing Lender to it.

(i)                                     The issuance of any supplement, modification, amendment, renewal or extension to or of any Letter of Credit shall be treated in all respects the same as the issuance of a new Letter of Credit.

(j)                                     The Borrower assumes all risks of the acts, omissions, or misuse of any Letter of Credit by the beneficiary thereof. Neither Agent, Issuing Lender nor any Lender will be responsible for (i) the form, validity, sufficiency, accuracy, genuineness or legal effect of any Letter of Credit or any document submitted by any party in connection with the issuance of any Letter of Credit, even if such document should in fact prove to be in any or all respects invalid, insufficient, inaccurate, fraudulent or forged; (ii) the form, validity, sufficiency, accuracy, genuineness or legal effect of any instrument transferring or assigning or purporting to transfer or assign any Letter of Credit or the rights or benefits thereunder or proceeds thereof in whole or in part, which may prove to be invalid or ineffective for any reason; (iii) failure of any beneficiary of any Letter of Credit to comply fully with the conditions required in order to demand payment under a Letter of Credit; (iv) errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable, telegraph, telex or otherwise; (v) errors in interpretation of technical terms; (vi) any loss or delay in the transmission or otherwise of any document or draft required by or from a beneficiary in order to make a disbursement under a Letter of Credit or the proceeds thereof; (vii) for the misapplication by the beneficiary of any Letter of Credit of the proceeds of any drawing under such Letter of Credit; and (viii) for any consequences arising from causes beyond the control of Agent or any Lender. None of the foregoing will affect, impair or prevent the vesting of any of the rights or powers granted to Agent, Issuing Lender or the Lenders hereunder. In furtherance and extension and not in limitation or derogation of any of the foregoing, any act taken or omitted to be taken by Agent, Issuing Lender or the other Lenders in good faith will be binding on the Borrower and will not put Agent, Issuing Lender or the other Lenders under any resulting liability to the Borrower; provided nothing contained herein shall relieve Issuing Lender for liability to the Borrower arising as a result of the gross negligence or willful misconduct of Issuing Lender as determined by a court of competent jurisdiction after the exhaustion of all applicable appeal periods.

§2.11                    Increase in Total Revolving Credit Commitment.

(a)                                  Provided that no Default or Event of Default has occurred and is continuing, subject to the terms and conditions set forth in this §2.11, the Borrower shall have the option at any time and from time to time before the date that is ninety (90) days prior to the Revolving Credit Maturity Date (or the extended maturity date if the Borrower exercises its extension option pursuant to §2.12) to request an increase in the Total Revolving Credit Commitment to not more than $600,000,000.00 by giving written notice to the Agent (an “Increase Notice”; and the amount of such requested increase is the “Commitment Increase”), provided that any such individual increase must be in a minimum amount of $25,000,000.00. Upon receipt of any Increase Notice, the Agent shall consult with Arranger and shall notify the Borrower of the amount of facility fees to be paid to any Revolving Credit Lenders who provide an additional Revolving Credit Commitment in connection with such increase in the Total Revolving Credit Commitment (which shall be in addition to the fees to be paid to Agent or Arranger pursuant to the Agreement Regarding Fees). If the Borrower agrees to pay the facility fees so determined, then the Agent shall send a notice to all Revolving Credit Lenders (the “Additional Commitment Request Notice”) informing them of the Borrower’s request to increase the Total Revolving Credit Commitment and of the facility fees to be paid with respect thereto. Each Revolving Credit Lender who desires to provide an additional Revolving Credit Commitment upon such terms shall provide Agent with a written commitment letter specifying the amount of the additional Revolving Credit Commitment by which it is willing to provide prior to such deadline as may be specified in the Additional Commitment Request Notice. If the requested increase is oversubscribed then the Agent and the Arranger shall allocate the Commitment Increase among the Revolving Credit Lenders who provide such commitment letters on such basis as the Agent and the Arranger shall determine in their sole discretion. If the additional Revolving Credit Commitments so provided are not sufficient to provide the full amount of the Commitment Increase requested by the Borrower, then the Agent, Arranger or the Borrower may, but shall not be obligated to, invite one or more banks or lending institutions (which banks or lending institutions shall be acceptable to Agent, Arranger and the Borrower) to become a Revolving Credit Lender and provide an additional Revolving Credit Commitment. The Agent shall provide all Revolving Credit Lenders with a notice setting forth the amount, if any, of the additional Revolving Credit Commitment to be provided by each Revolving Credit Lender and the revised Revolving Credit Commitment Percentages which shall be applicable after the effective date of the Commitment Increase specified therein (the “Commitment Increase Date”). In no event shall any Revolving Credit Lender be obligated to provide an additional Revolving Credit Commitment.

(b)                                 On any Commitment Increase Date the outstanding principal balance of the Revolving Credit Loans shall be reallocated among the Revolving Credit Lenders such that after the applicable Commitment Increase Date the outstanding principal amount of Revolving Credit Loans owed to each Revolving Credit Lender shall be equal to such Revolving Credit Lender’s Revolving Credit Commitment Percentage (as in effect after the applicable Commitment Increase Date) of the outstanding principal amount of all Revolving Credit Loans. The participation interests of the Revolving Credit Lenders in Swing Loans and Letters of Credit shall be similarly adjusted. On any Commitment Increase Date those Revolving Credit Lenders whose Revolving Credit Commitment Percentage is increasing shall advance the funds to the Agent and the funds so advanced shall be distributed among the Revolving Credit Lenders whose Revolving Credit Commitment Percentage is decreasing as necessary to accomplish the required reallocation of the outstanding Revolving Credit Loans. The funds so advanced shall be Revolving Credit Base Rate Loans until converted to Revolving Credit LIBOR Rate Loans which are allocated among all Revolving Credit Lenders based on their Revolving Credit Commitment Percentages.

(c)                                  Upon the effective date of each increase in the Total Revolving Credit Commitment pursuant to this §2.11 the Agent may unilaterally revise Schedule 1.1 and the Borrower shall execute and deliver to the Agent new Revolving Credit Notes for each Revolving Credit Lender whose Revolving Credit Commitment has changed so that the principal amount of such Revolving Credit Lender’s Revolving Credit Note shall equal its Revolving Credit Commitment. The Agent shall deliver such replacement Revolving Credit Notes to the respective Revolving Credit Lenders in exchange for the Revolving Credit Notes replaced thereby which shall be surrendered by such Revolving Credit Lenders. Such new Revolving Credit Notes shall provide that they are replacements for the surrendered Revolving Credit Notes and that they do not constitute a novation, shall be dated as of the Commitment Increase Date and shall otherwise be in substantially the form of the replaced Revolving Credit Notes. Within five (5) days of issuance of any new Revolving Credit Notes pursuant to this §2.11(c), the Borrower shall deliver an opinion of counsel, addressed to the Revolving Credit Lenders and the Agent, relating to the due authorization, execution and delivery of such new Revolving Credit Notes and the enforceability thereof, in form and substance substantially similar to the opinion delivered in connection with the first disbursement under this Agreement. The surrendered Revolving Credit Notes shall be canceled and returned to the Borrower.

(d)                                 Notwithstanding anything to the contrary contained herein, the obligation of the Agent and the Revolving Credit Lenders to increase the Total Revolving Credit Commitment pursuant to this §2.11 shall be conditioned upon satisfaction of the following conditions precedent which must be satisfied prior to the effectiveness of any increase of the Total Commitment:

(i)                                     Payment of Activation Fee. The Borrower shall pay (A) to the Agent those fees described in and contemplated by the Agreement Regarding Fees with respect to the applicable Commitment Increase, and (B) to the Arranger such facility fees as the Revolving Credit Lenders who are providing an additional Revolving Credit Commitment may require to increase the aggregate Revolving Credit Commitment, which fees shall, when paid, be fully earned and non-refundable under any circumstances. The Arranger shall pay to the

Revolving Credit Lenders acquiring the increased Revolving Credit Commitment certain fees pursuant to their separate agreement; and

(ii)                                  No Default. On the date any Increase Notice is given and on the date such increase becomes effective, both immediately before and after the Total Revolving Credit Commitment is increased, there shall exist no Default or Event of Default; and

(iii)                               Representations True. The representations and warranties made by the Borrower and Guarantors in the Loan Documents or otherwise made by or on behalf of the Borrower or the Guarantors in connection therewith or after the date thereof shall have been true and correct in all material respects when made and shall also be true and correct in all material respects on the date of such Increase Notice and on the date the Total Revolving Credit Commitment is increased, both immediately before and after the Total Revolving Credit Commitment is increased, except to the extent of changes resulting from transactions permitted by the Loan Documents and except as previously disclosed in writing by the Borrower to Agent and approved by the Agent in writing (which disclosures shall be deemed to amend the Schedules and other disclosures delivered as contemplated in this Agreement) (it being understood and agreed that any representation or warranty which by its terms is made as of a specified date shall be required to be true and correct only as of such specified date); and

(iv)                              Additional Documents and Expenses. The Borrower shall execute and deliver to Agent and the Revolving Credit Lenders such additional documents (including, without limitation, amendments to the Security Documents), instruments, certifications and opinions as the Agent may reasonably require in its sole and absolute discretion, including, without limitation, a Compliance Certificate, demonstrating compliance with all covenants, representations and warranties set forth in the Loan Documents after giving effect to the increase; and

(v)                                 Other. The Borrower shall satisfy such other conditions to such increase as Agent may require in its reasonable discretion.

§2.12                    Extension of Revolving Credit Maturity Date. The Borrower shall have the one-time right and option to extend the Revolving Credit Maturity Date to December 11, 2011, upon satisfaction of the following conditions precedent, which must be satisfied prior to the effectiveness of any extension of the Revolving Credit Maturity Date:

(a)                                  Extension Request. The Borrower shall deliver written notice of such request (the “Revolving Credit Extension Request”) to the Agent not earlier than the date which is one hundred twenty (120) days and not later than the date which is sixty (60) days prior to the Revolving Credit Maturity Date (as determined without regard to such extension). Any such Extension Request shall be irrevocable and binding on the Borrower.

(b)                                 Payment of Extension Fee. The Borrower shall pay to the Agent for the pro rata accounts of the Revolving Credit Lenders in accordance with their respective Revolving Credit Commitments an extension fee in an amount equal to fifteen (15) basis points on the Total Revolving Credit Commitment in effect on the Revolving Credit Maturity Date (as determined without regard to such extension), which fee shall, when paid, be fully earned and non-refundable under any circumstances.

(c)                                  No Default. On the date the Revolving Credit Extension Request is given and on the Revolving Credit Maturity Date (as determined without regard to such extension) there shall exist no Default or Event of Default.

(d)                                 Representations and Warranties. The representations and warranties made by the Borrower and the Guarantors in the Loan Documents or otherwise made by or on behalf of the Borrower and the Guarantors in connection therewith or after the date thereof shall have been true and correct in all material respects when made and shall also be true and correct in all material respects on the date the Revolving Credit Extension Request is given and on the Revolving Credit Maturity Date (as determined without regard to such extension), except to the extent of changes resulting from transactions permitted by the Loan Documents and except as previously disclosed in writing by the Borrower to Agent and approved by the Agent in writing (which disclosures shall be deemed to amend the Schedules and other disclosures delivered as contemplated in this Agreement) (it being understood and agreed that any representation or warranty which by its terms is made as of a specified date shall be required to be true and correct only as of such specified date).

§2.13                    Extension of Term Loan Maturity Date. The Borrower shall have the one-time right and option to extend the Term Loan Maturity Date to December 11, 2011, upon satisfaction of the following conditions precedent, which must be satisfied prior to the effectiveness of any extension of the Term Loan Maturity Date:

(a)                                  Extension Request. The Borrower shall deliver written notice of such request (the “Term Loan Extension Request”) to the Agent not earlier than the date which is one hundred twenty (120) days and not later than the date which is sixty (60) days prior to the Term Loan Maturity Date (as determined without regard to such extension). Any such Term Loan Extension Request shall be irrevocable and binding on the Borrower.

(b)                                 Payment of Extension Fee. The Borrower shall pay to the Agent for the pro rata accounts of the Term Loan Lenders in accordance with their respective Term Loan Commitment Percentages an extension fee in an amount equal to ten (10) basis points on the Term Loans Outstanding as of the Term Loan Maturity Date (as determined without regard to such extension), which fee shall, when paid, be fully earned and non-refundable under any circumstances.

(c)                                  No Default. On the date the Term Loan Extension Request is given and on the Term Loan Maturity Date (as determined without regard to such extension) there shall exist no Default or Event of Default.

(d)                                 Representations and Warranties. The representations and warranties made by the Borrower and the Guarantors in the Loan Documents or otherwise made by or on behalf of the Borrower and the Guarantors in connection therewith or after the date thereof shall have been true and correct in all material respects when made and shall also be true and correct in all material respects on the date the Term Loan Extension Request is given and on the Term Loan

Maturity Date (as determined without regard to such extension), except to the extent of changes resulting from transactions permitted by the Loan Documents and except as previously disclosed in writing by the Borrower to Agent and approved by the Agent in writing (which disclosures shall be deemed to amend the Schedules and other disclosures delivered as contemplated in this Agreement) (it being understood and agreed that any representation or warranty which by its terms is made as of a specified date shall be required to be true and correct only as of such specified date).

§3.                                REPAYMENT OF THE LOANS.

§3.1                          Stated Maturity. The Borrower promises to pay on the Revolving Credit Maturity Date and there shall become absolutely due and payable on the Revolving Credit Maturity Date all of the Revolving Credit Loans, Swing Loans and other Letter of Credit Liabilities outstanding on such date, together with any and all accrued and unpaid interest thereon. The Borrower promises to pay on the Term Loan Maturity Date and there shall become absolutely due and payable on the Term Loan Maturity Date all of the Term Loans outstanding on such date, together with any and all accrued and unpaid interest thereon.

§3.2                          Mandatory Prepayments. If at any time the sum of the aggregate outstanding principal amount of the Revolving Credit Loans, the Swing Loans and the Letter of Credit Liabilities exceeds the Total Revolving Credit Commitment, then the Borrower shall, within five (5) Business Days of such occurrence pay the amount of such excess to the Agent for the respective accounts of the Revolving Credit Lenders, as applicable, for application to the Revolving Credit Loans as provided in §3.4, together with any additional amounts payable pursuant to §4.8, except that the amount of any Swing Loans shall be paid solely to the Swing Loan Lender.

§3.3                          Optional Prepayments.

(a)                                  The Borrower shall have the right, at its election, to prepay the outstanding amount of the Revolving Credit Loans and Swing Loans, as a whole or in part, at any time without penalty or premium; provided, that if any prepayment of the outstanding amount of any Revolving Credit LIBOR Rate Loans pursuant to this §3.3 is made on a date that is not the last day of the Interest Period relating thereto, such prepayment shall be accompanied by the payment of any amounts due pursuant to §4.8.

(b)                                 The Borrower shall have the right, at its election, to prepay the outstanding amount of the Term Loans, as a whole or in part, at any time without penalty or premium except as otherwise provided herein. In connection with any prepayment of the Term Loan permitted hereunder (or accepted with the approval of the Term Loan Lenders) during the Prepayment Period, the Borrower shall pay Agent for the account of the Term Loan Lenders any sums that may be due under §4.8 and a prepayment fee in an amount equal to one half of one percent (0.5%) of the amount of the Term Loans prepaid if prepayment occurs prior to the expiration of the Prepayment Period. No prepayment fees shall be due on prepayments made after the expiration of the Prepayment Period. Under any and all circumstances where all or any portion of the Term Loans is paid prior to the expiration of the Prepayment Period, whether such prepayment is voluntary or involuntary, even if such prepayment results from Agent’s or the

Lenders’ exercise of its rights upon the occurrence of an Event of Default and acceleration of the Revolving Credit Maturity Date or the Term Loan Maturity Date (irrespective of whether foreclosure proceedings have been commenced), the Borrower shall to the extent permitted by applicable law pay to the Lenders the prepayment fee calculated as provided above, which prepayment fee shall be in addition to any other sums due hereunder or under any of the other Loan Documents. No tender of a prepayment of the Term Loans with respect to which a prepayment fee is due shall be effective unless such prepayment is accompanied by the prepayment fee.

(c)                                  The Borrower shall give the Agent, no later than 10:00 a.m. (Cleveland time) at least three (3) days prior written notice of any prepayment pursuant to this §3.3, in each case specifying the proposed date of prepayment of the Loans and the principal amount to be prepaid (provided that any such notice may be revoked or modified upon one (1) day’s prior notice to the Agent). Notwithstanding the foregoing, no prior notice shall be required for the prepayment of any Swing Loan.

§3.4                          Partial Prepayments. Each partial prepayment of the Loans under §3.3 shall be in a minimum amount of $1,000,000.00 or an integral multiple of $100,000.00 in excess thereof, shall be accompanied by the payment of accrued interest on the principal prepaid to the date of payment. Each partial payment under §3.2 and §3.3 shall be applied first to the principal of any Outstanding Swing Loans, then, in the absence of instruction by the Borrower, to the principal of Revolving Credit Loans and then to the principal of Term Loans (and with respect to each category of Loans, first to the principal of Base Rate Loans, and then to the principal of LIBOR Rate Loans).

§3.5                          Effect of Prepayments. Amounts of the Revolving Credit Loans prepaid under §3.2 and §3.3 prior to the Revolving Credit Maturity Date may be reborrowed as provided in §2. Any portion of the Term Loans that is prepaid may not be reborrowed.

§4.                                CERTAIN GENERAL PROVISIONS.

§4.1                          Conversion Options.

(a)                                  The Borrower may elect from time to time to convert any of its outstanding Revolving Credit Loans or Term Loans to a Revolving Credit Loan or Term Loan of another Type and such Revolving Credit Loans or Term Loans shall thereafter bear interest as a Base Rate Loan or a LIBOR Rate Loan, as applicable; provided that (i) with respect to any such conversion of a LIBOR Rate Loan to a Base Rate Loan, the Borrower shall give the Agent at least one (1) Business Day’s prior written notice of such election, and such conversion shall only be made on the last day of the Interest Period with respect to such LIBOR Rate Loan; (ii) with respect to any such conversion of a Base Rate Loan to a LIBOR Rate Loan, the Borrower shall give the Agent at least three (3) LIBOR Business Days’ prior written notice of such election and the Interest Period requested for such Loan, the principal amount of the Loan so converted shall be in a minimum aggregate amount of $1,000,000.00 or an integral multiple of $250,000.00 in excess thereof and, after giving effect to the making of such Loan, there shall be no more than six (6) Revolving Credit LIBOR Rate Loans and two (2) Term LIBOR Rate Loans outstanding at any one time; and (iii) no Loan may be converted into a LIBOR Rate Loan when any Default or

Event of Default has occurred and is continuing. All or any part of the outstanding Revolving Credit Loans or Term Loans of any Type may be converted as provided herein, provided that no partial conversion shall result in a Revolving Credit Base Rate Loan or Term Base Rate Loan in a principal amount of less than $1,000,000.00 or a Revolving Credit LIBOR Rate Loan or a Term LIBOR Rate Loan in a principal amount of less than $1,000,000.00 or an integral multiple of $250,000.00. On the date on which such conversion is being made, each Lender shall take such action as is necessary to transfer its Commitment Percentage of such Loans to its Domestic Lending Office or its LIBOR Lending Office, as the case may be. Each Conversion/Continuation Request relating to the conversion of a Base Rate Loan to a LIBOR Rate Loan shall be irrevocable by the Borrower.

(b)                                 Any LIBOR Rate Loan may be continued as such Type upon the expiration of an Interest Period with respect thereto by compliance by the Borrower with the terms of §4.1; provided that no LIBOR Rate Loan may be continued as such when any Default or Event of Default has occurred and is continuing, but shall be automatically converted to a Base Rate Loan on the last day of the Interest Period relating thereto ending during the continuance of any Default or Event of Default.

(c)                                  In the event that the Borrower does not notify the Agent of its election hereunder with respect to any LIBOR Rate Loan, such Loan shall be automatically converted at the end of the applicable Interest Period to a Base Rate Loan.

§4.2                          Fees. The Borrower agrees to pay to KeyBank and Agent for their own account certain fees for services rendered or to be rendered in connection with the Loans as provided pursuant to a fee letter dated September 19, 2007 between the Borrower and KeyBank (the “Agreement Regarding Fees”). All such fees shall be fully earned when paid and nonrefundable under any circumstances.

§4.3                          Funds for Payments.

(a)                                  All payments of principal, interest, facility fees, Letter of Credit fees, closing fees and any other amounts due hereunder or under any of the other Loan Documents shall be made to the Agent, for the respective accounts of the Lenders and the Agent, as the case may be, at the Agent’s Head Office, not later than 2:00 p.m. (Cleveland time) on the day when due, in each case in lawful money of the United States in immediately available funds. The Agent is hereby authorized to charge the accounts of the Borrower with KeyBank set forth on Schedule 4.3, on the dates when the amount thereof shall become due and payable, with the amounts of the principal of and interest on the Loans and all fees, charges, expenses and other amounts owing to the Agent and/or the Lenders (including the Swing Loan Lender) under the Loan Documents. Subject to the foregoing, all payments made to Agent on behalf of the Lenders, and actually received by Agent, shall be deemed received by the Lenders on the date actually received by Agent.

(b)                                 All payments by the Borrower hereunder and under any of the other Loan Documents shall be made without setoff or counterclaim and free and clear of and without deduction for any taxes (other than income or franchise taxes imposed on any Lender), levies, imposts, duties, charges, fees, deductions, withholdings, compulsory loans, restrictions or conditions of any nature now or hereafter imposed or levied by any jurisdiction or any political subdivision thereof or taxing or other authority therein unless the Borrower is compelled by law to make such deduction or withholding. If any such obligation is imposed upon the Borrower with respect to any amount payable by it hereunder or under any of the other Loan Documents, the Borrower will pay to the Agent, for the account of the Lenders (including the Swing Loan Lender) or (as the case may be) the Agent, on the date on which such amount is due and payable hereunder or under such other Loan Document, such additional amount in Dollars as shall be necessary to enable the Lenders or the Agent to receive the same net amount which the Lenders or the Agent would have received on such due date had no such obligation been imposed upon the Borrower. The Borrower will deliver promptly to the Agent certificates or other valid vouchers for all taxes or other charges deducted from or paid with respect to payments made by the Borrower hereunder or under any other Loan Document.

(c)                                  Each Lender organized under the laws of a jurisdiction outside the United States (but only so long as such Lender remains lawfully able to do so), shall provide the Borrower with such duly executed form(s) or statement(s) which may, from time to time, be prescribed by law and, which, pursuant to applicable provisions of  (i) an income tax treaty between the United States and the country of residence of such Lender, (ii) the Code, or (iii) any applicable rules or regulations in effect under (i) or (ii) above, indicates the withholding status of such Lender; provided that nothing herein (including without limitation the failure or inability to provide such form or statement) shall relieve the Borrower of its obligations under §4.3(b). In the event that the Borrower shall have delivered the certificates or vouchers described above for any payments made by the Borrower and such Lender receives a refund of any taxes paid by the Borrower pursuant to §4.3(b), such Lender will pay to the Borrower the amount of such refund promptly upon receipt thereof; provided that if at any time thereafter such Lender is required to return such refund, the Borrower shall promptly repay to such Lender the amount of such refund.

(d)                                 The obligations of the Borrower to the Lenders under this Agreement with respect to Letters of Credit (and of the Revolving Credit Lenders to make payments to the Issuing Lender with respect to Letters of Credit and to the Swing Loan Lender with respect to Swing Loans) shall be absolute, unconditional and irrevocable, and shall be paid and performed strictly in accordance with the terms of this Agreement, under all circumstances whatsoever, including, without limitation, the following circumstances:  (i) any lack of validity or enforceability of this Agreement, any Letter of Credit or any of the other Loan Documents; (ii) any improper use which may be made of any Letter of Credit or any improper acts or omissions of any beneficiary or transferee of any Letter of Credit in connection therewith; (iii) the existence of any claim, set-off, defense or any right which the Borrower or any of its Subsidiaries or Affiliates may have at any time against any beneficiary or any transferee of any Letter of Credit (or persons or entities for whom any such beneficiary or any such transferee may be acting) or the Lenders (other than the defense of payment to the Lenders in accordance with the terms of this Agreement) or any other person, whether in connection with any Letter of Credit, this Agreement, any other Loan Document, or any unrelated transaction; (iv) any draft, demand, certificate, statement or any other documents presented under any Letter of Credit proving to be insufficient, forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect whatsoever; (v) any breach of any agreement between the Borrower or any of its Subsidiaries or Affiliates and any beneficiary or transferee of any Letter of Credit; (vi) any irregularity in the transaction with respect to which any Letter of Credit is issued, including any fraud by the beneficiary or any transferee of such Letter of Credit; (vii) payment by the Issuing Lender under any Letter of Credit against presentation of a sight draft, demand, certificate or other document which does not comply with the terms of such Letter of Credit, provided that such payment shall not have constituted gross negligence or willful misconduct on the part of the Issuing Lender as determined by a court of competent jurisdiction after the exhaustion of all applicable appeal periods; (viii) any non-application or misapplication by the beneficiary of a Letter of Credit of the proceeds of such Letter of Credit; (ix) the legality, validity, form, regularity or enforceability of the Letter of Credit; (x) the failure of any payment by Issuing Lender to conform to the terms of a Letter of Credit (if, in Issuing Lender’s good faith judgment, such payment is determined to be appropriate); (xi) the surrender or impairment of any security for the performance or observance of any of the terms of any of the Loan Documents; (xii) the occurrence of any Default or Event of Default; and (xiii) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, provided that such other circumstances or happenings shall not have been the result of gross negligence or willful misconduct on the part of the Issuing Lender or the Swing Loan Lender, as applicable as determined by a court of competent jurisdiction after the exhaustion of all applicable appeal periods.

§4.4                          Computations. All computations of interest on the Loans and of other fees to the extent applicable shall be based on a 360-day year (or a 365 day year in the case of Base Rate Loans) and paid for the actual number of days elapsed. Except as otherwise provided in the definition of the term “Interest Period” with respect to LIBOR Rate Loans, whenever a payment hereunder or under any of the other Loan Documents becomes due on a day that is not a Business Day, the due date for such payment shall be extended to the next succeeding Business Day, and interest shall accrue during such extension. The Outstanding Loans and Letter of Credit Liabilities as reflected on the records of the Agent from time to time shall be considered prima facie evidence of such amount absent manifest error.

§4.5                          Suspension of LIBOR Rate Loans. In the event that, prior to the commencement of any Interest Period relating to any LIBOR Rate Loan, the Agent shall determine that adequate and reasonable methods do not exist for ascertaining LIBOR for such Interest Period, or the Agent shall reasonably determine that LIBOR will not accurately and fairly reflect the cost of the Lenders making or maintaining LIBOR Rate Loans for such Interest Period, the Agent shall forthwith give notice of such determination (which shall be conclusive and binding on the Borrower and the Lenders absent manifest error) to the Borrower and the Lenders. In such event (a) any Loan Request with respect to a LIBOR Rate Loan shall be automatically withdrawn and shall be deemed a request for a Base Rate Loan and (b) each LIBOR Rate Loan will automatically, on the last day of the then current Interest Period applicable thereto, become a Base Rate Loan, and the obligations of the Lenders to make LIBOR Rate Loans shall be suspended until the Agent determines that the circumstances giving rise to such suspension no longer exist, whereupon the Agent shall so notify the Borrower and the Lenders.

§4.6                          Illegality. Notwithstanding any other provisions herein, if any present or future law, regulation, treaty or directive or the interpretation or application thereof shall make it unlawful, or any central bank or other governmental authority having jurisdiction over a Lender or its LIBOR Lending Office shall assert that it is unlawful, for any Lender to make or maintain LIBOR Rate Loans, such Lender shall forthwith give notice of such circumstances to the Agent and the Borrower and thereupon (a) the commitment of the Lenders to make LIBOR Rate Loans shall forthwith be suspended and (b) the LIBOR Rate Loans then outstanding shall be converted automatically to Base Rate Loans on the last day of each Interest Period applicable to such LIBOR Rate Loans or within such earlier period as may be required by law. Notwithstanding the foregoing, before giving such notice, the applicable Lender shall designate a different lending office if such designation will void the need for giving such notice and will not, in the judgment of such Lender, be otherwise materially disadvantageous to such Lender or increase any costs payable by the Borrower hereunder.

§4.7                          Additional Interest. If any LIBOR Rate Loan or any portion thereof is repaid or is converted to a Base Rate Loan for any reason on a date which is prior to the last day of the Interest Period applicable to such LIBOR Rate Loan, or if repayment of the Loans has been accelerated as provided in §12.1, or if the Borrower fails to draw down on the first day of the applicable Interest Period any amount as to which Borrower has elected a LIBOR Rate Loan, the Borrower will pay to the Agent upon demand for the account of the applicable Lenders in accordance with their respective Commitment Percentages (or to the Swing Loan Lender with respect to a Swing Loan), in addition to any amounts of interest otherwise payable hereunder, the Breakage Costs. The Borrower understands, agrees and acknowledges the following:  (i) no Lender has any obligation to purchase, sell and/or match funds in connection with the use of LIBOR as a basis for calculating the rate of interest on a LIBOR Rate Loan; (ii) LIBOR is used merely as a reference in determining such rate; and (iii) the Borrower has accepted LIBOR as a reasonable and fair basis for calculating such rate and any Breakage Costs. The Borrower further agrees to pay the Breakage Costs, if any, whether or not a Lender elects to purchase, sell and/or match funds.

§4.8                          Additional Costs, Etc. Notwithstanding anything herein to the contrary, if any present or future applicable law, which expression, as used herein, includes statutes, rules and regulations thereunder and interpretations thereof by any competent court or by any governmental or other regulatory body or official charged with the administration or the interpretation thereof and requests, directives, instructions and notices at any time (or from time to time) hereafter made upon or otherwise issued to any Lender or the Agent by any central bank or other fiscal, monetary or other authority (whether or not having the force of law), shall:

(a)                                  subject any Lender or the Agent to any tax, levy, impost, duty, charge, fee, deduction or withholding of any nature with respect to this Agreement, the other Loan Documents, such Lender’s Commitment, a Letter of Credit or the Loans (other than taxes based upon or measured by the gross receipts, income or profits of such Lender or the Agent or its franchise tax), or

(b)                                 materially change the basis of taxation (except for changes in taxes on gross receipts, income or profits or its franchise tax) of payments to any Lender of the principal of or the interest on any Loans or any other amounts payable to any Lender under this Agreement or the other Loan Documents, or

(c)                                  impose or increase or render applicable any special deposit, reserve, assessment, liquidity, capital adequacy or other similar requirements (whether or not having the force of law and which are not already reflected in any amounts payable by the Borrower hereunder) against assets held by, or deposits in or for the account of, or loans by, or commitments of an office of any Lender, or

(d)                                 impose on any Lender or the Agent any other conditions or requirements with respect to this Agreement, the other Loan Documents, the Loans, such Lender’s Commitment, a Letter of Credit or any class of loans or commitments of which any of the Loans or such Lender’s Commitment forms a part; and the result of any of the foregoing is:

(i)                                     to increase the cost to any Lender of making, funding, issuing, renewing, extending or maintaining any of the Loans, the Letters of Credit or such Lender’s Commitment, or

(ii)                                  to reduce the amount of principal, interest or other amount payable to any Lender or the Agent hereunder on account of such Lender’s Commitment or any of the Loans or the Letters of Credit, or

(iii)                               to require any Lender or the Agent to make any payment or to forego any interest or other sum payable hereunder, the amount of which payment or foregone interest or other sum is calculated by reference to the gross amount of any sum receivable or deemed received by such Lender or the Agent from the Borrower hereunder, then, and in each such case, the Borrower will, within fifteen (15) days of demand made by such Lender or (as the case may be) the Agent at any time and from time to time and as often as the occasion therefor may arise, pay to such Lender or the Agent such additional amounts as such Lender or the Agent shall determine in good faith to be sufficient to compensate such Lender or the Agent for such additional cost, reduction, payment or foregone interest or other sum. Each Lender and the Agent in determining such amounts may use any reasonable averaging and attribution methods generally applied by such Lender or the Agent.

§4.9                          Capital Adequacy. If after the date hereof any Lender determines that (a) the adoption of or change in any law, rule, regulation or guideline regarding capital requirements for banks or bank holding companies or any change in the interpretation or application thereof by any governmental authority charged with the administration thereof, or (b) compliance by such Lender or its parent bank holding company with any guideline, request or directive of any such entity regarding capital adequacy (whether or not having the force of law), has the effect of reducing the return on such Lender’s or such holding company’s capital as a consequence of such Lender’s commitment to make Loans or participate in Letters of Credit hereunder to a level below that which such Lender or holding company could have achieved but for such adoption, change or compliance (taking into consideration such Lender’s or such holding company’s then existing policies with respect to capital adequacy and assuming the full utilization of such entity’s capital) by any amount deemed by such Lender to be material, then such Lender may notify the Borrower thereof. The Borrower agrees to pay to such Lender the amount of such reduction in the return on capital as and when such reduction is determined, upon presentation by such Lender of a statement of the amount setting forth the Lender’s calculation thereof. In determining such amount, such Lender may use any reasonable averaging and attribution methods generally applied by such Lender.

§4.10                    Breakage Costs. The Borrower shall pay all Breakage Costs required to be paid by it pursuant to this Agreement and incurred from time to time by any Lender upon demand within fifteen (15) days from receipt of written notice from Agent, or such earlier date as may be required by this Agreement.

§4.11                    Default Interest; Late Charge. Following the occurrence and during the continuance of any Event of Default, and regardless of whether or not the Agent or the Lenders shall have accelerated the maturity of the Loans, all Loans shall bear interest payable on demand at a rate per annum equal to three percent (3.0%) above the Base Rate (the “Default Rate”), until such amount shall be paid in full (after as well as before judgment), and the fee payable with respect to Letters of Credit shall be increased to a rate equal to three percent (3.0%) above the Letter of Credit fee that would otherwise be applicable to such time, or if any of such amounts shall exceed the maximum rate permitted by law, then at the maximum rate permitted by law. In addition, the Borrower shall pay a late charge equal to four percent (4.0%) of any amount of interest and/or principal payable on the Loans or any other amounts payable hereunder or under the other Loan Documents, which is not paid by the Borrower within five (5) Business Days of the date when due (or, in the case of amounts due at the Revolving Credit Maturity Date or the Term Loan Maturity Date, as applicable, within fifteen (15) Business Days of such date).

§4.12                    Certificate. A certificate setting forth any amounts payable pursuant to §4.7, §4.8, §4.9, §4.10 or §4.11 and a reasonably detailed explanation of such amounts which are due, submitted by any Lender or the Agent to the Borrower, shall be prima facie evidence of the amount owed. Any such Certificate setting forth any amounts payable pursuant to §4.8 or §4.9 must be delivered to the Agent and the Borrower within one hundred eighty (180) days after the affected Bank becomes aware of the basis for any such claim; provided that if such Certificate is not delivered to the Agent and the Borrower within one hundred eighty (180) days after the affected Bank becomes aware of the basis for any such claim, such Bank shall only be entitled to receive payment pursuant to §4.8 or §4.9, as applicable, with respect to amounts which arose during the one hundred eighty (180) day period prior to the date such Bank delivered such Certificate to the Agent and the Borrower.

§4.13                    Limitation on Interest. Notwithstanding anything in this Agreement or the other Loan Documents to the contrary, all agreements between or among the Borrower, the Lenders and the Agent, whether now existing or hereafter arising and whether written or oral, are hereby limited so that in no contingency, whether by reason of acceleration of the maturity of any of the Obligations or otherwise, shall the interest contracted for, charged or received by the Lenders exceed the maximum amount permissible under applicable law. If, from any circumstance whatsoever, interest would otherwise be payable to the Lenders in excess of the maximum lawful amount, the interest payable to the Lenders shall be reduced to the maximum amount permitted under applicable law; and if from any circumstance the Lenders shall ever receive anything of value deemed interest by applicable law in excess of the maximum lawful amount, an amount equal to any excessive interest shall be applied to the reduction of the principal balance of the Obligations and to the payment of interest or, if such excessive interest exceeds the unpaid balance of principal of the Obligations, such excess shall be refunded to the Borrower. All interest paid or agreed to be paid to the Lenders shall, to the extent permitted by applicable law, be amortized, prorated, allocated and spread throughout the full period until payment in full of the principal of the Obligations (including the period of any renewal or extension thereof) so that the interest thereon for such full period shall not exceed the maximum amount permitted by applicable law. This Section shall control all agreements between or among the Borrower, the Lenders and the Agent.

§4.14                    Certain Provisions Relating to Increased Costs and Non-Funding Lenders. If a Lender gives notice of the existence of the circumstances set forth in §4.8 or any Lender requests compensation for any losses or costs to be reimbursed pursuant to any one or more of the provisions of §4.3(b) (as a result of the imposition of U.S. withholding taxes on amounts paid to such Lender under this Agreement), §4.8 or §4.9, then, upon request of the Borrower, such Lender, as applicable, shall use reasonable efforts in a manner consistent with such institution’s practice in connection with loans like the Loan of such Lender to eliminate, mitigate or reduce amounts that would otherwise be payable by the Borrower under the foregoing provisions, provided that such action would not be otherwise prejudicial to such Lender, including, without limitation, by designating another of such Lender’s offices, branches or affiliates; the Borrower agreeing to pay all reasonably incurred costs and expenses incurred by such Lender in connection with any such action. Notwithstanding anything to the contrary contained herein, if no Default or Event of Default shall have occurred and be continuing, and if any Lender (a) has given notice of the existence of the circumstances set forth in §4.8 or has requested payment or compensation for any losses or costs to be reimbursed pursuant to any one or more of the provisions of §4.3(b) (as a result of the imposition of U.S. withholding taxes on amounts paid to such Lender under this Agreement), §4.8 or §4.9 and following the request of the Borrower has been unable to take the steps described above to mitigate such amounts (each, an “Affected Lender”) or (b) has failed to make available to Agent its pro rata share of any Loan or participation in a Letter of Credit or Swing Loan and such failure has not been cured (a “Non-Funding Lender”), then, within thirty (30) days after such notice or request for payment or compensation or failure to fund, as applicable, the Borrower shall have the one-time right as to such Affected Lender or Non-Funding Lender, as applicable, to be exercised by delivery of written notice delivered to the Agent and the Affected Lender or Non-Funding Lender, as applicable, within thirty (30) days of receipt of such notice or failure to fund, as applicable, to elect to cause the Affected Lender or Non-Funding Lender, as applicable, to transfer its Commitment. The Agent shall promptly notify the remaining Lenders that each of such Lenders shall have the right, but not the obligation, to acquire a portion of the Commitment, pro rata based upon their relevant Commitment Percentages, of the Affected Lender or Non-Funding Lender, as applicable (or if any of such Lenders does not elect to purchase its pro rata share, then to such remaining Lenders in such proportion as approved by the Agent). In the event that the Lenders do not elect to acquire all of the Affected Lender’s or Non-Funding Lender’s Commitment, then the Agent shall endeavor to obtain a new Lender to acquire such remaining Commitment. Upon any such purchase of the Commitment of the Affected Lender or Non-Funding Lender, as applicable, the Affected Lender’s or Non-Funding Lender’s interest in the Obligations and its rights hereunder and under the Loan Documents shall terminate at the date of purchase, and the Affected Lender or Non-Funding Lender, as applicable, shall promptly execute all documents reasonably requested to surrender and transfer such interest. The purchase price for the Affected Lender’s or Non-Funding Lender’s Commitment shall equal any and all amounts outstanding and owed by the Borrower to the Affected Lender or Non-Funding Lender, as applicable, including principal, prepayment premium or fee, and all accrued and unpaid interest or fees.

§5.                                COLLATERAL SECURITY; GUARANTORS.

§5.1                          Collateral. The Obligations shall be secured by a perfected first priority lien and security interest to be held by the Agent for the benefit of the Lenders on the Collateral, pursuant to the terms of the Security Documents.

§5.2                          Additional Guarantors. In the event any Subsidiary of the Borrower shall satisfy the definition of “Material Subsidiary” after the date hereof (other than any Subsidiary which is prohibited from guarantying indebtedness by the express terms of its organizational documents or any mortgage loan document to which such Subsidiary is party), the Borrower shall cause each such Subsidiary to promptly, but in any event within fifteen (15) Business Days (as such date may be extended by Agent in its discretion), execute and deliver to Agent a Joinder Agreement, and such Subsidiary shall become a Guarantor hereunder and thereunder. Each such Subsidiary shall be specifically authorized, in accordance with its respective organizational documents, to be a Guarantor hereunder and thereunder and to execute the Contribution Agreement and such Security Documents as Agent may require. The Borrower shall further cause all representations, covenants and agreements in the Loan Documents with respect to Guarantors to be true and correct with respect to each such Subsidiary. In connection with the delivery of such Joinder Agreement, the Borrower shall deliver to the Agent such organizational agreements, resolutions, consents, opinions and other documents and instruments as the Agent may reasonably require.

§5.3                          Additional Collateral. Promptly, but in any event within fifteen (15) Business Days (as such date may be extended by Agent in its discretion), following the occurrence of:

(a)                                  the acquisition of an asset,

(b)                                 any acquisition or creation of a Subsidiary by REIT or the Borrower (provided that such fifteen (15) Business Day  (as such date may be extended by Agent in its discretion) period shall not commence unless and until such Subsidiary owns or acquires an asset), or

(c)                                  the refinancing, prepayment or repayment of any indebtedness of any Subsidiary of REIT or the Borrower, whether or not secured by any Real Estate, which permits, or removes or terminates (without replacing) any prohibition on, the granting of any pledge of Equity Interests or Distribution Interests (or any portion thereof) in any such Subsidiary, the Borrower shall, and shall cause each of its Subsidiaries to, execute and deliver such documents, instruments, agreements and certificates as the Agent may reasonably request, including any amendments to or additional Security Documents, in order to grant to the Agent, for the benefit of the Lenders, the best possible first priority lien and security interest in as much of such Equity Interests and/or Distribution Interests (or such portion thereof) as may be granted by the Borrower and any such Subsidiary (and the Borrower covenants and agrees to, on a commercially reasonable best efforts basis, enter into loan documentation in connection with any such refinancing that permits the best possible first priority lien and security interest in as much of such Equity Interests and/or Distribution Interests (or such portion thereof) in favor of the Agent and the Lenders). In connection with the delivery of such documents, instruments, agreements and certificates, the Borrower shall also deliver to the Agent such loan documents, organizational agreements, UCC search results, resolutions, consents, opinions and other documents and instruments as the Agent may reasonably require.

§5.4                          Release of Collateral; Release of Guarantor.

(a)                                  Upon the refinancing or repayment of the Obligations in full and termination of the obligation to provide additional Loans or Letters of Credit to the Borrower, then the Agent shall release the Collateral from the lien and security interest of the Security Documents and to release the Borrower.

(b)                                 Upon (i) the sale, transfer or other disposition of all or substantially all of the assets of (or interests in) a Subsidiary of the Borrower in accordance with the terms of §8.8 or (ii) the incurrence or refinancing of any Indebtedness of a Subsidiary of the Borrower, the Agent shall, if requested in writing by the Borrower and provided no Default or Event of Default shall then be in existence or would occur as a result thereof, release the Collateral applicable to such Subsidiary from the lien and security interest of the Security Documents so long as the Agent shall have received (A) documentation reasonably requested by Agent evidencing such disposition or refinancing, (B) in connection with any such disposition, evidence that the net cash proceeds from such disposition are being distributed to the Borrower and (C) a Compliance Certificate demonstrating that the Borrower is in compliance with the covenants set forth in §9 immediately before and after giving effect to such release. The Agent shall, within ten (10) Business Days of receipt of such documentation and Compliance Certificate, execute and deliver such documents, instruments and other agreements as may be reasonably required to evidence and effect such release.

(c)                                  The Borrower may request in writing that the Agent release, and upon receipt of such request the Agent shall release (subject to the terms hereof), a Guarantor from the Guaranty and the other Loan Documents to which such Guarantor is a party so long as:  (i) no Default or Event of Default shall then be in existence or would occur as a result of such release; (ii) the Agent shall have received such written request at least ten (10) Business Days prior to the requested date of release; (iii) the Borrower shall deliver to Agent evidence reasonably satisfactory to Agent either that (A) such Guarantor and/or the Borrower has disposed of or simultaneously with such release will dispose of its entire interest in such Guarantor or that all or substantially all of the assets of such Guarantor will be disposed of in compliance with the terms of this Agreement, and if such transaction involves the disposition by such Guarantor of all or substantially all of its assets, the net cash proceeds from such disposition are being distributed to the Borrower in connection with such disposition, or (B) such Guarantor will be the borrower with respect to Secured Debt permitted under this Agreement, which Indebtedness will be secured by a Lien on the assets of such Guarantor. Delivery by the Borrower to the Agent of any such request for a release shall constitute a representation by the Borrower that the matters set forth in the preceding sentence (both as of the date of the giving of such request and as of the date of the effectiveness of such request) are true and correct with respect to such request. Notwithstanding the foregoing, the provisions of this §5.4(c) shall not apply to REIT, which may not be released as a Guarantor.

§6.                                REPRESENTATIONS AND WARRANTIES.

The Borrower represents and warrants to the Agent and the Lenders as follows.

§6.1                          Corporate Authority, Etc.

(a)                                  Incorporation; Good Standing. REIT is a Maryland corporation duly organized pursuant to articles of incorporation filed with the Maryland Secretary of State, and is validly existing and in good standing under the laws of Maryland. REIT conducts its business in a manner which enables it to qualify as a real estate investment trust under, and to be entitled to the benefits of, §856 of the Code, and has elected to be treated as and is entitled to the benefits of a real estate investment trust thereunder. The Borrower is a Texas limited partnership duly organized pursuant to its certificate of limited partnership filed with the Texas Secretary of State, and is validly existing and in good standing under the laws of Texas. The Borrower (i) has all requisite power to own its property and conduct its business as now conducted and as presently contemplated, and (ii) is in good standing and is duly authorized to do business in the jurisdiction of its organization and in each other jurisdiction where a failure to be so qualified in such other jurisdiction could have a Material Adverse Effect.

(b)                                 Subsidiaries. Each of the Guarantors and each of the Subsidiaries of the Borrower and the Guarantors (i) is a corporation, limited partnership, general partnership, limited liability company or trust duly organized under the laws of its State of organization and is validly existing and in good standing under the laws thereof, (ii) has all requisite power to own its property and conduct its business as now conducted and as presently contemplated and (iii) is in good standing and is duly authorized to do business in each jurisdiction where it is organized and in each other jurisdiction where a failure to be so qualified could have a Material Adverse Effect.

(c)                                  Authorization. The execution, delivery and performance of this Agreement and the other Loan Documents to which any of the Borrower or any Guarantor is a party and the transactions contemplated hereby and thereby (i) are within the authority of such Person, (ii) have been duly authorized by all necessary proceedings on the part of such Person, (iii) do not and will not conflict with or result in any breach or contravention of any provision of law, statute, rule or regulation to which such Person is subject or any judgment, order, writ, injunction, license or permit applicable to such Person, (iv) do not and will not conflict with or constitute a default (whether with the passage of time or the giving of notice, or both) under any provision of the partnership agreement, articles of incorporation or other charter documents or bylaws of, or any agreement or other instrument binding upon, such Person or any of its properties, (v) do not and will not result in or require the imposition of any lien or other encumbrance on any of the properties, assets or rights of such Person other than the liens and encumbrances in favor of Agent contemplated by this Agreement and the other Loan Documents, and (vi) do not, as of the date of execution and delivery thereof, require the approval or consent of any Person other than those already obtained and delivered to Agent.

(d)                                 Enforceability. The execution and delivery of this Agreement and the other Loan Documents to which any of the Borrower or any Guarantor is a party are valid and legally binding obligations of such Person enforceable in accordance with the respective terms and provisions hereof and thereof, except as enforceability is limited by bankruptcy, insolvency, reorganization, moratorium or other laws relating to or affecting generally the enforcement of creditors’  rights and general principles of equity.

§6.2                          Governmental Approvals. The execution, delivery and performance of this Agreement and the other Loan Documents to which the Borrower or any Guarantor is a party and the transactions contemplated hereby and thereby do not require the approval or consent of, or filing or registration with, or the giving of any notice to, any court, department, board, governmental agency or authority other than those already obtained, the filing of the Security Documents in the appropriate records office with respect thereto, and filings after the date hereof of disclosures with the SEC.

§6.3                          Title to Properties. Except as indicated on Schedule 6.3 hereto or other adjustments that are not material in amount, REIT, the Borrower and their respective Subsidiaries own or lease all of the assets reflected in the consolidated balance sheet of REIT as of the Balance Sheet Date or acquired or leased since that date (except property and assets sold or otherwise disposed of in the ordinary course since that date) subject to no rights of others, including any mortgages, leases pursuant to which REIT, the Borrower or any of their respective Subsidiaries or any of their respective Affiliates is the lessee, conditional sales agreements, title retention agreements, liens or other encumbrances except Permitted Liens.

§6.4                          Financial Statements. The Borrower has furnished to Agent:  (a) the consolidated balance sheet of REIT and its Subsidiaries as of the Balance Sheet Date and the related consolidated statement of income and cash flow for the calendar year then ended certified by the chief financial or accounting officer of REIT, (b) as of the Closing Date, an unaudited statement of Consolidated Net Operating Income for the period ending September 30, 2007 reasonably satisfactory in form to the Agent and certified by the chief financial or accounting officer of REIT as fairly presenting the Consolidated Net Operating Income for such periods, and (c) certain other financial information relating to the Borrower, the Guarantors and the Collateral. Such balance sheet and statements have been prepared in accordance with generally accepted accounting principles and fairly present the consolidated financial condition of REIT and its Subsidiaries as of such dates and the consolidated results of the operations of REIT and its Subsidiaries for such periods. There are no liabilities, contingent or otherwise, of REIT or any of its Subsidiaries involving material amounts not disclosed in said financial statements and the related notes thereto.

§6.5                          No Material Changes. Since the Balance Sheet Date or the date of the most recent financial statements delivered pursuant to §7.4, as applicable, there has occurred no materially adverse change in the financial condition, prospects or business of REIT, the Borrower, and their respective Subsidiaries taken as a whole as shown on or reflected in the consolidated balance sheet of REIT as of the Balance Sheet Date, or its consolidated statement of income or cash flows for the calendar year then ended, other than changes in the ordinary course of business that have not and could not reasonably be expected to have a Material Adverse Effect. As of the date hereof, except as set forth on Schedule 6.5 hereto, there has occurred no materially adverse change in the financial condition, prospects, operations or business activities of REIT, the Borrower, or their respective Subsidiaries from the condition shown on the statements of income delivered to the Agent pursuant to §6.4 other than changes in the ordinary course of business that have not had any materially adverse effect either individually or in the aggregate on the business, prospects, operation or financial condition of REIT, the Borrower, and their respective Subsidiaries, considered as a whole.

§6.6                          Franchises, Patents, Copyrights, Etc. The Borrower, the Guarantors and their respective Subsidiaries possess all franchises, patents, copyrights, trademarks, trade names, service marks, licenses and permits, and rights in respect of the foregoing, adequate for the conduct of their business substantially as now conducted without known conflict with any rights of others, except where such failure individually or in the aggregate has not had and could not reasonably be expected to have a Material Adverse Effect.

§6.7                          Litigation. Except as stated on Schedule 6.7, there are no actions, suits, proceedings or investigations of any kind pending or to the knowledge of the Borrower threatened against the Borrower, any Guarantor, any of their respective Subsidiaries before any court, tribunal, arbitrator, mediator or administrative agency or board which question the validity of this Agreement or any of the other Loan Documents, any action taken or to be taken pursuant hereto or thereto, the Collateral or any lien, security title or security interest created or intended to be created pursuant hereto or thereto, or which if adversely determined could reasonably be expected to have a Material Adverse Effect. Except as set forth on Schedule 6.7, there are no judgments, final orders or awards outstanding against or affecting the Borrower, any Guarantor, any of their respective Subsidiaries or any Collateral, individually or in the aggregate, in excess of $1,000,000.00.

§6.8                          No Material Adverse Contracts, Etc. None of the Borrower, any Guarantor or any of their respective Subsidiaries is subject to any charter, corporate or other legal restriction, or any judgment, decree, order, rule or regulation that has or is expected in the future to have a Material Adverse Effect. None of the Borrower, any Guarantor or any of their respective Subsidiaries is a party to any contract or agreement that has or could reasonably be expected to have a Material Adverse Effect.

§6.9                          Compliance with Other Instruments, Laws, Etc. None of the Borrower, any Guarantor or any of their respective Subsidiaries is in violation of any provision of its charter or other organizational documents, bylaws, or any agreement or instrument to which it is subject or by which it or any of its properties is bound or any decree, order, judgment, statute, license, rule or regulation, in any of the foregoing cases in a manner that has had or could reasonably be expected to have a Material Adverse Effect.

§6.10                    Tax Status. Each of the Borrower, the Guarantors and their respective Subsidiaries (a) has made or filed all federal and state income and all other tax returns, reports and declarations required by any jurisdiction to which it is subject or has obtained an extension for filing, (b) has paid prior to delinquency all taxes and other governmental assessments and charges shown or determined to be due on such returns, reports and declarations, except those being contested in good faith and by appropriate proceedings and (c) has set aside on its books provisions reasonably adequate for the payment of all taxes for periods subsequent to the periods to which such returns, reports or declarations apply. Except as set forth on Schedule 6.10, there are no unpaid taxes in any material amount claimed to be due by the taxing authority of any jurisdiction, and the officers or partners of such Person know of no basis for any such claim. There are no audits pending or to the knowledge of the Borrower threatened with respect to any tax returns filed by the Borrower, any Guarantor or their respective Subsidiaries. The taxpayer identification number for REIT is 68-0509956 and for the Borrower is 14-183660.

§6.11                    No Event of Default. No Default or Event of Default has occurred and is continuing.

§6.12                    Investment Company Act. None of the Borrower, the Guarantors or any of their respective Subsidiaries is an “investment company”, or an “affiliated company” or a “principal underwriter” of an “investment company”, as such terms are defined in the Investment Company Act of 1940.

§6.13                    Setoff, Etc. The Collateral and the rights of the Agent and the Lenders with respect to the Collateral are not subject to any setoff, claims, withholdings or other defenses by the Borrower or any of their Subsidiaries or Affiliates or, to the best knowledge of the Borrower, any other Person other than Permitted Liens described in §8.2(i)(A), (v) and (vi).

§6.14                    Certain Transactions. Except as disclosed on Schedule 6.14 hereto, none of the partners, officers, trustees, managers, members, directors, or employees of the Borrower, any Guarantor or any of their respective Subsidiaries is, nor shall any such Person become, a party to any transaction with the Borrower, any Guarantor or any of their respective Subsidiaries or Affiliates (other than for services as partners, managers, members, employees, officers and directors), including any agreement or other arrangement providing for the furnishing of services to or by, providing for rental of real or personal property to or from, or otherwise requiring payments to or from any partner, officer, trustee, director or such employee or, to the knowledge of the Borrower, any corporation, partnership, trust or other entity in which any partner, officer, trustee, director, or any such employee has a substantial interest or is an officer, director, trustee or partner, which are on terms less favorable to the Borrower, a Guarantor or any of their respective Subsidiaries than those that would be obtained in a comparable arms-length transaction.

§6.15                    Employee Benefit Plans. The Borrower, each Guarantor and each ERISA Affiliate has fulfilled its obligation, if any, under the minimum funding standards of ERISA and the Code with respect to each Employee Benefit Plan, Multiemployer Plan or Guaranteed Pension Plan and is in compliance in all material respects with the presently applicable provisions of ERISA and the Code with respect to each Employee Benefit Plan, Multiemployer Plan or Guaranteed Pension Plan. Neither the Borrower, any Guarantor nor any ERISA Affiliate has (a) sought a waiver of the minimum funding standard under §412 of the Code in respect of any Employee Benefit Plan, Multiemployer Plan or Guaranteed Pension Plan, (b) failed to make any contribution or payment to any Employee Benefit Plan, Multiemployer Plan or Guaranteed Pension Plan, or made any amendment to any Employee Benefit Plan, Multiemployer Plan or Guaranteed Pension Plan, which has resulted or could result in the imposition of a Lien or the posting of a bond or other security under ERISA or the Code, or (c) incurred any liability under Title IV of ERISA other than a liability to the PBGC for premiums under §4007 of ERISA. None of the assets of REIT, the Borrower or any of their respective Subsidiaries constitutes a “plan asset” of any Employee Plan, Multiemployer Plan or Guaranteed Pension Plan.

§6.16                    Disclosure. All of the representations and warranties made by or on behalf of the Borrower, the Guarantors and their respective Subsidiaries in this Agreement and the other Loan Documents or any document or instrument delivered to the Agent or the Lenders pursuant to or in connection with any of such Loan Documents are true and correct in all material respects, and neither the Borrower nor any Guarantor has failed to disclose such information as is necessary to make such representations and warranties not misleading. All information contained in this Agreement, the other Loan Documents or otherwise furnished to or made available to the Agent or the Lenders by or on behalf of the Borrower, any Subsidiary or any Guarantor, as supplemented to date, is and, when delivered, will be true and correct in all material respects and, as supplemented to date, does not, and when delivered will not, contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein not misleading. The written information, reports and other papers and data with respect to the Borrower, any Subsidiary, any Guarantor or the Collateral (other than projections and estimates) furnished to the Agent or the Lenders in connection with this Agreement or the obtaining of the Commitments of the Lenders hereunder was, at the time so furnished, complete and correct in all material respects, or has been subsequently supplemented by other written information, reports or other papers or data, to the extent necessary to give in all material respects a true and accurate knowledge of the subject matter in all material respects; provided that such representation shall not apply to (a) the accuracy of any appraisal, title commitment, survey, or engineering and environmental reports prepared by third parties or legal conclusions or analysis provided by the Borrower’s or Guarantor’s counsel (although the Borrower and the Guarantors have no reason to believe that the Agent and the Lenders may not rely on the accuracy thereof) or (b) budgets, projections and other forward-looking speculative information prepared in good faith by the Borrower (except to the extent the related assumptions were when made manifestly unreasonable).

§6.17                    Place of Business. The principal place of business of the Borrower is 15601 Dallas Parkway, Suite 600, Addison, Texas  75001-6206.

§6.18                    Regulations T, U and X. No portion of any Loan is to be used for the purpose of purchasing or carrying any “margin security” or “margin stock” as such terms are used in Regulations T, U and X of the Board of Governors of the Federal Reserve System, 12 C.F.R. Parts 220, 221 and 224. Neither the Borrower nor any Guarantor is engaged, nor will it engage, principally or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying any “margin security” or “margin stock” as such terms are used in Regulations T, U and X of the Board of Governors of the Federal Reserve System, 12 C.F.R. Parts 220, 221 and 224.

§6.19                    Environmental Compliance. The Borrower has taken all commercially reasonable steps to investigate the past and present conditions and usage of the Real Estate and the operations conducted thereon and, to the best of Borrower’s knowledge and belief, except as specifically set forth (i) in the written environmental site assessment reports of an Environmental Engineer provided to the Agent on or before the date hereof, or in the case of Real Estate acquired after the date hereof, the environmental site assessment reports with respect thereto provided to the Agent, or (ii) on Schedule 6.19(c) or (d), makes the following representations and warranties:

(a)                                  None of the Borrower, the Guarantors or their respective Subsidiaries nor any operator of the Real Estate, nor any tenant or operations thereon, is in violation, or alleged violation, of any judgment, decree, order, law, license, rule or regulation pertaining to environmental matters, including without limitation, those arising under any Environmental Law, which violation involves Real Estate and has had or could reasonably be expected to have a Material Adverse Effect.

(b)                                 None of the Borrower, the Guarantors nor any of their respective Subsidiaries has received written notice from any third party including, without limitation, any federal, state or local governmental authority, (i) that it has been identified by the United States Environmental Protection Agency (“EPA”) as a potentially responsible party under CERCLA with respect to a site listed on the National Priorities List, 40 C.F.R. Part 300 Appendix B (1986); (ii) that any Hazardous Substance(s) which it has generated, transported or disposed of have been found at any site at which a federal, state or local agency or other third party has conducted or has ordered that the Borrower, any Guarantor or any of their respective Subsidiaries conduct a remedial investigation, removal or other response action pursuant to any Environmental Law; or (iii) that it is or shall be a named party to any claim, action, cause of action, complaint, or legal or administrative proceeding (in each case, contingent or otherwise) arising out of any third party’s incurrence of costs, expenses, losses or damages of any kind whatsoever in connection with the release of Hazardous Substances, which in any case involves Real Estate and has had or could reasonably be expected to have a Material Adverse Effect.

(c)                                  (i) no portion of the Real Estate has been used for the handling, processing, storage or disposal of Hazardous Substances except in accordance with applicable Environmental Laws, and no underground tank or other underground storage receptacle for Hazardous Substances is located on any portion of the Real Estate except those which are being operated and maintained in compliance with Environmental Laws; (ii) in the course of any activities conducted by the Borrower, the Guarantors, their respective Subsidiaries or the tenants and operators of their properties, no Hazardous Substances have been generated or are being used on the Real Estate except in the ordinary course of Borrower’s, the Guarantors’ and their respective Subsidiaries’ respective businesses and in accordance with applicable Environmental Laws; (iii) there has been no past or present Release or threatened Release of Hazardous Substances on, upon, into or from the Real Estate, which Release would have a material adverse effect on the value of such Real Estate or adjacent properties, which Release has had or could reasonably be expected to have a Material Adverse Effect; (iv) there have been no Releases on, upon, from or into any real property in the vicinity of any of the Real Estate which, through soil or groundwater contamination, may have come to be located on, and which could be reasonably anticipated to have a material adverse effect on the value of, the Real Estate; and (v) any Hazardous Substances that have been generated on any of the Real Estate have been transported off-site in accordance with all applicable Environmental Laws (except with respect to the foregoing in this §6.19(c) as to any Real Estate where the foregoing has not had or could not reasonably be expected to have a Material Adverse Effect).

(d)                                 none of the Borrower, the Guarantors, their respective Subsidiaries nor the Real Estate is subject to any applicable Environmental Law requiring the performance of Hazardous Substances site assessments, or the removal or remediation of Hazardous Substances, or the giving of notice to any governmental agency or the recording or delivery to other Persons of an environmental disclosure document or statement in each case by virtue of the transactions set forth herein and contemplated hereby, or as a condition to the effectiveness of any other transactions contemplated hereby except for such matters that shall be complied with as of the Closing Date.

(e)                                  There are no existing or closed sanitary landfills, solid waste disposal sites, or hazardous waste treatment, storage or disposal facilities on or affecting the Real Estate except where such existence has not had or could not be reasonably be expected to have a Material Adverse Effect.

(f)                                    The Borrower has not received any written notice of any claim by any party that any use, operation, or condition of the Real Estate has caused any nuisance or any other liability or adverse condition on any other property which as to any Real Estate has had or could reasonably be expected to have a Material Adverse Effect, nor is there any basis for such a claim.

§6.20                    Subsidiaries; Organizational Structure. Schedule 6.20(a) sets forth, as of the date hereof, all of the Subsidiaries of REIT, the form and jurisdiction of organization of each of the Subsidiaries, and REIT’s direct and indirect ownership interests therein. Schedule 6.20(b) sets forth, as of the date hereof, all of the Unconsolidated Affiliates of REIT and its Subsidiaries, the form and jurisdiction of organization of each of the Unconsolidated Affiliates, REIT’s or its Subsidiary’s ownership interest therein and the other owners of the applicable Unconsolidated Affiliate. No Person owns any legal, equitable or beneficial interest in any of the Persons set forth on Schedules 6.20(a) and 6.20(b) except as set forth on such Schedules.

§6.21                    Property. Subject to Schedule 6.21, (i) all of the Real Estate of the Borrower, the Guarantors and their respective Subsidiaries is structurally sound, in good condition and working order, subject to ordinary wear and tear, except for such portion of such Real Estate which is not occupied by any tenant and where such defects have not had and could not reasonably be expected to have a Material Adverse Effect, (ii) the Real Estate, and the use and operation thereof, is in material compliance with all applicable federal and state law and governmental regulations and any local ordinances, orders or regulations, including without limitation, laws, regulations and ordinances relating to zoning, building codes, subdivision, fire protection, health, safety, handicapped access, historic preservation and protection, wetlands and tidelands (but excluding for purposes of this §6.21, Environmental Laws) except where a failure to so comply has not and could not reasonably be expected to have a Material Adverse Effect, (iii) there are no unpaid or outstanding real estate or other taxes or assessments on or against any of the Real Estate which are payable by the Borrower, any Guarantor or any of their respective Subsidiaries (except only real estate or other taxes or assessments, that are not yet delinquent or are being protested as permitted by this Agreement), (iv) each Real Estate asset is separately assessed for purposes of real estate tax assessment and payment, (v) there are no unpaid or outstanding real estate or other taxes or assessments on or against any other property of the Borrower, the Guarantors or any of their respective Subsidiaries which are payable by any of such Persons in any material amount (except only real estate or other taxes or assessments, that are not yet delinquent or are being protested as permitted by this Agreement), (vi) there are no pending, or to the knowledge of the Borrower, threatened or contemplated, eminent domain proceedings against any Real Estate, (vii) none of the Real Estate is now damaged as a result of any fire, explosion, accident, flood or other casualty, (viii) none of the Borrower, the Guarantors or any of their respective Subsidiaries has received any outstanding notice from any insurer or its agent requiring performance of any work with respect to any of the Real Estate or canceling or threatening to cancel any policy of insurance, and each of the Real Estate complies with the material requirements of all of the Borrower’s, Guarantors’ and their respective Subsidiaries’ insurance carriers and (ix) no person or entity has any right or option to acquire any Real Estate or any Building thereon or any portion thereof or interest therein, except for certain tenants of such Real Estate pursuant to the terms of their Leases and tenants in common under applicable tenant in common agreements.

§6.22                    Brokers. None of REIT, the Borrower nor any of their respective Subsidiaries has engaged or otherwise dealt with any broker, finder or similar entity in connection with this Agreement or the Loans contemplated hereunder.

§6.23                    Other Debt. As of the date hereof, none of the Borrower, any Guarantor nor any of their respective Subsidiaries is in default of the payment of any Indebtedness or the performance of any material obligation under any related agreement, mortgage, deed of trust, security agreement, financing agreement or indenture to which any of them is a party. Neither the Borrower nor any Guarantor is a party to or bound by any agreement, instrument or indenture that may require the subordination in right or time or payment of any of the Obligations to any other indebtedness or obligation of the Borrower or any Guarantor. Schedule 6.23 hereto sets forth all agreements, mortgages, deeds of trust, financing agreements or other material agreements binding upon the Borrower and each Guarantor or their respective properties and entered into by the Borrower and/or such Guarantor as of the date of this Agreement with respect to any Indebtedness of the Borrower or any Guarantor in an amount greater than $1,000,000.00, and the Borrower has provided the Agent with such true, correct and complete copies thereof as Agent has requested.

§6.24                    Solvency. As of the Closing Date and after giving effect to the transactions contemplated by this Agreement and the other Loan Documents, including all Loans made or to be made hereunder, neither the Borrower nor any Guarantor is insolvent on a balance sheet basis such that the sum of such Person’s assets exceeds the sum of such Person’s liabilities, the Borrower and each Guarantor is able to pay its debts as they become due, and the Borrower and each Guarantor has sufficient capital to carry on its business.

§6.25                    No Bankruptcy Filing. Neither the Borrower nor any Guarantor is contemplating either the filing of a petition by it under any state or federal bankruptcy or insolvency laws or the liquidation of its assets or property, and the Borrower has no knowledge of any Person contemplating the filing of any such petition against it.

§6.26                    No Fraudulent Intent. Neither the execution and delivery of this Agreement or any of the other Loan Documents nor the performance of any actions required hereunder or thereunder is being undertaken by the Borrower, any Guarantor or any of their respective Subsidiaries with or as a result of any actual intent by any of such Persons to hinder, delay or defraud any entity to which any of such Persons is now or will hereafter become indebted.

§6.27                    Transaction in Best Interests of Borrower and Guarantors; Consideration. The transaction evidenced by this Agreement and the other Loan Documents is in the best interests of the Borrower, each Guarantor and their respective Subsidiaries. The direct and indirect benefits to inure to the Borrower, each Guarantor and their respective Subsidiaries pursuant to this Agreement and the other Loan Documents constitute more than “reasonably equivalent value” (as such term is used in §548 of the Bankruptcy Code) and “valuable consideration,” “fair value,” and “fair consideration,” (as such terms are used in any applicable state fraudulent conveyance law), in exchange for the benefits to be provided by the Borrower, the Guarantors and their respective Subsidiaries pursuant to this Agreement and the other Loan Documents, and but for the willingness of each Guarantor to guaranty the Loan, the Borrower would be unable to obtain the financing contemplated hereunder which financing will enable the Borrower, each Guarantor and their respective Subsidiaries to have available financing to conduct and expand their business.

§6.28                    Contribution Agreement. The Borrower and the Guarantors have executed and delivered the Contribution Agreement, and the Contribution Agreement constitutes the valid and legally binding obligations of such parties enforceable against them in accordance with the terms and provisions thereof, except as enforceability is limited by bankruptcy, insolvency, reorganization, moratorium or other laws relating to or affecting generally the enforcement of creditors’ rights and except to the extent that availability of the remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding therefor may be brought.

§6.29                    OFAC. None of the Borrower or the Guarantors (i) is (or will be) a person with whom any Lender is restricted from doing business under OFAC (including, those Persons named on OFAC’s Specially Designated and Blocked Persons list) or under any statute, executive order (including the September 24, 2001 Executive Order Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism), or other governmental action or (ii) is engaged (or will engage) in any dealings or transactions or otherwise be associated with such persons. In addition, the Borrower hereby agrees to provide to the Lenders any additional information that a Lender reasonably deems necessary from time to time in order to ensure compliance with all applicable laws concerning money laundering and similar activities.

§7.                                AFFIRMATIVE COVENANTS.

The Borrower covenants and agrees that, so long as any Loan, Note or Letter of Credit is outstanding or any Lender has any obligation to make any Loans or issue Letters of Credit:

§7.1                          Punctual Payment. The Borrower will duly and punctually pay or cause to be paid the principal and interest on the Loans and all interest and fees provided for in this Agreement, all in accordance with the terms of this Agreement and the Notes, as well as all other sums owing pursuant to the Loan Documents.

§7.2                          Maintenance of Office. The Borrower and each Guarantor will maintain their respective chief executive office at 15601 Dallas Parkway, Suite 600, Addison, Texas  75001-6206, or at such other place in the United States of America as the Borrower or any

Guarantor shall designate upon thirty (30) days prior written notice to the Agent and the Lenders, where notices, presentations and demands to or upon the Borrower or such Guarantor in respect of the Loan Documents may be given or made.

§7.3                          Records and Accounts. The Borrower and each Guarantor will (a) keep, and cause each of their respective Subsidiaries to keep true and accurate records and books of account in which full, true and correct entries will be made in accordance with GAAP and (b) maintain adequate accounts and reserves for all taxes (including income taxes), depreciation and amortization of its properties and the properties of their respective Subsidiaries, contingencies and other reserves. Neither the Borrower, any Guarantor nor any of their respective Subsidiaries shall, without the prior written consent of the Agent, (x) except as may be required by GAAP or by law, make any material change to the accounting policies/principles used by such Person in preparing the financial statements and other information described in §6.4 or §7.4, or (y) change its fiscal year. Agent and the Lenders acknowledge that REIT’s fiscal year is a calendar year.

§7.4                          Financial Statements, Certificates and Information. The Borrower will deliver or cause to be delivered to the Agent with sufficient copies for each of the Lenders:

(a)                                  (i) within fifteen (15) days of the filing of REIT’s Form 10-K with the SEC, but in any event not later than one hundred twenty (120) days after the end of each calendar year, the audited Consolidated balance sheet of REIT and its Subsidiaries at the end of such year, and the related audited consolidated statements of income, changes in capital and cash flows for such year, setting forth in comparative form the figures for the previous fiscal year and all such statements to be in reasonable detail, prepared in accordance with GAAP, together with a certification by the chief financial officer or accounting officer of REIT, on its behalf, that the information contained in such financial statements fairly presents the financial position of REIT and its Subsidiaries, and accompanied by an auditor’s report prepared without qualification as to the scope of the audit by a nationally recognized accounting firm reasonably approved by Agent, and (ii) within a reasonable period of time following request therefor, any other information the Lenders may reasonably request to complete a financial analysis of REIT and its Subsidiaries;

(b)                                 within fifteen (15) days of the filing of REIT’s Form 10-Q with the SEC, if applicable, but in any event not later than sixty (60) days after the end of each calendar quarter of each year, copies of the unaudited consolidated balance sheet of REIT and its Subsidiaries, as at the end of such quarter, and the related unaudited consolidated statements of income and cash flows for the portion of REIT’s fiscal year then elapsed, all in reasonable detail and prepared in accordance with GAAP, together with a certification by the chief financial officer or accounting officer of REIT, on its behalf, that the information contained in such financial statements fairly presents the financial position of REIT and its Subsidiaries on the date thereof (subject to year-end adjustments);

(c)                                  simultaneously with the delivery of the financial statements referred to in subsections (a) and (b) above, a statement (a “Compliance Certificate”) certified by the chief financial officer or chief accounting officer of REIT, on its behalf, in the form of Exhibit G hereto (or in such other form as the Agent may approve from time to time) setting forth in reasonable detail computations evidencing compliance or non-compliance (as the case may be)

with the covenants contained in §9 and the other covenants described in such certificate and (if applicable) setting forth reconciliations to reflect changes in GAAP since the Balance Sheet Date. All income, expense and value associated with Real Estate or other Investments disposed of during any quarter will be eliminated from calculations, where applicable. The Compliance Certificate shall be accompanied by copies of the statements of Funds from Operations and Net Operating Income for such calendar quarter, prepared on a basis consistent with the statements furnished to the Agent prior to the date hereof and otherwise in form and substance reasonably satisfactory to the Agent, together with a certification by the chief financial officer or chief accounting officer of REIT, on its behalf, that the information contained in such statement fairly presents the Funds from Operations and Net Operating Income for such periods;

(d)                                 simultaneously with the delivery of the financial statements referred to in clause (a) above, the statement of all contingent liabilities involving amounts of $1,000,000.00 or more of the REIT and its Subsidiaries which are not reflected in such financial statements or referred to in the notes thereto (including, without limitation, all guaranties and other contingent obligations in respect of the indebtedness of others, and obligations to reimburse the issuer in respect of any letters of credit);

(e)                                  promptly following a request by the Agent, as of such date or for such period or periods of time as Agent may reasonably request, (i) a Rent Roll for each Real Estate asset and a summary thereof in form satisfactory to Agent, together with a listing of each tenant that has taken occupancy of such Real Estate, (ii) an operating statement for each Real Estate asset and a consolidated operating statement for the Real Estate assets (such statements and reports to be in form reasonably satisfactory to Agent), and (iii) a copy of each Lease or amendment to any Lease entered into with respect to a Real Estate asset;

(f)                                    simultaneously with the delivery of the financial statements referred to in subsections (a) and (b) above, a statement (i) listing the Real Estate owned by REIT, the Borrower and their respective Subsidiaries (or in which REIT, the Borrower or any of their respective Subsidiaries owns an interest) and stating the location thereof, the date acquired and the acquisition cost, (ii) listing the Indebtedness of REIT, the Borrower and their respective Subsidiaries (excluding Indebtedness of the type described in §8.1(b)-(e)), which statement shall include, without limitation, a statement of the original principal amount of such Indebtedness and the current amount outstanding, the holder thereof, the maturity date and any extension options, the interest rate, the collateral provided for such Indebtedness and whether such Indebtedness is Recourse Indebtedness or Non-Recourse Indebtedness, (iii) listing the properties of REIT, the Borrower and their Subsidiaries which are Development Properties and providing a brief summary of the status of such development, and (iv) attaching copies of any new material mortgage loan documents and amendments to existing mortgage loan documents entered into by any Company subsequent to the date of this Agreement or the last statement delivered pursuant to this §7.4(f), whichever is later;

(g)                                 contemporaneously with the filing or mailing thereof, copies of all material of a financial nature, reports or proxy statements sent to the owners of the Borrower or REIT;

(h)                                 promptly after they are filed with the Internal Revenue Service, copies of all annual federal income tax returns and amendments thereto of the Borrower and REIT;

(i)                                     promptly upon the filing hereof, copies of any registration statements (other than the exhibits thereto and any registration statements on Form S-8 or its equivalent) and any annual, quarterly or monthly reports and other statements and reports which the Borrower or REIT shall file with the SEC;

(j)                                     notice of any audits pending or threatened in writing with respect to any tax returns filed by the Borrower or REIT promptly following notice of such audit;

(k)                                  within seven (7) Business Days of notice or receipt, copies of any and all notices of default under any of the organizational agreements of any Company in which the Borrower or a Pledgor is a member, shareholder or partner or of any failure by the Borrower or such Pledgor to perform any obligation under any of such organizational agreements;

(l)                                     promptly upon receipt thereof, copies of any and all notices of default under any loan document securing or evidencing a mortgage loan made to the Borrower or any of its Subsidiaries secured by a Lien on Real Estate;

(m)                               within five (5) Business Days of becoming aware of the occurrence thereof, notice of and a description of any material reduction, dilution or diminution of any interest of the Borrower or a Pledgor in any of the Companies;

(n)                                 not later than January 31 of each year, a budget and business plan for the Borrower and its Subsidiaries for the then-current calendar year; and

(o)                                 from time to time such other financial data and information in the possession of REIT, the Borrower or their respective Subsidiaries (including without limitation auditors’ management letters, status of litigation or investigations against REIT, the Borrower or any of their respective Subsidiaries and any settlement discussions relating thereto (to the extent that disclosure of any such letters, litigation or investigation status or settlement discussions would not waive any applicable privilege), property inspection and environmental reports and information as to zoning and other legal and regulatory changes affecting the Borrower or any of its Subsidiaries) as the Agent may reasonably request.

Any material to be delivered pursuant to this §7.4 may be delivered electronically directly to Agent and the Lenders provided that such material is in a format reasonably acceptable to Agent, and such material shall be deemed to have been delivered to Agent and the Lenders upon Agent’s receipt thereof. Upon the request of Agent, the Borrower shall deliver paper copies thereof to Agent and the Lenders. The Borrower authorizes Agent and Arranger to disseminate any such materials through the use of Intralinks, SyndTrak or any other electronic information dissemination system, and the Borrower releases Agent and the Lenders from any liability in connection therewith. Unless otherwise requested by Agent, any materials to be delivered pursuant to §7.4(g) or (i) may be delivered to Agent by posting such materials to the Borrower’s website (at www.berhingerharvard.com) or on EDGAR (www.sec.gov/edgar) and simultaneously notifying the Agent of the availability of such materials at such website (or such other website as the Borrower may designate in writing to the Agent).

§7.5                          Notices.

(a)                                  Defaults. The Borrower will promptly upon becoming aware of same notify the Agent in writing of the occurrence of any Default or Event of Default, which notice shall describe such occurrence with reasonable specificity and shall state that such notice is a “notice of default”. If any Person shall give any notice of the existence of a claimed default or take any other action in respect of a claimed default (whether or not constituting an Event of Default) under this Agreement or under any note, evidence of indebtedness, indenture or other obligation to which or with respect to which the Borrower, any Guarantor or any of their respective Subsidiaries is a party or obligor, whether as principal or surety, and such default would permit the holder of such note or obligation or other evidence of indebtedness to accelerate the maturity thereof, which acceleration would either cause a Default or have a Material Adverse Effect, the Borrower shall forthwith give written notice thereof to the Agent and each of the Lenders, describing the notice or action and the nature of the claimed default.

(b)                                 Environmental Events. The Borrower will give notice to the Agent within five (5) Business Days of becoming aware of (i) any potential or known Release, or threat of Release, of any Hazardous Substances in violation of any applicable Environmental Law; (ii) any violation of any Environmental Law that the Borrower, any Guarantor or any of their respective Subsidiaries reports in writing or is reportable by such Person in writing (or for which any written report supplemental to any oral report is made) to any federal, state or local environmental agency or (iii) any inquiry, proceeding, investigation, or other action, including a written notice from any agency of potential environmental liability, of any federal, state or local environmental agency or board, that in any case involves (A)  any Real Estate and could reasonably be expected to have a Material Adverse Effect, or (B) or the Agent’s liens or security title on the Collateral pursuant to the Security Documents.

(c)                                  Notification of Claims Against Collateral. The Borrower will give notice to the Agent in writing within seven (7) Business Days of becoming aware of any material setoff, claims, withholdings or other defenses to which any of the Collateral, or the rights of the Agent or the Lenders with respect to the Collateral, are subject.

(d)                                 Notice of Litigation and Judgments. The Borrower will give notice to the Agent in writing within five (5) Business Days of becoming aware of any litigation or proceedings threatened in writing or any pending litigation and proceedings affecting the Borrower, any Guarantor or any of their respective Subsidiaries or to which the Borrower, any Guarantor or any of their respective Subsidiaries is or is to become a party involving an uninsured claim against the Borrower, any Guarantor or any of their respective Subsidiaries that could either reasonably be expected to cause a Default or could reasonably be expected to have a Material Adverse Effect and stating the nature and status of such litigation or proceedings. The Borrower will give notice to the Agent, in writing, in form and detail reasonably satisfactory to the Agent and each of the Lenders, within ten (10) days of any judgment not covered by insurance, whether final or otherwise, against the Borrower or any of their respective Subsidiaries in an amount in excess of $10,000,000.00.

(e)           ERISA.  The Borrower will give notice to the Agent within five (5) Business Days after the Borrower or any ERISA Affiliate (i) gives or is required to give notice to the PBGC of any “reportable event” (as defined in §4043 of ERISA) with respect to any Guaranteed Pension Plan, Multiemployer Plan or Employee Benefit Plan, or knows that the plan administrator of any such plan has given or is required to give notice of any such reportable event; (ii) gives a copy of any notice of complete or partial withdrawal liability under Title IV of ERISA; or (iii) receives any notice from the PBGC under Title IV or ERISA of an intent to terminate or appoint a trustee to administer any such plan.

(f)            Notification of Lenders.  Within five (5) Business Days after receiving any notice under this §7.5, the Agent will forward a copy thereof to each of the Lenders, together with copies of any certificates or other written information that accompanied such notice.

§7.6         Existence; Maintenance of Properties.

(a)           Except as permitted under §8.4 and §8.8, the Borrower and each Guarantor will and will cause each of their respective Subsidiaries to preserve and keep in full force and effect their legal existence in the jurisdiction of its incorporation or formation.  The Borrower and each Guarantor will preserve and keep in full force all of their rights and franchises and those of their Subsidiaries, the preservation of which is necessary to the conduct of their business and the failure to have which could reasonably be expected to have a Material Adverse Effect.  REIT shall at all times comply with all requirements and applicable laws and regulations necessary to maintain REIT Status and shall continue to receive REIT Status.  From and after the IPO Event, the common stock of REIT shall at all times be listed for trading and be traded on the New York Stock Exchange or another national exchange approved by Agent, unless otherwise consented to by the Required Lenders.

(b)           The Borrower and each Guarantor (i) will cause all of its properties and those of its Subsidiaries used or useful in the conduct of its business or the business of its Subsidiaries to be maintained and kept in good condition, repair and working order (ordinary wear and tear excepted) and supplied with all necessary equipment, and (ii) will cause to be made all necessary repairs, renewals, replacements, betterments and improvements thereof in all cases in which the failure so to do would have a material adverse effect on the condition of any Real Estate or would cause a Material Adverse Effect.  Without limitation of the obligations of the Borrower and the Guarantors under this Agreement with respect to the maintenance of the Real Estate, the Borrower and the Guarantors shall promptly and diligently comply with the recommendations of the Environmental Engineer retained by Agent or Borrower, Guarantors or their respective Subsidiaries concerning the maintenance, operation or upkeep of the Real Estate contained in the building inspection and environmental reports delivered to the Agent or otherwise obtained by the Borrower or any Guarantor with respect to the Real Estate.

§7.7         Insurance.  The Borrower, the Guarantors and their respective Subsidiaries (as applicable) will, at their expense, procure and maintain insurance covering such Person and its properties and assets in such amounts and against such risks and casualties as are customary for properties and assets of similar character and location, due regard being given to the type of improvements thereon, their construction, location, use and occupancy.

§7.8         Taxes; Liens.  The Borrower and the Guarantors will, and will cause their respective Subsidiaries to, duly pay and discharge, or cause to be paid and discharged, before the same shall become delinquent, all taxes, assessments and other governmental charges imposed upon them or upon their properties, sales and activities, or any part thereof, or upon the income or profits therefrom as well as all claims for labor, materials or supplies that if unpaid might by law become a lien or charge upon any of its property or other Liens affecting any of the Collateral or other property of the Borrower, the Guarantors or their respective Subsidiaries, provided that any such tax, assessment, charge or levy or claim need not be paid if the validity or amount thereof shall currently be contested in good faith by appropriate proceedings which shall suspend the collection thereof with respect to such property, neither such property nor any portion thereof or interest therein would be in any danger of sale, forfeiture or loss by reason of such proceeding and the Borrower, such Guarantor or any such Subsidiary shall have set aside on its books adequate reserves in accordance with GAAP; and provided, further, that forthwith upon the commencement of proceedings to foreclose any lien that may have attached as security therefor, the Borrower, such Guarantor or any such Subsidiary either (i) will provide a bond issued by a surety reasonably acceptable to the Agent and sufficient to stay all such proceedings or (ii) if no such bond is provided, will pay each such tax, assessment, charge or levy.

§7.9         Inspection of Properties and Books.  The Borrower and the Guarantors will, and will cause their respective Subsidiaries to, permit the Agent and the Lenders, at the Borrower’s expense (to the extent provided for below) and upon reasonable prior notice, to visit and inspect any of the properties of the Borrower, each Guarantor or any of their respective Subsidiaries (subject to the rights of tenants under their Leases), to examine the books of account of the Borrower, any Guarantor and their respective Subsidiaries (and to make copies thereof and extracts therefrom) and to discuss the affairs, finances and accounts of the Borrower, any Guarantor and their respective Subsidiaries with, and to be advised as to the same by, their respective officers, partners or members, all at such reasonable times and intervals as the Agent or any Lender may reasonably request, provided that so long as no Event of Default shall have occurred and be continuing, the Borrower shall not be required to pay for such visits and inspections.  The Lenders shall use good faith efforts to coordinate such visits and inspections so as to minimize the interference with and disruption to the normal business operations of such Persons.

§7.10       Compliance with Laws, Contracts, Licenses, and Permits.  The Borrower and the Guarantors will, and will cause each of their respective Subsidiaries to, comply in all respects with (i) all applicable laws and regulations now or hereafter in effect wherever its business is conducted, including all Environmental Laws, (ii) the provisions of its corporate charter, partnership agreement, limited liability company agreement or declaration of trust, as the case may be, and other charter documents and bylaws, (iii) all agreements and instruments to which it is a party or by which it or any of its properties may be bound, (iv) all applicable decrees, orders, and judgments, and (v) all licenses and permits required by applicable laws and regulations for the conduct of its business or the ownership, use or operation of its properties, except where a failure to so comply with any of clauses (i) through (v) could not reasonably be expected to have a Material Adverse Effect.  If any authorization, consent, approval, permit or license from any officer, agency or instrumentality of any government shall become necessary or required in order that the Borrower, any Guarantor or their respective Subsidiaries may fulfill any of its obligations hereunder, the Borrower, such Guarantor or such Subsidiary will promptly take or cause to be taken all steps necessary to obtain such authorization, consent, approval, permit or license and furnish the Agent and the Lenders with evidence thereof.  The Borrower shall develop and implement such programs, policies and procedures as are necessary to comply with the Patriot Act and shall promptly advise Agent in writing in the event that the Borrower shall determine that any investors in the Borrower are in violation of such act.

§7.11       Further Assurances.  The Borrower and each Guarantor will and will cause each of their respective Subsidiaries to, cooperate with the Agent and the Lenders and execute such further instruments and documents as the Lenders or the Agent shall reasonably request to carry out to their satisfaction the transactions contemplated by this Agreement and the other Loan Documents.

§7.12       Business Operations.  REIT, the Borrower and their respective Subsidiaries shall operate their respective businesses in substantially the same manner and in substantially the same fields and lines of business as such business is now conducted and in compliance with the terms and conditions of this Agreement and the Loan Documents.  Neither REIT nor the Borrowers will, and will not permit any Subsidiary to, directly or indirectly, engage in any line of business other than the ownership, operation and development of office properties, non-office properties and other activities and businesses to the extent permitted under §8.3, or businesses incidental thereto.

§7.13       Subordination of Advisory Fees.  The Borrower shall cause the advisory fees payable to the Advisor under the Advisory Agreement and any and all other similar agreements, whether written or oral, to be subordinated to the prior payment in full of the Obligations on terms and conditions reasonably satisfactory to the Agent.   Neither Borrower nor REIT shall (i) amend, supplement or otherwise modify in any material respect the Advisory Agreement to impose additional obligations on the REIT without the prior written consent of the Agent (which consent shall not be unreasonably withheld) or (ii) enter into any agreement in replacement of the Advisory Agreement with an advisor without the prior written consent of the Agent (which consent shall not be unreasonably withheld), and after such approval, no such replacement management agreement shall be amended, supplemented or otherwise modified in any material respect without Agent’s prior written approval, such approval not to be unreasonably withheld.  Agent may condition any approval of a new advisor upon the execution and delivery to Agent of a subordination of the advisor’s rights thereunder to the rights of the Agent and the Lenders under the Loan Documents in substantially the form of the Subordination of Advisory Fees executed in connection with the closing.  The Advisor shall be permitted to delegate any of its responsibilities under the Advisory Agreement to other Affiliates of Advisor (who shall also be the “Advisor” under this Agreement), provided that such other Person acknowledges and agrees that its rights to compensation under the Advisory Agreement are subject to, and agrees to be bound by, the Subordination of Advisory Agreement.  The Borrower shall provide prompt written notice to Agent of each such delegation together with evidence that such delegation was in compliance with the preceding sentence.

§7.14       Ownership of Real Estate.  Without the prior written consent of Agent, all Real Estate and all interests (whether direct or indirect) of REIT or the Borrower in any Real Estate assets now owned or leased or acquired or leased after the date hereof shall be owned or leased directly by REIT, the Borrower or a Wholly Owned Subsidiary of the Borrower; provided, however that REIT and the Borrower shall be permitted to own or lease interests in Real Estate through non-Wholly Owned Subsidiaries and Unconsolidated Affiliates as permitted by §8.3.

§7.15       Distributions of Income to Borrower.  The Borrower shall cause all of its Subsidiaries (subject to applicable law, the terms of any loan documents under which such Subsidiary is the borrower, and the terms of any organizational documents of a joint venture with a Person that is not an Affiliate of REIT or Borrower entered into in the ordinary course of business) to promptly distribute to the Borrower (but not less frequently than once each calendar quarter, unless otherwise approved by the Agent), whether in the form of dividends, distributions or otherwise, all profits, proceeds or other income relating to or arising from its Subsidiaries’ use, operation, financing, refinancing, sale or other disposition of their respective assets and properties after (a) the payment by each Subsidiary of its debt service, operating expenses, capital improvements and leasing commissions for such quarter and (b) the establishment of reasonable reserves for the payment of operating expenses not paid on at least a quarterly basis and capital improvements and tenant improvements to be made to such Subsidiary’s assets and properties approved by such Subsidiary in the course of its business consistent with its past practices.

§7.16       Plan Assets.  The Borrower, the Guarantors and each of their respective Subsidiaries will do, or cause to be done, all things necessary to ensure that none of its Real Estate will be deemed to be Plan Assets at any time.

§8.           NEGATIVE COVENANTS.

The Borrower covenants and agrees that, so long as any Loan, Note or Letter of Credit is outstanding or any of the Lenders has any obligation to make any Loans or issue any Letter of Credit:

§8.1         Restrictions on Indebtedness.  The Borrower will not, and will not permit any Guarantor or their respective Subsidiaries to, create, incur, assume, guarantee or be or remain liable, contingently or otherwise, with respect to any Indebtedness other than:

(a)           Indebtedness to the Lenders arising under any of the Loan Documents;

(b)           current liabilities of the Borrower, the Guarantor or their respective Subsidiaries incurred in the ordinary course of business but not incurred through (i) the borrowing of money, or (ii) the obtaining of credit except for credit on an open account basis customarily extended and in fact extended in connection with normal purchases of goods and services;

(c)           Indebtedness in respect of taxes, assessments, governmental charges or levies and claims for labor, materials and supplies to the extent that payment therefor shall not at the time be required to be made in accordance with the provisions of §7.8;

(d)           Indebtedness in respect of judgments only to the extent, for the period and for an amount not resulting in an Event of Default;

(e)           endorsements for collection, deposit or negotiation and warranties of products or services, in each case incurred in the ordinary course of business; and

(f)            subject to the provisions of §9, Indebtedness in respect of Derivatives Contracts that are entered into in the ordinary course of business and not for speculative purposes;

(g)           subject to the provisions of §9, Indebtedness in respect of Capitalized Leases and claims under environmental indemnities or with respect to Non-Recourse Exclusions not to exceed $15,000,000.00 (excluding environmental claims covered by insurance) in the aggregate at any one time;

(h)           subject to the provisions of §9, Non-Recourse Indebtedness that is secured by Real Estate and related assets;

(i)            subject to the provisions of §9, Secured Debt that is Recourse Indebtedness, provided that the aggregate amount of such Indebtedness (excluding the Obligations) shall not exceed ten percent (10%) of Gross Asset Value; and

(j)            unsecured Indebtedness of Subsidiaries of Borrower to Borrower; provided that any such Indebtedness of a Subsidiary of Borrower that is a Guarantor shall be subordinate to the repayment of the Obligations on terms reasonably acceptable to Agent.

Notwithstanding anything in this Agreement to the contrary, none of the Borrower, the Guarantors or their respective Subsidiaries shall create, incur, assume, guarantee or be or remain liable, contingently or otherwise, with respect to (x) any Indebtedness (other than Indebtedness to the Lenders arising under the Loan Documents) with respect to which there is a Lien on any Equity Interests, right to receive Distributions or similar right in any Subsidiary or Unconsolidated Affiliate of such Person or (y) any Unsecured Debt other than Indebtedness permitted under clauses (b)-(g) of this §8.1.

§8.2         Restrictions on Liens, Etc.  The Borrower will not, and will not permit any Guarantor or their respective Subsidiaries to (a) create or incur or suffer to be created or incurred or to exist any lien, security title, encumbrance, mortgage, pledge, negative pledge, charge, restriction or other security interest of any kind upon any of their respective property or assets of any character whether now owned or hereafter acquired, or upon the income or profits therefrom; (b) transfer any of their property or assets or the income or profits therefrom for the purpose of subjecting the same to the payment of Indebtedness or performance of any other obligation in priority to payment of its general creditors; (c) acquire, or agree or have an option to acquire, any property or assets upon conditional sale or other title retention or purchase money security agreement, device or arrangement; (d) suffer to exist for a period of more than thirty (30) days after the same shall have been incurred any Indebtedness or claim or demand against any of them that if unpaid could by law or upon bankruptcy or insolvency, or otherwise, be given any priority whatsoever over any of their general creditors; (e) sell, assign, pledge or otherwise transfer any accounts, contract rights, general intangibles, chattel paper or instruments, with or without recourse; or (f) incur or maintain any obligation to any holder of Indebtedness of any of such Persons which prohibits the creation or maintenance of any lien securing the Obligations (collectively, “Liens”); provided that notwithstanding anything to the contrary contained herein, the Borrower, any Guarantor or any such Subsidiary may create or incur or suffer to be created or incurred or to exist:

(i)            (A) Liens on properties to secure taxes, assessments and other governmental charges (excluding any Lien imposed pursuant to any of the provisions of ERISA or pursuant to any Environmental Laws) or claims for labor, material or supplies incurred in the ordinary course of business in respect of obligations not then delinquent or not otherwise required to be paid or discharged under the terms of this Agreement or any of the other Loan Documents and (B) Liens on assets other than (I) the Collateral and (II) any direct or indirect interest of the Borrower and any Subsidiary of the Borrower in any Guarantor or any Company in respect of judgments permitted by §8.1(d);

(ii)           deposits or pledges made in connection with, or to secure payment of, workers’ compensation, unemployment insurance, old age pensions or other social security obligations;

(iii)          Liens consisting of mortgage liens on Real Estate (including the rents, issues and profits therefrom), or any interest therein (including the rents, issues and profits therefrom), and related personal property securing Indebtedness which is permitted by §8.1(h) or (i);

(iv)          encumbrances on properties consisting of easements, tenant leases, rights of way, zoning restrictions, restrictions on the use of real property and defects and irregularities in the title thereto, landlord’s or lessor’s liens under leases to which the Borrower or any such Subsidiary is a party, and other non-monetary liens or encumbrances, which do not individually or in the aggregate have a Material Adverse Effect;

(v)           cash deposits to secure the performance of bids, trade contracts (other than for Indebtedness), purchase contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;

(vi)          rights of setoff or bankers’ liens upon deposits of cash in favor of banks or other depository institutions, solely to the extent incurred in connection with the maintenance of such deposit accounts in the ordinary course of business;

(vii)         Liens of Capitalized Leases; and

(viii)        Liens in favor of the Agent and the Lenders under the Loan Documents to secure the Obligations.

Notwithstanding anything in this Agreement to the contrary, (x) no Subsidiary Guarantor shall create or incur or suffer to be created or incurred or to exist any Lien other than Liens contemplated in §§8.2(i), (iv), (v), (vi) and (vii) and (y) REIT shall not create or suffer to be created or incurred or to exist any Lien on any of its properties or assets or those of the general partner of the Borrower, other than Liens contemplated in §8.2(i)(A), (v) and (vi), and any assignment of claims which REIT may have against Borrower or any Subsidiary or Unconsolidated Affiliate in a bankruptcy proceeding of Borrower, such Subsidiary or Unconsolidated Affiliate to a lender contained in a guaranty.

§8.3         Restrictions on Investments.  Neither the Borrower nor any Guarantor will, nor will it permit any of its Subsidiaries to, make or permit to exist or to remain outstanding any Investment except Investments in:

(a)           marketable direct or guaranteed obligations of the United States of America that mature within one (1) year from the date of purchase by Borrower or its Subsidiary;

(b)           marketable direct obligations of any of the following: Federal Home Loan Mortgage Corporation, Student Loan Marketing Association, Federal Home Loan Banks, Federal National Mortgage Association, Government National Mortgage Association, Bank for Cooperatives, Federal Intermediate Credit Banks, Federal Financing Banks, Export-Import Bank of the United States, Federal Land Banks, or any other agency or instrumentality of the United States of America;

(c)           demand deposits, certificates of deposit, bankers acceptances and time deposits of United States banks having total assets in excess of $100,000,000.00; provided, however, that the aggregate amount at any time so invested with any single bank having total assets of less than $1,000,000,000.00 will not exceed $500,000.00;

(d)           securities commonly known as “commercial paper” issued by a corporation organized and existing under the laws of the United States of America or any State which at the time of purchase are rated by Moody’s Investors Service, Inc. or by Standard & Poor’s Corporation at not less than “P 1” if then rated by Moody’s Investors Service, Inc., and not less than “A 1”, if then rated by Standard & Poor’s Corporation;

(e)           mortgage-backed securities guaranteed by the Government National Mortgage Association, the Federal National Mortgage Association or the Federal Home Loan Mortgage Corporation and other mortgage-backed bonds (excluding those backed by single family residential mortgages) which at the time of purchase are rated by Moody’s Investors Service, Inc. or by Standard & Poor’s Corporation at not less than “Aa” if then rated by Moody’s Investors Service, Inc. and not less than “AA” if then rated by Standard & Poor’s Corporation;

(f)            repurchase agreements having a term not greater than ninety (90) days and fully secured by securities described in the foregoing subsection (a), (b) or (e) with banks described in the foregoing subsection (c) or with financial institutions or other corporations having total assets in excess of $500,000,000.00;

(g)           shares of so-called “money market funds” registered with the SEC under the Investment Company Act of 1940 which maintain a level per-share value, invest principally in investments described in the foregoing subsections (a) through (f) and have total assets in excess of $50,000,000.00;

(h)           the acquisition of fee interests or long-term ground lease interests by the Borrower or its Subsidiaries in (i) Real Estate which is utilized for income-producing office properties located in the United States or the District of Columbia and businesses and investments incidental thereto, and (ii) subject to the restrictions set forth in §8.3(j), the acquisition of Land Assets to be developed for the foregoing purposes and Development Properties to be used for the purposes set forth in §8.3(h)(i);

(i)            Investments by the Borrower or Wholly Owned Subsidiaries of the Borrower in Wholly Owned Subsidiaries of the Borrower;

(j)            Investments in Land Assets, provided that the aggregate Investment therein shall not exceed five percent (5%) of Gross Asset Value;

(k)           Investments in Mortgage Receivables and mezzanine loans secured by properties (or equity interests in Persons owning properties) of the types described in §§8.3(h)(i), (m) or (o), and in the Multifamily Facility, provided that the aggregate Investment therein shall not exceed five percent (5%) of Gross Asset Value;

(l)            Investments in non-wholly owned Subsidiaries and Unconsolidated Affiliates, provided that the aggregate Investment therein shall not exceed ten percent (10%) of Gross Asset Value;

(m)          Investments in Development Properties in respect of Construction in Progress for properties of the type described in §8.3(h)(i), provided that the aggregate construction and development budget for Construction in Progress (including land), together with any Investments in Mortgage Receivables secured by real estate in respect of Construction in Progress (which amount shall include any amounts to be advanced under such Mortgage Receivable), shall not exceed ten percent (10%) of Gross Asset Value;

(n)           Investments in Tenant In Common Assets, provided that the aggregate Investment therein shall not exceed seven and one-half percent (7.5%) of Gross Asset Value; and

(o)           Investments in income-producing Real Estate (other than office properties) located in the United States or the District of Columbia and businesses and investments incidental thereto, provided that the aggregate Investment therein shall not exceed five percent (5%) of Gross Asset Value.

Notwithstanding the foregoing, in no event shall the aggregate value of the holdings of the Borrower, the Guarantors and their respective Subsidiaries in the Investments described in §8.3(j)-(o) exceed twenty-five percent (25%) of Gross Asset Value at any time.

For the purposes of this §8.3, the Investment of the Borrower, any Guarantor or its Subsidiaries in any non-Wholly Owned Subsidiaries and Unconsolidated Affiliates will equal (without duplication) the sum of (i) such Person’s pro rata share of Investment in Land Assets;

plus (ii) such Person’s pro rata share of any other Investments valued at the GAAP book value; plus (iii) such Person’s pro-rata share of Construction in Progress.

§8.4         Merger, Consolidation.  Other than with respect to or in connection with any disposition permitted under §8.8, the Borrower will not, nor will it permit the Guarantors or any of their respective Subsidiaries to, become a party to any dissolution, liquidation, disposition of all or substantially all of its assets or business, merger, reorganization, consolidation or other business combination or agree to effect any asset acquisition, stock acquisition or other acquisition individually or in a series of transactions which may have a similar effect as any of the foregoing, in each case without the prior written consent of the Required Lenders.  Notwithstanding the foregoing, so long as no Default or Event of Default has occurred and is continuing immediately before and after giving effect thereto, the following shall be permitted: (i) the merger or consolidation of one or more of the Subsidiaries of the Borrower with and into the Borrower (it being understood and agreed that in any such event the Borrower will be the surviving Person), (ii) the merger or consolidation of two or more Subsidiaries of the Borrower; provided that no such merger or consolidation shall involve any Subsidiary that is a Guarantor unless such Guarantor will be the surviving Person or (iii) the acquisition of all or substantially all of the assets of another Person in a bona fide arm’s length transaction that otherwise satisfies the requirements of §7.12 and §8.3 and which does not create or result in a Default or Event of Default.

§8.5         Sale and Leaseback.  The Borrower will not, and will not permit its Subsidiaries, to enter into any arrangement, directly or indirectly, whereby the Borrower or any such Subsidiary shall sell or transfer any Real Estate owned by it in order that then or thereafter the Borrower or any such Subsidiary shall lease back such Real Estate without the prior written consent of Agent, such consent not to be unreasonably withheld.

§8.6         Compliance with Environmental Laws.  None of the Borrower nor any Guarantor will, nor will any of them permit any of their respective Subsidiaries or any other Person to, do any of the following: (a) use any of the Real Estate or any portion thereof as a facility for the handling, processing, storage or disposal of Hazardous Substances, except for quantities of Hazardous Substances used in the ordinary course of operating office properties and non-office properties as permitted under this Agreement and in material compliance with all applicable Environmental Laws, (b) cause or permit to be located on any of the Real Estate any underground tank or other underground storage receptacle for Hazardous Substances except in full compliance with Environmental Laws, (c) generate any Hazardous Substances on any of the Real Estate except in full compliance with Environmental Laws, (d) conduct any activity at any Real Estate or use any Real Estate in any manner that could reasonably be contemplated to cause a Release of Hazardous Substances on, upon or into the Real Estate or any surrounding properties or any threatened Release of Hazardous Substances which might give rise to liability under CERCLA or any other Environmental Law, or (e) directly or indirectly transport or arrange for the transport of any Hazardous Substances (except in compliance with all Environmental Laws), except where any such use, generation, conduct or other activity has not had and could not reasonably be expected to have a Material Adverse Effect.

The Borrower and the Guarantors shall, and shall cause their respective Subsidiaries to:

(i)            in the event of any change in Environmental Laws governing the assessment, release or removal of Hazardous Substances, which change either adds any Hazardous Substances to its applicability, decreases any threshold at which any action must be taken with respect to remediation of any Hazardous Substances, or institutes more burdensome requirements with respect to testing for or storage or containment of any Hazardous Substances (or has the effect of any of the foregoing), take all reasonable action (including, without limitation, the conducting of engineering tests at the sole expense of the Borrower) determine whether such Hazardous Substances are or ever were Released or disposed of on any Real Estate in violation of applicable Environmental Laws; and

(ii)           if any Release or disposal of Hazardous Substances which any Person may be legally obligated to contain, correct or otherwise remediate or which may otherwise expose it to liability shall occur or shall have occurred on any Real Estate (including without limitation any such Release or disposal occurring prior to the acquisition or leasing of such Real Estate by the Borrower, any such Guarantor or any such Subsidiary), the Borrower shall, after obtaining knowledge thereof, cause the prompt containment and removal of such Hazardous Substances and remediation of the Real Estate in full compliance with all applicable Environmental Laws; provided, that the Borrower, the Guarantors and their respective Subsidiaries shall be deemed to be in compliance with Environmental Laws for the purpose of this clause (ii) so long as it or a responsible third party with sufficient financial resources is taking reasonable action to remediate or manage any event of noncompliance in accordance with applicable law to the reasonable satisfaction of the Agent and no legal or administrative action shall have been commenced or filed by any enforcement agency to require remediation, containment, mitigation or other action.  The Agent may engage its own Environmental Engineer to review the environmental assessments and the compliance with the covenants contained herein.

(iii)          At any time during the continuance of an Event of Default hereunder the Agent may at its election (and will at the request of the Required Lenders) obtain such environmental assessments of any or all of the Real Estate prepared by an Environmental Engineer as may be necessary or advisable for the purpose of evaluating or confirming (i) whether any Hazardous Substances are present in the soil or water at or adjacent to any such Real Estate and (ii) whether the use and operation of any such Real Estate complies with all Environmental Laws to the extent required by the Loan Documents.  Additionally, at any time that the Agent or the Required Lenders shall have reasonable and objective grounds to believe that a Release or threatened Release of Hazardous Substances which any Person may be legally obligated to contain, correct or otherwise remediate or which otherwise may expose such Person to liability may have occurred, relating to any Real Estate, or that any of the Real Estate is not in compliance with Environmental Laws to the extent required by the Loan Documents, and such Release or threatened Release or non-compliance involves estimated or potential liabilities for remediation or compliance of $500,000.00 or more, as determined by the Agent in its sole and absolute discretion, the Borrower shall promptly upon the request of Agent obtain and deliver to Agent such environmental assessments of such Real Estate prepared by an Environmental Engineer as may be necessary or advisable for the purpose of evaluating or confirming (i) whether any Hazardous Substances are present in the soil or water at or adjacent to such Real

Estate and (ii) whether the use and operation of such Real Estate comply with all Environmental Laws to the extent required by the Loan Documents.  Environmental assessments may include detailed visual inspections of such Real Estate including, without limitation, any and all storage areas, storage tanks, drains, dry wells and leaching areas, and the taking of soil samples, as well as such other investigations or analyses as are reasonably necessary or appropriate for a complete determination of the compliance of such Real Estate and the use and operation thereof with all applicable Environmental Laws.  All environmental assessments contemplated by this §8.6 shall be at the sole cost and expense of the Borrower.

§8.7         Distributions.

(a)           (i) The Borrower shall not pay any Distribution to the partners, members or other owners of the Borrower, and REIT shall not pay any Distribution to its partners, members or other owners, during any period of four (4) consecutive calendar quarters to the extent that such Distribution would cause the aggregate Distributions (less any amount of such Distribution constituting Dividend Reinvestment Proceeds) paid or declared during such period to exceed ninety-five percent (95%) of such Person’s Funds from Operations for such period; provided that so long as no Default or Event of Default shall be continuing or would arise as a result thereof, an amount not to exceed $15,000,000.00 in any period of four (4) consecutive fiscal quarters paid to redeem Equity Interests in Borrower or REIT shall not be considered Distributions for the purpose of the foregoing limit; and  provided further that the limitations contained in this §8.7(a) shall not preclude the Borrower from making Distributions in an amount equal to the minimum distributions required under the Code to maintain the REIT Status of REIT, as evidenced by a certification of the principal financial or accounting officer of REIT containing calculations in detail reasonably satisfactory in form and substance to the Agent.

(b)           If an Event of Default shall have occurred and be continuing, the Borrower shall make no Distributions, and REIT shall not pay any Distribution to its partners, members or other owners, other than Distributions in an amount equal to the minimum distributions required under the Code to maintain the REIT Status of REIT, as evidenced by a certification of the principal financial or accounting officer of REIT containing calculations in detail reasonably satisfactory in form and substance to the Agent.

(c)           Notwithstanding the foregoing, at any time when an Event of Default under §12.1(a) or (b) shall have occurred, an Event of Default as to Borrower or REIT under §12.1 (g), (h) or (i) shall have occurred, or the maturity of the Obligations has been accelerated, neither the Borrower nor REIT shall make any Distributions whatsoever, directly or indirectly.

§8.8         Asset Sales.  The Borrower will not, and will not permit the Guarantors or their respective Subsidiaries to, sell, transfer or otherwise dispose of any material asset other than pursuant to a bona fide arm’s length transaction.  Neither the Borrower, any Guarantor nor any Subsidiary thereof shall sell, transfer or otherwise dispose of any Real Estate in one transaction or a series of transactions during any four (4) consecutive fiscal quarters in excess of an amount equal to twenty percent (20%) of Gross Asset Value as at the beginning of such four (4) quarter period, except as the result of a condemnation or casualty, without the prior written consent of Agent and the Required Lenders.

§8.9         Restriction on Prepayment of Indebtedness.  The Borrower and the Guarantors will not, and will not permit their respective Subsidiaries to, (a) during the existence of any Event of Default, prepay, redeem, defease, purchase or otherwise retire (except for regularly scheduled installments of principal) the principal amount, in whole or in part, of any Indebtedness other than the Obligations; provided, that the foregoing shall not prohibit (x) the prepayment of Indebtedness which is financed solely from the proceeds of a new loan which would otherwise be permitted by the terms of §8.1; and (y) the prepayment, redemption, defeasance or other retirement of the principal of Indebtedness secured by Real Estate which is satisfied solely from the proceeds of a sale of the Real Estate securing such Indebtedness or proceeds resulting from a casualty or condemnation relating to such Real Estate (and such insurance or condemnation proceeds are not otherwise required by the terms of any applicable loan documents to be applied to the restoration or rebuilding of such Real Estate); or (b) modify any document evidencing any Indebtedness (other than the Obligations) to accelerate the maturity date or required payments of principal of such Indebtedness during the existence of an Event of Default.

§8.10       Derivatives Contracts.  Neither the Borrower, the Guarantors nor any of their respective Subsidiaries shall contract, create, incur, assume or suffer to exist any Derivatives Contracts except for interest rate swap, collar, cap or similar agreements providing interest rate protection and currency swaps and currency options made in the ordinary course of business and permitted pursuant to §8.1.

§8.11       Transactions with Affiliates.  The Borrower shall not, and shall not permit any Guarantor or Subsidiary of any of them to, permit to exist or enter into, any transaction (including the purchase, sale, lease or exchange of any property or the rendering of any service) with any Affiliate (but not including any Subsidiary of REIT, the Borrower or any other Guarantor), except (i)  transactions set forth on Schedule 6.14 attached hereto and (ii) transactions pursuant to the reasonable requirements of the business of such Person and upon fair and reasonable terms which are no less favorable to such Person than would be obtained in a comparable arm’s length transaction with a Person that is not an Affiliate.

§8.12       Equity Pledges.  Except for Liens permitted under §8.2(i)(A), (ii), (v), (vi) and (viii), neither REIT nor Borrower will create or incur or suffer to be created or incurred any Lien on any of its direct or indirect legal, equitable or beneficial interest in the Borrower or any Subsidiary of Borrower, including, without limitation, any Distributions or rights to Distributions on account thereof (provided that the foregoing shall not be deemed to prohibit a Subsidiary that owns Real Estate to have Liens permitted pursuant to §8.2(iii)).

§8.13       Advisory Fees.  The Borrower and the Guarantors shall not, and shall not permit any of their respective Subsidiaries to, pay any advisory fees or other payments under the Advisory Agreement or any replacement thereof to any advisor that is an Affiliate of the Borrower, such Guarantor or such Subsidiary in the event that a Default or Event of Default shall have occurred and be continuing.

§9.           FINANCIAL COVENANTS.

The Borrower covenants and agrees that, so long as any Loan, Note or Letter of Credit is outstanding or any Lender has any obligation to make any Loans or issue any Letter of Credit:

§9.1         Consolidated Total Indebtedness to Gross Asset Value.  The Borrower will not permit Consolidated Total Indebtedness to exceed seventy percent (70%) of Gross Asset Value.

§9.2         Adjusted Consolidated EBITDA to Consolidated Fixed Charges.  The Borrower will not permit the ratio of Adjusted Consolidated EBITDA determined as of the end of the most recently ended calendar quarter to Consolidated Fixed Charges for the most recently ended calendar quarter annualized, to be less than 1.45 to 1.00.

§9.3         Minimum Consolidated Tangible Net Worth.  The Borrower will not at any time permit Consolidated Tangible Net Worth to be less than the sum of (i) $1,000,000,000.00, plus (ii) seventy-five percent (75%) of the sum of (A) any additional Net Offering Proceeds after the date hereof, plus (B) the value of interests in the Borrower or interests in REIT issued upon the contribution of assets to the Borrower or its Subsidiaries.

§9.4         Unhedged Variable Rate Debt.  The Borrower shall not permit the Unhedged Variable Rate Debt of the Borrower, the Guarantors and their respective Subsidiaries to exceed twenty percent (20%) of Gross Asset Value.

§10.         CLOSING CONDITIONS.

The obligation of the Lenders to make the initial Loans or issue the initial Letter(s) of Credit shall be subject to the satisfaction of the following conditions precedent:

§10.1       Loan Documents.  Each of the Loan Documents shall have been duly executed and delivered by the respective parties thereto and shall be in full force and effect.  The Agent shall have received a fully executed counterpart of each such document.

§10.2       Certified Copies of Organizational Documents.  The Agent shall have received from the Borrower and each Guarantor a copy, certified as of a recent date by the appropriate officer of each State in which such Person is organized and a duly authorized officer, partner or member of such Person, as applicable, to be true and complete, of the partnership agreement, corporate charter or operating agreement and/or other organizational agreements of the Borrower and each such Guarantor, as applicable, and its qualification to do business, as applicable, as in effect on such date of certification.

§10.3       Resolutions.  All action on the part of the Borrower and each Guarantor, as applicable, necessary for the valid execution, delivery and performance by such Person of this

Agreement and the other Loan Documents to which such Person is or is to become a party shall have been duly and effectively taken, and evidence thereof reasonably satisfactory to the Agent shall have been provided to the Agent.

§10.4       Incumbency Certificate; Authorized Signers.  The Agent shall have received from the Borrower and each Guarantor an incumbency certificate, dated as of the Closing Date, signed by a duly authorized officer of such Person and giving the name and bearing a specimen signature of each individual who shall be authorized to sign, in the name and on behalf of such Person, each of the Loan Documents to which such Person is or is to become a party.  The Agent shall have also received from the Borrower a certificate, dated as of the Closing Date, signed by a duly authorized representative of the Borrower and giving the name and specimen signature of each Authorized Officer who shall be authorized to make Loan Requests, Letter of Credit Requests and Conversion/Continuation Requests and to give notices and to take other action on behalf of the Borrower under the Loan Documents.

§10.5       Opinion of Counsel.  The Agent shall have received an opinion addressed to the Lenders and the Agent and dated as of the Closing Date from counsel to the Borrower and each Guarantor in form and substance reasonably satisfactory to the Agent.

§10.6       Payment of Fees.  The Borrower shall have paid to the Agent the fees payable pursuant to §4.2.

§10.7       Performance; No Default.  The Borrower and each Guarantor shall have performed and complied with all terms and conditions herein required to be performed or complied with by it on or prior to the Closing Date, and on the Closing Date there shall exist no Default or Event of Default.

§10.8       Representations and Warranties.  The representations and warranties made by the Borrower and each Guarantor in the Loan Documents or otherwise made by or on behalf of the Borrower, the Guarantors and their respective Subsidiaries in connection therewith or after the date thereof shall have been true and correct in all material respects when made and shall also be true and correct in all material respects on the Closing Date.

§10.9       Proceedings and Documents.  All proceedings in connection with the transactions contemplated by this Agreement and the other Loan Documents shall be reasonably satisfactory to the Agent and the Agent’s counsel in form and substance, and the Agent shall have received all information and such counterpart originals or certified copies of such documents and such other certificates, opinions, assurances, consents, approvals or documents as the Agent and the Agent’s counsel may reasonably require.

§10.10     Compliance Certificate.  The Agent shall have received a Compliance Certificate dated as of the date of the Closing Date demonstrating compliance with each of the covenants calculated therein as of the most recent calendar quarter for which REIT has provided financial statements under §6.4 adjusted in the best good faith estimate of REIT as of the Closing Date.

§10.11     Consents.  The Agent shall have received evidence reasonably satisfactory to the Agent that all necessary stockholder, partner, member or other consents required in connection with the consummation of the transactions contemplated by this Agreement and the other Loan Documents have been obtained.

§10.12     Contribution Agreement.  The Agent shall have received an executed counterpart of the Contribution Agreement.

§10.13     Other.  The Agent shall have reviewed such other documents, instruments, certificates, opinions, assurances, consents and approvals as the Agent or the Agent’s Special Counsel may reasonably have requested.

§11.         CONDITIONS TO ALL BORROWINGS.

The obligations of the Lenders to make any Loan or issue any Letter of Credit, whether on or after the Closing Date, shall also be subject to the satisfaction of the following conditions precedent:

§11.1       Prior Conditions Satisfied.  All conditions set forth in §10 shall continue to be satisfied as of the date upon which any Loan is to be made or any Letter of Credit is to be issued.

§11.2       Representations True; No Default.  Each of the representations and warranties made by or on behalf of the Borrower, the Guarantors or any of their respective Subsidiaries contained in this Agreement, the other Loan Documents or in any document or instrument delivered pursuant to or in connection with this Agreement shall be true and correct in all material respects both as of the date as of which they were made and shall also be true and correct in all material respects as of the time of the making of such Loan or the issuance of such Letter of Credit, with the same effect as if made at and as of that time, except to the extent of changes resulting from transactions permitted by the Loan Documents and except as previously disclosed in writing by the Borrower to Agent and approved by the Agent in writing (which disclosures shall be deemed to amend the Schedules and other disclosures delivered as contemplated in this Agreement) (it being understood and agreed that any representation or warranty which by its terms is made as of a specified date shall be required to be true and correct only as of such specified date), and no Default or Event of Default shall have occurred and be continuing.

§11.3       Borrowing Documents.  The Agent shall have received a fully completed Loan Request for such Loan and the other documents and information (including, without limitation, a Compliance Certificate) as required by §2.7, or a fully completed Letter of Credit Request required by §2.10 in the form of Exhibit F hereto fully completed, as applicable.

§12.         EVENTS OF DEFAULT; ACCELERATION; ETC.

§12.1       Events of Default and Acceleration.  If any of the following events (“Events of Default” or, if the giving of notice or the lapse of time or both is required, then, prior to such notice or lapse of time, “Defaults”) shall occur:

(a)           the Borrower shall fail to pay any principal of the Loans when the same shall become due and payable, whether at the stated date of maturity or any accelerated date of maturity or at any other date fixed for payment;

(b)           the Borrower shall fail to pay any interest on the Loans, any reimbursement obligations with respect to the Letters of Credit or any fees or other sums due hereunder or under any of the other Loan Documents when the same shall become due and payable, whether at the stated date of maturity or any accelerated date of maturity or at any other date fixed for payment;

(c)           the Borrower shall fail to perform any other term, covenant or agreement contained in §9;

(d)           the Borrower, the Guarantors or any of their respective Subsidiaries shall fail to perform any other term, covenant or agreement contained herein or in any of the other Loan Documents which they are required to perform (other than those specified in the other subclauses of this §12 or in the other Loan Documents);

(e)           any representation or warranty made by or on behalf of the Borrower, the Guarantors or any of their respective Subsidiaries in this Agreement or any other Loan Document, or any report, certificate, financial statement, request for a Loan, Letter of Credit Request, or in any other document or instrument delivered pursuant to or in connection with this Agreement, any advance of a Loan, the issuance of any Letter of Credit or any of the other Loan Documents shall prove to have been false in any material respect upon the date when made or deemed to have been made or repeated;

(f)            the Borrower, any Guarantor or any of their Subsidiaries shall fail to pay when due (including, without limitation, at maturity), or within any applicable period of grace, any principal, interest or other amount on account any obligation for borrowed money or credit received or other Indebtedness, or shall fail to observe or perform any term, covenant or agreement contained in any agreement by which it is bound, evidencing or securing any obligation for borrowed money or credit received or other Indebtedness (including under any Derivatives Contract) for such period of time as would permit (assuming the giving of appropriate notice if required) the holder or holders thereof or of any obligations issued thereunder to accelerate the maturity thereof; provided that the events described in §12.1(f) shall not constitute an Event of Default unless such failure to perform, together with other failures to perform as described in §12.1(f), involve singly or in the aggregate obligations for Recourse Indebtedness totaling in excess of $10,000,000.00 or Non-Recourse Indebtedness totaling in excess of $50,000,000.00;

(g)           the Borrower, any Guarantor or any of their respective Subsidiaries, (i) shall make an assignment for the benefit of creditors, or admit in writing its general inability to pay or generally fail to pay its debts as they mature or become due, or shall petition or apply for the appointment of a trustee or other custodian, liquidator or receiver for it or any substantial part of its assets, (ii) shall commence any case or other proceeding relating to it under any bankruptcy, reorganization, arrangement, insolvency, readjustment of debt, dissolution or liquidation or similar law of any jurisdiction, now or hereafter in effect, or (iii) shall take any action to authorize or in furtherance of any of the foregoing;

(h)           a petition or application shall be filed for the appointment of a trustee or other custodian, liquidator or receiver of the Borrower, any Guarantor or any of their respective

Subsidiaries or any substantial part of the assets of any thereof, or a case or other proceeding shall be commenced against any such Person under any bankruptcy, reorganization, arrangement, insolvency, readjustment of debt, dissolution or liquidation or similar law of any jurisdiction, now or hereafter in effect, and any such Person shall indicate its approval thereof, consent thereto or acquiescence therein or such petition, application, case or proceeding shall not have been dismissed within sixty (60) days following the filing or commencement thereof;

(i)            a decree or order is entered appointing a trustee, custodian, liquidator or receiver for the Borrower, any Guarantor or any of their respective Subsidiaries or adjudicating any such Person, bankrupt or insolvent, or approving a petition in any such case or other proceeding, or a decree or order for relief is entered in respect of any such Person in an involuntary case under federal bankruptcy laws as now or hereafter constituted;

(j)            there shall remain in force, undischarged, unsatisfied and unstayed, for more than forty-five (45) days, one or more uninsured or unbonded final judgments against (x) the Borrower or any Guarantor that, either individually or in the aggregate, exceed $25,000,000.00 in any calendar year or (y) any Subsidiary of the Borrower that is not a Subsidiary Guarantor that, either individually or in the aggregate, exceed $50,000,000.00 in any calendar year;

(k)           any of the Loan Documents or the Contribution Agreement shall be canceled, terminated, revoked or rescinded otherwise than in accordance with the terms thereof or the express prior written agreement, consent or approval of the Lenders, or any action at law, suit in equity or other legal proceeding to cancel, revoke or rescind any of the Loan Documents or the Contribution Agreement shall be commenced by or on behalf of the Borrower or any Guarantor, or any court or any other governmental or regulatory authority or agency of competent jurisdiction shall make a determination, or issue a judgment, order, decree or ruling, to the effect that any one or more of the Loan Documents or the Contribution Agreement is illegal, invalid or unenforceable in accordance with the terms thereof;

(l)            any dissolution, termination, partial or complete liquidation, merger or consolidation of the Borrower, any Guarantor or any of their respective Subsidiaries shall occur or any sale, transfer or other disposition of the assets of the Borrower, any Guarantor or any of their respective Subsidiaries shall occur, in each case, other than as permitted under the terms of this Agreement or the other Loan Documents;

(m)          with respect to any Guaranteed Pension Plan, an ERISA Reportable Event shall have occurred and the Required Lenders shall have determined in their reasonable discretion that such event reasonably could be expected to result in liability of the Borrower, the Guarantors or any of their respective Subsidiaries to the PBGC or such Guaranteed Pension Plan in an aggregate amount exceeding $10,000,000.00 and (x) such event in the circumstances occurring reasonably could constitute grounds for the termination of such Guaranteed Pension Plan by the PBGC or for the appointment by the appropriate United States District Court of a trustee to administer such Guaranteed Pension Plan; or (y) a trustee shall have been appointed by the United States District Court to administer such Plan; or (z) the PBGC shall have instituted proceedings to terminate such Guaranteed Pension Plan;

(n)           the Borrower, any Guarantor or any of their respective Subsidiaries or any shareholder, officer, director, partner or member of any of them shall be indicted for a federal crime, a punishment for which could include the forfeiture of (i) any assets of the Borrower or any of their respective Subsidiaries which in the good faith judgment of the Required Lenders could reasonably be expected to have a Material Adverse Effect, or (ii) the Collateral;

(o)           any Guarantor denies that it has any liability or obligation under the Guaranty or any other Loan Document, or shall notify the Agent or any of the Lenders of such Guarantor’s intention to attempt to cancel or terminate the Guaranty or any other Loan Document;

(p)           the Borrower, any Guarantor or any of their respective Subsidiaries shall fail to comply with the covenants set forth in §8.6 hereof; provided, however, no Event of Default shall occur hereunder as a result of such failure if such failure relates solely to a parcel or parcels of Real Estate whose book value, either individually or in the aggregate, does not exceed $50,000,000.00;

(q)           any Change of Control shall occur; or

(r)            an Event of Default under any of the other Loan Documents shall occur;

then, and in any such event, the Agent may, and upon the request of the Required Lenders shall, by notice in writing to the Borrower declare all amounts owing with respect to this Agreement, the Notes, the Letters of Credit and the other Loan Documents to be, and they shall thereupon forthwith become, immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrower; provided that in the event of any Event of Default specified in §12.1(g), §12.1(h) or §12.1(i) as to Borrower or REIT, all such amounts shall become immediately due and payable automatically and without any requirement of presentment, demand, protest or other notice of any kind from any of the Lenders or the Agent.  Upon demand by Agent or the Majority Revolving Credit Lenders in their absolute and sole discretion after the occurrence and during the continuance of an Event of Default, and regardless of whether the conditions precedent in this Agreement for a Revolving Credit Loan have been satisfied, the Revolving Credit Lenders will cause a Revolving Credit Loan to be made in the undrawn amount of all Letters of Credit.  The proceeds of any such Revolving Credit Loan will be pledged to and held by Agent as security for any amounts that become payable under the Letters of Credit and all other Obligations.  In the alternative, if demanded by Agent in its absolute and sole discretion after the occurrence and during the continuance of an Event of Default, the Borrower will deposit with and pledge to Agent cash in an amount equal to the amount of all undrawn Letters of Credit.  Such amounts will be pledged to and held by Agent for the benefit of the Lenders as security for any amounts that become payable under the Letters of Credit and all other Obligations.  Upon any draws under Letters of Credit, at Agent’s sole discretion, Agent may apply any such amounts to the repayment of amounts drawn thereunder and upon the expiration of the Letters of Credit any remaining amounts will be applied to the payment of all other Obligations or if there are no outstanding Obligations and Lenders have no further obligation to make Revolving Credit Loans or issue Letters of Credit or if such excess no longer exists, such proceeds deposited by the Borrower will be released to the Borrower.

§12.2       Certain Cure Periods; Limitation of Cure Periods.

(a)           Notwithstanding anything contained in §12.1 to the contrary, (i) no Event of Default shall exist hereunder upon the occurrence of any failure described in §12.1(b) in the event that the Borrower cures such Default within five (5) Business Days after the date such payment is due, provided that no such cure period shall apply to any payments due upon the maturity of the Notes, and (ii) no Event of Default shall exist hereunder upon the occurrence of any failure described in §12.1(d) in the event that the Borrower cures (or causes to be cured) such Default within thirty (30) days following receipt of written notice of such default, provided that the provisions of this clause (ii) shall not pertain to any default (whether of Borrower, Guarantor or any Subsidiary thereof) consisting of a failure to comply with §7.4(c), §7.12, §7.16, §8.1, §8.2, §8.3, §8.4, §8.7, §8.8 or to any Default excluded from any provision of cure of defaults contained in any other of the Loan Documents.

§12.3       Termination of Commitments.  If any one or more Events of Default specified in §12.1(g), §12.1(h) or §12.1(i) shall occur with respect to Borrower or REIT, then immediately and without any action on the part of the Agent or any Lender any unused portion of the credit hereunder shall terminate and the Lenders shall be relieved of all obligations to make Loans or issue Letters of Credit to the Borrower.  If any other Event of Default shall have occurred, the Agent may, and upon the election of the Majority Revolving Credit Lenders shall, by notice to the Borrower terminate the obligation to make Revolving Credit Loans to and issue Letters of Credit for the Borrower.  No termination under this §12.3 shall relieve the Borrower of its obligations to the Lenders arising under this Agreement or the other Loan Documents.

§12.4       Remedies.  In case any one or more Events of Default shall have occurred and be continuing, and whether or not the Lenders shall have accelerated the maturity of the Loans pursuant to §12.1, the Agent on behalf of the Lenders may, and upon the direction of the Required Lenders shall, proceed to protect and enforce their rights and remedies under this Agreement, the Notes and/or any of the other Loan Documents by suit in equity, action at law or other appropriate proceeding, including to the full extent permitted by applicable law the specific performance of any covenant or agreement contained in this Agreement and the other Loan Documents, the obtaining of the ex parte appointment of a receiver, and, if any amount shall have become due, by declaration or otherwise, the enforcement of the payment thereof.  No remedy herein conferred upon the Agent or the holder of any Note is intended to be exclusive of any other remedy and each and every remedy shall be cumulative and shall be in addition to every other remedy given hereunder or now or hereafter existing at law or in equity or by statute or any other provision of law.  Notwithstanding the provisions of this Agreement providing that the Loans may be evidenced by multiple Notes in favor of the Lenders, the Lenders acknowledge and agree that only the Agent may exercise any remedies arising by reason of a Default or Event of Default.  If the Borrower or any Guarantor fails to perform any agreement or covenant contained in this Agreement or any of the other Loan Documents beyond any applicable period for notice and cure, Agent may itself perform, or cause to be performed, any agreement or covenant of such Person contained in this Agreement or any of the other Loan Documents which such Person shall fail to perform, and the out-of-pocket costs of such performance, together with any reasonable expenses, including reasonable attorneys’ fees actually incurred (including attorneys’ fees incurred in any appeal) by Agent in connection therewith, shall be payable by the Borrower upon demand and shall constitute a part of the Obligations and shall if not paid within five (5) days after demand bear interest at the rate for overdue amounts as set forth in this Agreement.  In the event that all or any portion of the Obligations is collected by or through an attorney-at-law, the Borrower shall pay all costs of collection including, but not limited to, reasonable attorney’s fees.

§12.5       Distribution of Collateral Proceeds.  In the event that, following the occurrence and during the continuance of any Event of Default, any monies are received in connection with the enforcement of any of the Loan Documents, or otherwise with respect to the realization upon any of the Collateral or other assets of the Borrower or the Guarantors, such monies shall be distributed for application as follows:

(a)           First, to the payment of, or (as the case may be) the reimbursement of the Agent for or in respect of, all reasonable out-of-pocket costs, expenses and disbursements which shall have been paid or incurred by the Agent to protect or preserve the Collateral or in connection with the collection of such monies by the Agent, for the exercise, protection or enforcement by the Agent of all or any of the rights, remedies, powers and privileges of the Agent or the Lenders under this Agreement or any of the other Loan Documents or in respect of the Collateral or in support of any provision of adequate indemnity to the Agent against any taxes or liens which by law shall have, or may have, priority over the rights of the Agent or the Lenders to such monies;

(b)           Second, to all other Obligations (including any interest, expenses or other obligations incurred after the commencement of a bankruptcy) in such order or preference as the Required Lenders shall determine; provided, that (i) Swing Loans shall be repaid first, (ii) distributions in respect of such other Obligations shall include, on a pari passu basis, any Agent’s fee payable pursuant to §4.2; (iii) in the event that any Lender shall have wrongfully failed or refused to make an advance under §2.5(d), §2.7 or §2.10(f) and such failure or refusal shall be continuing, advances made by other Lenders during the pendency of such failure or refusal shall be entitled to be repaid as to principal and accrued interest in priority to the other Obligations described in this subsection (b), and (iv) except as otherwise provided in clause (iii), Obligations owing to the Lenders with respect to each type of Obligation such as interest, principal, fees and expenses (but excluding the Swing Loans) shall be made among the Lenders pro rata and as between Revolving Credit Loans and Term Loans shall be made pro rata; and provided, further that the Required Lenders may in their discretion make proper allowance to take into account any Obligations not then due and payable; and

(c)           Third, the excess, if any, shall be returned to the Borrower or to such other Persons as are entitled thereto.

§13.         SETOFF.

Regardless of the adequacy of any Collateral, during the continuance of any Event of Default, any deposits (general or specific, time or demand, provisional or final, regardless of currency, maturity, or the branch where such deposits are held) or other sums credited by or due from any Lender to the Borrower or the Guarantors and any securities or other property of the Borrower or the Guarantors in the possession of such Lender may, without notice to the Borrower or any Guarantor (any such notice being expressly waived by the Borrower and each

Guarantor) but with the prior written approval of Agent, be applied to or set off against the payment of Obligations and any and all other liabilities, direct, or indirect, absolute or contingent, due or to become due, now existing or hereafter arising, of the Borrower or the Guarantors to such Lender under the Loan Documents.  Each of the Lenders agree with each other Lender that if such Lender shall receive from the Borrower or the Guarantors, whether by voluntary payment, exercise of the right of setoff, or otherwise, and shall retain and apply to the payment of the Note or Notes held by such Lender (but excluding the Swing Loan Note) any amount in excess of its ratable portion of the payments received by all of the Lenders with respect to the Notes held by all of the Lenders, such Lender will make such disposition and arrangements with the other Lenders with respect to such excess, either by way of distribution, pro tanto assignment of claims, subrogation or otherwise as shall result in each Lender receiving in respect of the Notes held by it its proportionate payment as contemplated by this Agreement; provided that if all or any part of such excess payment is thereafter recovered from such Lender, such disposition and arrangements shall be rescinded and the amount restored to the extent of such recovery, but without interest.

§14.         THE AGENT.

§14.1       Authorization.  The Agent is authorized to take such action on behalf of each of the Lenders and to exercise all such powers as are hereunder and under any of the other Loan Documents and any related documents delegated to the Agent, together with such powers as are reasonably incident thereto, provided that no duties or responsibilities not expressly assumed herein or therein shall be implied to have been assumed by the Agent.  The obligations of the Agent hereunder are primarily administrative in nature, and nothing contained in this Agreement or any of the other Loan Documents shall be construed to constitute the Agent as a trustee for any Lender or to create an agency or fiduciary relationship.  Agent shall act as the contractual representative of the Lenders hereunder, and notwithstanding the use of the term “Agent”, it is understood and agreed that Agent shall not have any fiduciary duties or responsibilities to any Lender by reason of this Agreement or any other Loan Document and is acting as an independent contractor, the duties and responsibilities of which are limited to those expressly set forth in this Agreement and the other Loan Documents.  The Borrower and any other Person shall be entitled to conclusively rely on a statement from the Agent that it has the authority to act for and bind the Lenders pursuant to this Agreement and the other Loan Documents.

§14.2       Employees and Agents.  The Agent may exercise its powers and execute its duties by or through employees or agents and shall be entitled to take, and to rely on, advice of counsel concerning all matters pertaining to its rights and duties under this Agreement and the other Loan Documents. The Agent may utilize the services of such Persons as the Agent may reasonably determine, and all reasonable fees and expenses of any such Persons shall be paid by the Borrower.

§14.3       No Liability.  Neither the Agent nor any of its shareholders, directors, officers or employees nor any other Person assisting them in their duties nor any agent, or employee thereof, shall be liable for (a) any waiver, consent or approval given or any action taken, or omitted to be taken, in good faith by it or them hereunder or under any of the other Loan Documents, or in connection herewith or therewith, or be responsible for the consequences of any oversight or error of judgment whatsoever, except that the Agent or such other Person, as the case may be, shall be liable for losses due to its willful misconduct or gross negligence as finally determined by a court of competent jurisdiction after the expiration of all applicable appeal periods or (b) any action taken or not taken by Agent with the consent or at the request of the Required Lenders.  The Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default, except with respect to defaults in the payment of principal, interest and fees required to be paid to the Agent for the account of the Lenders, unless the Agent has received notice from a Lender or the Borrower referring to the Loan Documents and describing with reasonable specificity such Default or Event of Default and stating that such notice is a “notice of default”.

§14.4       No Representations.  The Agent shall not be responsible for the execution or validity or enforceability of this Agreement, the Notes, any of the other Loan Documents or any instrument at any time constituting, or intended to constitute, collateral security for the Notes, or for the value of any such collateral security or for the validity, enforceability or collectability of any such amounts owing with respect to the Notes, or for any recitals or statements, warranties or representations made herein, or any agreement, instrument or certificate delivered in connection therewith or in any of the other Loan Documents or in any certificate or instrument hereafter furnished to it by or on behalf of the Borrower, the Guarantors or any of their respective Subsidiaries, or be bound to ascertain or inquire as to the performance or observance of any of the terms, conditions, covenants or agreements herein or in any of the other Loan Documents.  The Agent shall not be bound to ascertain whether any notice, consent, waiver or request delivered to it by the Borrower, the Guarantors or any holder of any of the Notes shall have been duly authorized or is true, accurate and complete.  The Agent has not made nor does it now make any representations or warranties, express or implied, nor does it assume any liability to the Lenders, with respect to the creditworthiness or financial condition of the Borrower, the Guarantors or any of their respective Subsidiaries, or the value of the Collateral or any other assets of the Borrower, any Guarantor or any of their respective Subsidiaries.  Each Lender acknowledges that it has, independently and without reliance upon the Agent or any other Lender, and based upon such information and documents as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement.  Each Lender also acknowledges that it will, independently and without reliance upon the Agent or any other Lender, based upon such information and documents as it deems appropriate at the time, continue to make its own credit analysis and decisions in taking or not taking action under this Agreement and the other Loan Documents.  Agent’s Special Counsel has only represented Agent and KeyBank in connection with the Loan Documents and the only attorney client relationship or duty of care is between Agent’s Special Counsel and Agent or KeyBank. Each Lender has been independently represented by separate counsel on all matters regarding the Loan Documents and the granting and perfecting of liens in the Collateral.

§14.5       Payments.

(a)           A payment by the Borrower or any Guarantor to the Agent hereunder or under any of the other Loan Documents for the account of any Lender shall constitute a payment to such Lender.  The Agent agrees to distribute to each Lender not later than one Business Day after the Agent’s receipt of good funds, determined in accordance with the Agent’s customary practices, such Lender’s pro rata share of payments received by the Agent for the account of the Lenders except as otherwise expressly provided herein or in any of the other Loan Documents.

In the event that the Agent receives payment prior to 2:00 p.m. (Cleveland time) on a Business Day and fails to distribute such amounts the same Business Day, the Agent shall pay interest on such amount at a rate per annum equal to the Federal Funds Effective Rate from time to time in effect.

(b)           If in the opinion of the Agent the distribution of any amount received by it in such capacity hereunder, under the Notes or under any of the other Loan Documents might involve it in liability, it may refrain from making such distribution until its right to make such distribution shall have been adjudicated by a court of competent jurisdiction.  If a court of competent jurisdiction shall adjudge that any amount received and distributed by the Agent is to be repaid, each Person to whom any such distribution shall have been made shall either repay to the Agent its proportionate share of the amount so adjudged to be repaid or shall pay over the same in such manner and to such Persons as shall be determined by such court.  In the event that the Agent shall refrain from making any distribution of any amount received by it as provided in this §14.5(b), the Agent shall endeavor to hold such amounts in an interest bearing account and at such time as such amounts may be distributed to the Lenders, the Agent shall distribute to each Lender, based on their respective Commitment Percentages, its pro rata share of the interest or other earnings from such deposited amount.

(c)           Notwithstanding anything to the contrary contained in this Agreement or any of the other Loan Documents, any Lender that fails (i) to make available to the Agent its pro rata share of any Loan or participation in a Letter of Credit or Swing Loan, (ii) to comply with the provisions of §13 with respect to making dispositions and arrangements with the other Lenders, where such Lender’s share of any payment received, whether by setoff or otherwise, is in excess of its pro rata share of such payments due and payable to all of the Lenders, in each case as, when and to the full extent required by the provisions of this Agreement, or (iii) to perform any other obligation within the time period specified for performance, or if no time period is specified, if such failure continues for a period of five (5) Business Days after notice from the Agent shall be deemed delinquent (a “Delinquent Lender”) and shall be deemed a Delinquent Lender until such time as such delinquency is satisfied.  In addition to the rights and remedies that may be available to the Agent at law and in equity, a Delinquent Lender’s right to participate in the administration of the Loan Documents, including, without limitation, any rights to consent to or direct any action or inaction of the Agent pursuant to this Agreement or otherwise, or to be taken into account in the calculation of Majority Revolving Credit Lenders, Required Lenders or any matter requiring approval of all of the Lenders, shall be suspended while such Lender is a Delinquent Lender.  A Delinquent Lender shall be deemed to have assigned any and all payments due to it from the Borrower or the Guarantors, whether on account of outstanding Loans, interest, fees or otherwise, to the remaining nondelinquent Lenders for application to, and reduction of, their respective pro rata shares of all outstanding Loans.  The Delinquent Lender hereby authorizes the Agent to distribute such payments to the nondelinquent Lenders in proportion to their respective pro rata shares of all outstanding Loans.  The provisions of this Section shall apply and be effective regardless of whether an Event of Default occurs and is then continuing, and notwithstanding (i) any other provision of this Agreement to the contrary or (ii) any instruction of the Borrower as to its desired application of payments.  The Agent shall be entitled to (i) withhold or set off, and to apply to the payment of the obligations of any Delinquent Lender any amounts to be paid to such Delinquent Lender under this Agreement, (ii) to collect interest from such Lender for the period from the date on which the payment was due at the rate per annum equal to the Federal Funds Effective Rate plus one percent (1%), for each day during such period, and (iii) bring an action or suit against such Delinquent Lender in a court of competent jurisdiction to recover the defaulted obligations of such Delinquent Lender.  A Delinquent Lender shall be deemed to have satisfied in full a delinquency when and if, as a result of application of the assigned payments to all outstanding Loans of the nondelinquent Lenders or as a result of other payments by the Delinquent Lenders to the nondelinquent Lenders, the Lenders’ respective pro rata shares of all outstanding Loans have returned to those in effect immediately prior to such delinquency and without giving effect to the nonpayment causing such delinquency.

§14.6       Holders of Notes.  Subject to the terms of §18, the Agent may deem and treat the payee of any Note as the absolute owner or purchaser thereof for all purposes hereof until it shall have been furnished in writing with a different name by such payee or by a subsequent holder, assignee or transferee.

§14.7       Indemnity.  The Lenders ratably agree hereby to indemnify and hold harmless the Agent from and against any and all claims, actions and suits (whether groundless or otherwise), losses, damages, costs, expenses (including any expenses for which the Agent has not been reimbursed by the Borrower as required by §15), and liabilities of every nature and character arising out of or related to this Agreement, the Notes, or any of the other Loan Documents or the transactions contemplated or evidenced hereby or thereby, or the Agent’s actions taken hereunder or thereunder, except to the extent that any of the same shall be directly caused by the Agent’s willful misconduct or gross negligence as finally determined by a court of competent jurisdiction after the expiration of all applicable appeal periods.  The agreements in this §14.7 shall survive the payment of all amounts payable under the Loan Documents.

§14.8       Agent as Lender.  In its individual capacity, KeyBank shall have the same obligations and the same rights, powers and privileges in respect to its Commitment and the Loans made by it, and as the holder of any of the Notes as it would have were it not also the Agent.

§14.9       Resignation.  The Agent may resign at any time by giving thirty (30) calendar days’ prior written notice thereof to the Lenders and the Borrower.  The Required Lenders may remove the Agent from its capacity as Agent in the event of the Agent’s willful misconduct or gross negligence.  The Commitment Percentage of the Lender that is acting as Agent shall not be taken into account in the calculation of the Required Lenders for the purpose of removing the Agent in the event of the Agent’s gross negligence or willful misconduct.  Any such resignation or removal may at Agent’s option also constitute Agent’s resignation as Issuing Lender and Swing Loan Lender.  Upon any such resignation or removal, the Required Lenders, subject to the terms of §18.1, shall have the right to appoint as a successor Agent and, if applicable, Issuing Lender and Swing Loan Lender, any Lender or any bank whose senior debt obligations are rated not less than “A” or its equivalent by Moody’s or not less than “A” or its equivalent by S&P and which has a net worth of not less than $500,000,000.00.  Unless a Event of Default shall have occurred and be continuing, such successor Agent and, if applicable, Issuing Lender and Swing Loan Lender, shall be reasonably acceptable to the Borrower.  If no successor Agent shall have been appointed and shall have accepted such appointment within thirty (30) days after the retiring Agent’s giving of notice of resignation or the Required Lenders’ removal of Agent, then the retiring or removed Agent may, on behalf of the Lenders, and, so long as no Event of Default shall have occurred and be continuing, with the Borrower’s consent (such consent not to be unreasonably withheld, delayed or conditioned) appoint a successor Agent, which shall be any Lender or any financial institution whose senior debt obligations are rated not less than “A2” or its equivalent by Moody’s or not less than “A” or its equivalent by S&P and which has a net worth of not less than $500,000,000.00.  Upon the acceptance of any appointment as Agent and, if applicable, Issuing Lender and Swing Loan Lender, hereunder by a successor Agent and, if applicable, Issuing Lender and Swing Loan Lender, such successor Agent and, if applicable, Issuing Lender and Swing Loan Lender, shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring or removed Agent and, if applicable, Issuing Lender and Swing Loan Lender, and the retiring or removed Agent and, if applicable, Issuing Lender and Swing Loan Lender, shall be discharged from its duties and obligations hereunder as Agent and, if applicable, Issuing Lender and Swing Loan Lender.  After any retiring or removed Agent’s resignation or removal, the provisions of this Agreement and the other Loan Documents shall continue in effect for its benefit in respect of any actions taken or omitted to be taken by it while it was acting as Agent, Issuing Lender and Swing Loan Lender.  If the resigning or removed Agent shall also resign as the Issuing Lender, such successor Agent shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or shall make other arrangements satisfactory to the current Issuing Lender, in either case, to assume effectively the obligations of the current Agent with respect to such Letters of Credit.  Upon any change in the Agent under this Agreement, the resigning or removed Agent shall execute such assignments of and amendments to the Loan Documents as may be necessary to substitute the successor Agent for the resigning or removed Agent.

§14.10     Duties in the Case of Enforcement.  In case one or more Events of Default have occurred and shall be continuing, and whether or not acceleration of the Obligations shall have occurred, the Agent may and, if (a) so requested by the Required Lenders and (b) the Lenders have provided to the Agent such additional indemnities and assurances in accordance with their respective Commitment Percentages against expenses and liabilities as the Agent may reasonably request, shall proceed to exercise all or any legal and equitable and other rights or remedies as it may have; provided, however, that unless and until the Agent shall have received such directions, the Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem to be in the best interests of the Lenders.  Without limiting the generality of the foregoing, if Agent reasonably determines payment is in the best interest of all the Lenders, Agent may without the approval of the Lenders pay taxes and insurance premiums and spend money for maintenance, repairs or other expenses which may be necessary to be incurred, and Agent shall promptly thereafter notify the Lenders of such action.  Each Lender shall, within thirty (30) days of request therefor, pay to the Agent its Commitment Percentage of the reasonable costs incurred by the Agent in taking any such actions hereunder to the extent that such costs shall not be promptly reimbursed to the Agent by the Borrower or the Guarantors or out of the Collateral within such period.  The Required Lenders may direct the Agent in writing as to the method and the extent of any such exercise, the Lenders hereby agreeing to indemnify and hold the Agent harmless in accordance with their respective Commitment Percentages from all liabilities incurred in respect of all actions taken or omitted in accordance with such directions, except to the extent that any of the same shall be directly caused by the Agent’s willful misconduct or gross negligence as finally determined by a court of competent jurisdiction after the expiration of all applicable appeal periods, provided that the Agent need not comply with any such direction to the extent that the Agent reasonably believes the Agent’s compliance with such direction to be unlawful in any applicable jurisdiction or commercially unreasonable under the UCC as enacted in any applicable jurisdiction.

§14.11     Bankruptcy.  In the event a bankruptcy or other insolvency proceeding is commenced by or against the Borrower or any Guarantor with respect to the Obligations, the Agent shall have the sole and exclusive right to file and pursue a joint proof claim on behalf of all Lenders.  Any votes with respect to such claims or otherwise with respect to such proceedings shall be subject to the vote of the Required Lenders or all of the Lenders as required by this Agreement.  Each Lender irrevocably waives its right to file or pursue a separate proof of claim in any such proceedings unless Agent fails to file such claim within thirty (30) days after receipt of written notice from the Lenders requesting that Agent file such proof of claim.

§14.12     Reliance by Agent.  The Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by an Authorized Officer.  The Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon.  In determining compliance with any condition hereunder to the making of a Loan, that by its terms must be fulfilled to the satisfaction of a Lender, the Agent may presume that such condition is satisfactory to such Lender unless the Agent shall have received notice to the contrary from such Lender prior to the making of such Loan.  The Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

§14.13     Approvals.  If consent is required for some action under this Agreement, or except as otherwise provided herein an approval of the Lenders, the Majority Revolving Credit Lenders or the Required Lenders is required or permitted under this Agreement, each Lender agrees to give the Agent, within ten (10) Business Days of receipt of the request for action together with all reasonably requested information related thereto (or such lesser period of time required by the terms of the Loan Documents), notice in writing of approval or disapproval (collectively “Directions”) in respect of any action requested or proposed in writing pursuant to the terms hereof.  To the extent that any Lender does not approve any recommendation of Agent, such Lender shall in such notice to Agent describe the actions that would be acceptable to such Lender.  If consent is required for the requested action, any Lender’s failure to respond to a request for Directions within the required time period shall be deemed to constitute a Direction to take such requested action.  In the event that any recommendation is not approved by the requisite number of Lenders and a subsequent approval on the same subject matter is requested by Agent, then for the purposes of this paragraph each Lender shall be required to respond to a request for Directions within five (5) Business Days of receipt of such request.  Agent and each Lender shall be entitled to assume that any officer of the other Lenders delivering any notice, consent, certificate or other writing is authorized to give such notice, consent, certificate or other writing unless Agent and such other Lenders have otherwise been notified in writing.

§14.14     Borrower Not Beneficiary.  Except for the provisions of §14.9 relating to the appointment of a successor Agent, the provisions of this §14 are solely for the benefit of the Agent and the Lenders, may not be enforced by the Borrower or any Guarantor, and except for the provisions of §14.9, may be modified or waived without the approval or consent of the Borrower.

§15.         EXPENSES.

The Borrower agrees to pay (a) the reasonable costs of producing and reproducing this Agreement, the other Loan Documents and the other agreements and instruments mentioned herein, (b) any imposed taxes (including any interest and penalties in respect thereto) payable by the Agent or any of the Lenders (other than taxes based upon the Agent’s or any Lender’s gross or net income, except that the Agent and the Lenders shall be entitled to indemnification for any and all amounts paid by them in respect of taxes based on income or other taxes assessed by any State in which Collateral is located, such indemnification to be limited to taxes due solely on account of the granting of Collateral under the Security Documents and to be net of any credit allowed to the indemnified party from any other State on account of the payment or incurrence of such tax by such indemnified party), including any recording, mortgage, documentary or intangibles taxes in connection with the Loan Documents, or other taxes payable on or with respect to the transactions contemplated by this Agreement, including any such taxes payable by the Agent or any of the Lenders after the Closing Date (the Borrower hereby agreeing to indemnify the Agent and each Lender with respect thereto), (c) all environmental reviews and the reasonable fees, expenses and disbursements of the counsel to the Agent and any local counsel to the Agent incurred in connection with the preparation, administration, or interpretation of the Loan Documents and other instruments mentioned herein, and amendments, modifications, approvals, consents or waivers hereto or hereunder, (d) the out-of-pocket fees, costs, expenses and disbursements of Agent incurred in connection with the syndication and/or participation (by KeyBank) of the Loans, (e) all other reasonable out of pocket fees, expenses and disbursements of the Agent incurred by the Agent in connection with the preparation or interpretation of the Loan Documents and other instruments mentioned herein, the addition or substitution of additional Collateral, the making of each advance hereunder, the issuance of Letters of Credit, and the syndication of the Commitments pursuant to §18 (without duplication of those items addressed in subparagraph (d), above), (f) all out-of-pocket expenses (including attorneys’ fees and costs) incurred by any Lender or the Agent in connection with (i) the enforcement of or preservation of rights under any of the Loan Documents against the Borrower or the Guarantors or the administration thereof after the occurrence of a Default or Event of Default and (ii) any litigation, proceeding or dispute whether arising hereunder or otherwise, in any way related to the Agent’s or any of the Lenders’ relationship with the Borrower or the Guarantors in respect of the Loan and the Loan Documents (provided that any attorneys fees and costs pursuant to this clause (f)(ii) shall be limited to those incurred by the Agent and one other counsel with respect to the Lenders as a group), (g) all reasonable fees, expenses and disbursements of the Agent incurred in connection with UCC searches, UCC filings, title rundowns, title searches or mortgage recordings, (h) all reasonable out-of-pocket fees, expenses and disbursements (including reasonable attorneys’ fees and costs) which may be incurred by KeyBank in connection with the execution and delivery of this Agreement and the other Loan Documents (without duplication of any of the items listed above), and (i) all expenses relating to the use of Intralinks, SyndTrak or any other similar system for the dissemination and sharing of documents and information in connection with the Loans.  The covenants of this §15 shall survive the repayment of the Loans and the termination of the obligations of the Lenders hereunder.

§16.         INDEMNIFICATION.

The Borrower agrees to indemnify and hold harmless the Agent, the Lenders and the Arranger and each director, officer, employee, agent and Affiliate thereof and Person who controls the Agent or any Lender or the Arranger against any and all claims, actions and suits, whether groundless or otherwise, and from and against any and all liabilities, losses, damages and expenses of every nature and character arising out of or relating to this Agreement or any of the other Loan Documents or the transactions contemplated hereby and thereby including, without limitation, (a) any and all claims for brokerage, leasing, finders or similar fees which may be made relating to the Real Estate or the Loans, (b) any condition of the Real Estate, (c) any actual or proposed use by the Borrower of the proceeds of any of the Loans or Letters of Credit, (d) any actual or alleged infringement of any patent, copyright, trademark, service mark or similar right of the Borrower, any Guarantor or any of their respective Subsidiaries, (e) the Borrower and the Guarantors entering into or performing this Agreement or any of the other Loan Documents, (f) with respect to the Borrower, the Guarantors and their respective Subsidiaries and their respective properties and assets, the violation of any Environmental Law, the Release or threatened Release of any Hazardous Substances or any action, suit, proceeding or investigation brought or threatened with respect to any Hazardous Substances (including, but not limited to, claims with respect to wrongful death, personal injury, nuisance or damage to property), and (g) any use of Intralinks, SyndTrak or any other system for the dissemination and sharing of documents and information, in each case including, without limitation, the reasonable fees and disbursements of counsel incurred in connection with any such investigation, litigation or other proceeding; provided, however, that the Borrower shall not be obligated under this §16 to indemnify any Person for liabilities arising from such Person’s own gross negligence or willful misconduct as determined by a court of competent jurisdiction after the exhaustion of all applicable appeal periods.  In litigation, or the preparation therefor, the Lenders and the Agent shall be entitled to select a single law firm as their own counsel and, in addition to the foregoing indemnity, the Borrower agrees to pay promptly the reasonable fees and expenses of such counsel.  If, and to the extent that the obligations of the Borrower under this §16 are unenforceable for any reason, the Borrower hereby agrees to make the maximum contribution to the payment in satisfaction of such obligations which is permissible under applicable law.  The provisions of this §16 shall survive the repayment of the Loans and the termination of the obligations of the Lenders hereunder.

§17.         SURVIVAL OF COVENANTS, ETC.

All covenants, agreements, representations and warranties made herein, in the Notes, in any of the other Loan Documents or in any documents or other papers delivered by or on behalf of the Borrower or the Guarantors or any of their respective Subsidiaries pursuant hereto or thereto shall be deemed to have been relied upon by the Lenders and the Agent, notwithstanding any investigation heretofore or hereafter made by any of them, and shall survive the making by the Lenders of any of the Loans, as herein contemplated, and shall continue in full force and effect so long as any amount due under this Agreement or the Notes or any of the other Loan

Documents remains outstanding or any Letters of Credit remain outstanding or any Lender has any obligation to make any Loans or issue any Letters of Credit.  The indemnification obligations of the Borrower provided herein and in the other Loan Documents shall survive the full repayment of amounts due and the termination of the obligations of the Lenders hereunder and thereunder to the extent provided herein and therein.  All statements contained in any certificate delivered to any Lender or the Agent at any time by or on behalf of the Borrower, any Guarantor or any of their respective Subsidiaries pursuant hereto or in connection with the transactions contemplated hereby shall constitute representations and warranties by such Person hereunder.

§18.         ASSIGNMENT AND PARTICIPATION.

§18.1       Conditions to Assignment by Lenders.  Except as provided herein, each Lender may assign to one or more banks or other entities all or a portion of its interests, rights and obligations under this Agreement (including all or a portion of its Commitment Percentage and Commitment and the same portion of the Loans at the time owing to it and the Notes held by it); provided that (a) the Agent, the Issuing Lender and, so long as no Default or Event of Default exists hereunder, the Borrower shall have each given its prior written consent to such assignment, which consent shall not be unreasonably withheld or delayed (provided that such consent shall not be required for any assignment to another Lender, to a lender or an Affiliate of a Lender which controls, is controlled by or is under common control with the assigning Lender or to a wholly-owned Subsidiary of such Lender), (b) each such assignment shall be of a constant, and not a varying, percentage of all the assigning Lender’s rights and obligations under this Agreement with respect to the Revolving Credit Commitment in the event an interest in the Revolving Credit Loans is assigned, or of a constant, and not a varying, percentage of all the assigning Lender’s rights and obligations under this Agreement with respect to the Term Loan Commitment in the event an interest in the Term Loans is assigned, (c) the parties to such assignment shall execute and deliver to the Agent, for recording in the Register (as hereinafter defined) an Assignment and Acceptance Agreement in the form of Exhibit H annexed hereto, together with any Notes subject to such assignment, (d) in no event shall any assignment be to any Person controlling, controlled by or under common control with, or which is not otherwise free from influence or control by the Borrower or any Guarantor, (e) such assignee of a portion of the Revolving Credit Loans shall have a net worth as of the date of such assignment of not less than $100,000,000.00 (unless otherwise approved by Agent and, so long as no Default or Event of Default exists hereunder, the Borrower), and (f) such assignee shall acquire an interest in the Loans of not less than $5,000,000.00 and integral multiples of $1,000,000.00 in excess thereof (or if less, the remaining Loans of the assignor), unless waived by the Agent, and so long as no Default or Event of Default exists hereunder, the Borrower.  Upon execution, delivery, acceptance and recording of such Assignment and Acceptance Agreement, (i) the assignee thereunder shall be a party hereto and all other Loan Documents executed by the Lenders and, to the extent provided in such Assignment and Acceptance Agreement, have the rights and obligations of a Lender hereunder, (ii) the assigning Lender shall, upon payment to the Agent of the registration fee referred to in §18.2, be released from its obligations under this Agreement arising after the effective date of such assignment with respect to the assigned portion of its interests, rights and obligations under this Agreement, and (iii) the Agent may unilaterally amend Schedule 1.1 to reflect such assignment.  In connection with each assignment, the assignee shall represent and warrant to the Agent, the assignor and each other Lender as to whether such assignee is controlling, controlled by, under common control with or is not otherwise free from influence or control by, the Borrower and/or any Guarantor.

§18.2       Register.  The Agent shall maintain on behalf of the Borrower a copy of each assignment delivered to it and a register or similar list (the “Register”) for the recordation of the names and addresses of the Lenders and the Commitment Percentages of and principal amount of the Loans owing to the Lenders from time to time.  The entries in the Register shall be conclusive, in the absence of manifest error, and the Borrower, the Guarantors, the Agent and the Lenders may treat each Person whose name is recorded in the Register as a Lender hereunder for all purposes of this Agreement.  The Register shall be available for inspection by the Borrower and the Lenders at any reasonable time and from time to time upon reasonable prior notice.  Upon each such recordation, the assigning Lender agrees to pay to the Agent a registration fee in the sum of $3,500.00.

§18.3       New Notes.  Upon its receipt of an Assignment and Acceptance Agreement executed by the parties to such assignment, together with each Note subject to such assignment, the Agent shall record the information contained therein in the Register.  Within five (5) Business Days after receipt of notice of such assignment from Agent, the Borrower, at its own expense, shall execute and deliver to the Agent, in exchange for each surrendered Note, a new Note to the order of such assignee in an amount equal to the amount assigned to such assignee pursuant to such Assignment and Acceptance Agreement and, if the assigning Lender has retained some portion of its obligations hereunder, a new Note to the order of the assigning Lender in an amount equal to the amount retained by it hereunder.  Such new Notes shall provide that they are replacements for the surrendered Notes, shall be in an aggregate principal amount equal to the aggregate principal amount of the surrendered Notes, shall be dated the effective date of such Assignment and Acceptance Agreement and shall otherwise be in substantially the form of the assigned Notes.  The surrendered Notes shall be canceled and returned to the Borrower.

§18.4       Participations.  Each Lender may sell participations to one or more Lenders or other entities in all or a portion of such Lender’s rights and obligations under this Agreement and the other Loan Documents; provided that (a) any such sale or participation shall not affect the rights and duties of the selling Lender hereunder, (b) such participation shall not entitle such participant to any rights or privileges under this Agreement or any Loan Documents, including without limitation, rights granted to the Lenders under §4.8, §4.9, §4.10 and §13, (c) such participation shall not entitle the participant to the right to approve waivers, amendments or modifications, (d) such participant shall have no direct rights against the Borrower, (e) such sale is effected in accordance with all applicable laws, and (f) such participant shall not be a Person controlling, controlled by or under common control with, or which is not otherwise free from influence or control by the Borrower and/or any Guarantor; provided, however, such Lender may agree with the participant that it will not, without the consent of the participant, agree to (i) increase, or extend the term or extend the time or waive any requirement for the reduction or termination of, such Lender’s Commitment, (ii) extend the date fixed for the payment of principal of or interest on the Loans or portions thereof owing to such Lender (other than pursuant to an extension of the Revolving Credit Maturity Date pursuant to §2.12), (iii) reduce the amount of any such payment of principal, (iv) reduce the rate at which interest is payable thereon or (v) release any Guarantor or any material Collateral (except as otherwise permitted under this Agreement).  Any Lender which sells a participation shall promptly notify the Agent of such sale and the identity of the purchaser of such interest.

§18.5       Pledge by Lender.  Any Lender may at any time pledge all or any portion of its interest and rights under this Agreement (including all or any portion of its Note) to any of the twelve Federal Reserve Banks organized under §4 of the Federal Reserve Act, 12 U.S.C. §341 or to such other Person as the Agent may approve to secure obligations of such lenders.  No such pledge or the enforcement thereof shall release the pledgor Lender from its obligations hereunder or under any of the other Loan Documents.

§18.6       No Assignment by Borrower.  The Borrower shall not assign or transfer any of its rights or obligations under this Agreement without the prior written consent of each of the Lenders.

§18.7       Disclosure.  The Borrower agrees to promptly cooperate with any Lender in connection with any proposed assignment or participation of all or any portion of its Commitment.  The Borrower agrees that in addition to disclosures made in accordance with standard banking practices any Lender may disclose information obtained by such Lender pursuant to this Agreement to assignees or participants and potential assignees or participants hereunder.  Each Lender agrees for itself that it shall use reasonable efforts in accordance with its customary procedures to hold confidential all information obtained from the Borrower or any Guarantor that has not been identified in writing as public by any of them, and shall use reasonable efforts in accordance with its customary procedures to not disclose such information to any other Person, it being understood and agreed that, notwithstanding the foregoing, a Lender may make (a) disclosures to its participants (provided such Persons are advised of the provisions of this §18.7), (b) disclosures to its directors, officers, employees, Affiliates, accountants, appraisers, legal counsel and other professional advisors of such Lender (provided that such Persons who are not employees of such Lender are advised of the provision of this §18.7), (c) disclosures customarily provided or reasonably required by any potential or actual bona fide assignee, transferee or participant or their respective directors, officers, employees, Affiliates, accountants, appraisers, legal counsel and other professional advisors in connection with a potential or actual assignment or transfer by such Lender of any Loans or any participations therein (provided such Persons are advised of the provisions of this §18.7), (d) disclosures to bank regulatory authorities or self-regulatory bodies with jurisdiction over such Lender, or (e) disclosures required or requested by any other governmental authority or representative thereof or pursuant to legal process; provided that, unless specifically prohibited by applicable law or court order, each Lender shall notify the Borrower of any request by any governmental authority or representative thereof prior to disclosure (other than any such request in connection with any examination of such Lender by such government authority) for disclosure of any such non-public information prior to disclosure of such information.  In addition, each Lender may make disclosure of such information to any contractual counterparty in swap agreements or such contractual counterparty’s professional advisors (so long as such contractual counterparty or professional advisors agree to be bound by the provisions of this §18.7).  Non-public information shall not include any information which is or subsequently becomes publicly available other than as a result of a disclosure of such information by a Lender, or prior to the delivery to such Lender is within the possession of such Lender if such information is not known by such Lender to be subject to another confidentiality agreement with or other obligations of secrecy to the Borrower or the Guarantors, or is disclosed with the prior approval of the Borrower.  Nothing herein shall prohibit the disclosure of non-public information to the extent necessary to enforce the Loan Documents.

§18.8       Mandatory Assignment.  In the event the Borrower requests that certain amendments, modifications or waivers be made to this Agreement or any of the other Loan Documents which request is approved by Agent but is not approved by one or more of the Lenders (any such non-consenting Lender shall hereafter be referred to as the “Non-Consenting Lender”), then, within thirty (30) Business Days after the Borrower’s receipt of notice of such disapproval by such Non-Consenting Lender, the Borrower shall have the right as to such Non-Consenting Lender, to be exercised by delivery of written notice delivered to the Agent and the Non-Consenting Lender within thirty (30) Business Days of receipt of such notice, to elect to cause the Non-Consenting Lender to transfer its Commitment.  The Agent shall promptly notify the remaining Lenders that each of such Lenders shall have the right, but not the obligation, to acquire a portion of the Commitment, pro rata based upon their relevant Commitment Percentages, of the Non-Consenting Lender (or if any of such Lenders does not elect to purchase its pro rata share, then to such remaining Lenders in such proportion as approved by the Agent).  In the event that the Lenders do not elect to acquire all of the Non-Consenting Lender’s Commitment, then the Agent shall endeavor to find a new Lender or Lenders to acquire such remaining Commitment.  Upon any such purchase of the Commitment of the Non-Consenting Lender, the Non-Consenting Lender’s interests in the Obligations and its rights hereunder and under the Loan Documents shall terminate at the date of purchase, and the Non-Consenting Lender shall promptly execute and deliver any and all documents reasonably requested by Agent to surrender and transfer such interest, including, without limitation, an Assignment and Acceptance Agreement in the form attached hereto as Exhibit H and such Non-Consenting Lender’s original Note.  The purchase price for the Non-Consenting Lender’s Commitment shall equal any and all amounts outstanding and owed by Borrower to the Non-Consenting Lender, including principal and all accrued and unpaid interest or fees, plus any applicable amounts payable pursuant to §4.7 which would be owed to such Non-Consenting Lender if the Loans were to be repaid in full on the date of such purchase of the Non-Consenting Lender’s Commitment (provided that the Borrower may pay to such Non-Consenting Lender any interest, fees or other amounts (other than principal) owing to such Non-Consenting Lender).

§18.9       Amendments to Loan Documents.  Upon any such assignment, the Borrower and the Guarantors shall, upon the request of the Agent, enter into such documents as may be reasonably required by the Agent to modify the Loan Documents to reflect such assignment.

§18.10     Titled Agents.  The Titled Agents shall not have any additional rights or obligations under the Loan Documents, except for those rights, if any, as a Lender.

§19.         NOTICES.

Each notice, demand, election or request provided for or permitted to be given pursuant to this Agreement (hereinafter in this §19 referred to as “Notice”), but specifically excluding to the maximum extent permitted by law any notices of the institution or commencement of foreclosure proceedings, must be in writing and shall be deemed to have been properly given or served by personal delivery or by sending same by overnight courier or by depositing same in the

United States Mail, postpaid and registered or certified, return receipt requested, or as expressly permitted herein, by telegraph, telecopy, telefax or telex, and addressed as follows:

If to the Agent or KeyBank:

KeyBank National Association
800 Superior
Cleveland, Ohio  44114-1306
Attn:  Real Estate Capital Services

With a copy to:

KeyBank National Association
127 Public Square
Cleveland, Ohio  44114-1306
Attn:  Mr. Kevin Murray
Telecopy No.:  (216) 689-5819

and

McKenna Long & Aldridge LLP
Suite 5300
303 Peachtree Street, N.E.
Atlanta, Georgia  30308
Attn:  William F. Timmons, Esq.
Telecopy No.:  (404) 527-4198

If to the Borrower:

c/o Behringer Harvard Operating Partnership I LP
15601 Dallas Parkway
Suite 600
Addison, TX 75001-6206
Attn:  Gerald J. Reihsen, III, Esq.
Telecopy No.:  (469) 655-1610

With a copy to:

Luce, Forward, Hamilton & Scripps
600 W. Broadway
Suite 2600
San Diego, CA 92101
Attn:  Darryl Steinhause
Telecopy No.:  (619) 645-5340

to any other Lender which is a party hereto, at the address for such Lender set forth on its signature page hereto, and to any Lender which may hereafter become a party to this Agreement,

at such address as may be designated by such Lender.  Each Notice shall be effective upon being personally delivered or upon being sent by overnight courier or upon being deposited in the United States Mail as aforesaid, or if transmitted by telegraph, telecopy, telefax or telex is permitted, upon being sent and confirmation of receipt.  The time period in which a response to such Notice must be given or any action taken with respect thereto (if any), however, shall commence to run from the date of receipt if personally delivered or sent by overnight courier, or if so deposited in the United States Mail, the earlier of three (3) Business Days following such deposit or the date of receipt as disclosed on the return receipt.  Rejection or other refusal to accept or the inability to deliver because of changed address for which no notice was given shall be deemed to be receipt of the Notice sent.  By giving at least fifteen (15) days prior Notice thereof, the Borrower, a Lender or Agent shall have the right from time to time and at any time during the term of this Agreement to change their respective addresses and each shall have the right to specify as its address any other address within the United States of America.

§20.         RELATIONSHIP.

Neither the Agent nor any Lender has any fiduciary relationship with or fiduciary duty to the Borrower, any Guarantor or their respective Subsidiaries arising out of or in connection with this Agreement or the other Loan Documents or the transactions contemplated hereunder and thereunder, and the relationship between each Lender and Agent, and the Borrower is solely that of a lender and borrower, and nothing contained herein or in any of the other Loan Documents shall in any manner be construed as making the parties hereto partners, joint venturers or any other relationship other than lender and borrower.

§21.         GOVERNING LAW; CONSENT TO JURISDICTION AND SERVICE.

THIS AGREEMENT AND EACH OF THE OTHER LOAN DOCUMENTS, EXCEPT AS OTHERWISE SPECIFICALLY PROVIDED HEREIN OR THEREIN, SHALL, PURSUANT TO NEW YORK GENERAL OBLIGATIONS LAW SECTION 5-1401, BE GOVERNED BY THE LAWS OF THE STATE OF NEW YORK.  THE BORROWER AGREES THAT ANY SUIT FOR THE ENFORCEMENT OF THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS MAY BE BROUGHT IN ANY COURT OF COMPETENT JURISDICTION IN THE STATE OF NEW YORK (INCLUDING ANY FEDERAL COURT SITTING THEREIN).  THE BORROWER FURTHER ACCEPTS, GENERALLY AND UNCONDITIONALLY, THE NON-EXCLUSIVE JURISDICTION OF SUCH COURTS AND ANY RELATED APPELLATE COURT AND IRREVOCABLY (i) SUBJECT TO AVAILABLE RIGHTS TO APPEAL, AGREES TO BE BOUND BY ANY JUDGMENT RENDERED THEREBY WITH RESPECT TO THIS AGREEMENT AND ANY OF THE OTHER LOAN DOCUMENTS AND (ii) WAIVES ANY OBJECTION IT MAY NOW OR HEREAFTER HAVE AS TO THE VENUE OF ANY SUCH PROCEEDING BROUGHT IN SUCH A COURT OR THAT SUCH A COURT IS AN INCONVENIENT FORUM.  THE BORROWER FURTHER AGREES THAT SERVICE OF PROCESS IN ANY SUCH SUIT MAY BE MADE UPON THE BORROWER BY REGISTERED OR CERTIFIED MAIL AT THE ADDRESS SPECIFIED IN SECTION 19 HEREOF.  IN ADDITION TO THE COURTS OF THE STATE OF NEW YORK OR ANY FEDERAL COURT SITTING THEREIN, THE AGENT OR ANY LENDER MAY BRING ACTION(S) FOR

ENFORCEMENT ON A NONEXCLUSIVE BASIS WHERE ANY COLLATERAL OR ASSETS OF THE BORROWER EXISTS AND THE BORROWER CONSENTS TO THE NONEXCLUSIVE JURISDICTION OF SUCH COURTS AND THE SERVICE OF PROCESS IN ANY SUCH SUIT BEING MADE UPON THE BORROWER BY REGISTERED OR CERTIFIED MAIL AT THE ADDRESS SPECIFIED IN SECTION 19 HEREOF.

§22.         HEADINGS.

The captions in this Agreement are for convenience of reference only and shall not define or limit the provisions hereof.

§23.         COUNTERPARTS.

This Agreement and any amendment hereof may be executed in several counterparts and by each party on a separate counterpart, each of which when so executed and delivered shall be an original, and all of which together shall constitute one instrument.  In proving this Agreement it shall not be necessary to produce or account for more than one such counterpart signed by the party against whom enforcement is sought.

§24.         ENTIRE AGREEMENT, ETC.

This Agreement and the Loan Documents is intended by the parties as the final, complete and exclusive statement of the transactions evidenced by this Agreement and the Loan Documents.  All prior or contemporaneous promises, agreements and understandings, whether oral or written, are deemed to be superseded by this Agreement and the Loan Documents, and no party is relying on any promise, agreement or understanding not set forth in this Agreement and the Loan Documents. Neither this Agreement nor any term hereof may be changed, waived, discharged or terminated, except as provided in §27.

§25.         WAIVER OF JURY TRIAL AND CERTAIN DAMAGE CLAIMS.

EACH OF THE BORROWER, THE AGENT AND THE LENDERS HEREBY WAIVES ITS RIGHT TO A JURY TRIAL WITH RESPECT TO ANY ACTION OR CLAIM ARISING OUT OF ANY DISPUTE IN CONNECTION WITH THIS AGREEMENT, ANY NOTE OR ANY OF THE OTHER LOAN DOCUMENTS, ANY RIGHTS OR OBLIGATIONS HEREUNDER OR THEREUNDER OR THE PERFORMANCE OF SUCH RIGHTS AND OBLIGATIONS.  THE BORROWER HEREBY WAIVES ANY RIGHT IT MAY HAVE TO CLAIM OR RECOVER IN ANY SUCH LITIGATION ANY SPECIAL, INDIRECT OR CONSEQUENTIAL DAMAGES AND TO THE EXTENT PERMITTED BY APPLICABLE LAW, PUNITIVE OR ANY DAMAGES OTHER THAN, OR IN ADDITION TO, ACTUAL DAMAGES.  THE BORROWER (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY LENDER OR THE AGENT HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH LENDER OR THE AGENT WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVERS AND (B) ACKNOWLEDGES THAT THE AGENT AND THE LENDERS HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN

DOCUMENTS TO WHICH THEY ARE PARTIES BY, AMONG OTHER THINGS, THE WAIVERS AND CERTIFICATIONS CONTAINED IN THIS §25.  THE BORROWER ACKNOWLEDGES THAT IT HAS HAD AN OPPORTUNITY TO REVIEW THIS §25 WITH LEGAL COUNSEL AND THAT THE BORROWER AGREES TO THE FOREGOING AS ITS FREE, KNOWING AND VOLUNTARY ACT.

§26.         DEALINGS WITH THE BORROWER.

The Agent, the Lenders and their affiliates may accept deposits from, extend credit to, invest in, act as trustee under indentures of, serve as financial advisor of, and generally engage in any kind of banking, trust or other business with the Borrower, the Guarantors and their respective Subsidiaries or any of their Affiliates regardless of the capacity of the Agent or the Lender hereunder.  The Lenders acknowledge that, pursuant to such activities, KeyBank or its Affiliates may receive information regarding such Persons (including information that may be subject to confidentiality obligations in favor of such Person) and acknowledge that the Agent shall be under no obligation to provide such information to them.

§27.         CONSENTS, AMENDMENTS, WAIVERS, ETC.

Except as otherwise expressly provided in this Agreement, any consent or approval required or permitted by this Agreement may be given, and any term of this Agreement or of any other instrument related hereto or mentioned herein may be amended, and the performance or observance by the Borrower or the Guarantors of any terms of this Agreement or such other instrument or the continuance of any Default or Event of Default may be waived (either generally or in a particular instance and either retroactively or prospectively) with, but only with, the written consent of the Required Lenders.  Notwithstanding the foregoing, none of the following may occur without the written consent of each Lender:  (a) a reduction in the rate of interest on the Notes (other than a reduction or waiver of default interest); (b) an increase in the amount of the Commitments of the Lenders (except as provided in §2.11 and §18.1); (c) a forgiveness, reduction or waiver of the principal of any unpaid Loan or any interest thereon or fee payable under the Loan Documents; (d) a change in the amount of any fee payable to a Lender hereunder; (e) the postponement of any date fixed for any payment of principal of or interest on the Loan; (f) an extension of the Revolving Credit Maturity Date (except as provided in §2.12) or the Term Loan Maturity Date (except as provided in §2.13); (g) a change in the manner of distribution of any payments to the Lenders or the Agent; (h) the release of the Borrower, any Guarantor or any Collateral except as otherwise provided in this Agreement; (i) an amendment of the definition of Majority Revolving Credit Lenders, Required Lenders or of any requirement for consent by all of the Lenders; (j) any modification to require a Lender to fund a pro rata share of a request for an advance of the Loan made by the Borrower other than based on its Commitment Percentage; (k) an amendment to this §27; or (l) an amendment of any provision of this Agreement or the Loan Documents which requires the approval of all of the Lenders, the Majority Revolving Credit Lenders or the Required Lenders to require a lesser number of Lenders to approve such action.  The provisions of §14 may not be amended without the written consent of the Agent.  There shall be no amendment, modification or waiver of any provision in the Loan Documents with respect to Swing Loans without the consent of the Swing Loan Lender, nor any amendment, modification or waiver of any provision in the Loan Documents with respect to Letters of Credit without the consent of the Issuing Lender.  The

Borrower agrees to enter into such modifications or amendments of this Agreement or the other Loan Documents as reasonably may be requested by KeyBank in connection with the syndication of the Loan, provided that no such amendment or modification materially affects or increases any of the obligations of the Borrower hereunder.  No waiver shall extend to or affect any obligation not expressly waived or impair any right consequent thereon.  No course of dealing or delay or omission on the part of the Agent or any Lender in exercising any right shall operate as a waiver thereof or otherwise be prejudicial thereto.  No notice to or demand upon the Borrower shall entitle the Borrower to other or further notice or demand in similar or other circumstances.

§28.         SEVERABILITY.

The provisions of this Agreement are severable, and if any one clause or provision hereof shall be held invalid or unenforceable in whole or in part in any jurisdiction, then such invalidity or unenforceability shall affect only such clause or provision, or part thereof, in such jurisdiction, and shall not in any manner affect such clause or provision in any other jurisdiction, or any other clause or provision of this Agreement in any jurisdiction.

§29.         TIME OF THE ESSENCE.

Time is of the essence with respect to each and every covenant, agreement and obligation of the Borrower under this Agreement and the other Loan Documents.

§30.         NO UNWRITTEN AGREEMENTS.

THE LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES.  THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.  ANY ADDITIONAL TERMS OF THE AGREEMENT BETWEEN THE PARTIES ARE SET FORTH BELOW.

§31.         REPLACEMENT NOTES.

Upon receipt of evidence reasonably satisfactory to the Borrower of the loss, theft, destruction or mutilation of any Note, and in the case of any such loss, theft or destruction, upon delivery of an indemnity agreement reasonably satisfactory to the Borrower or, in the case of any such mutilation, upon surrender and cancellation of the applicable Note, the Borrower will execute and deliver, in lieu thereof, a replacement Note, identical in form and substance to the applicable Note and dated as of the date of the applicable Note and upon such execution and delivery all references in the Loan Documents to such Note shall be deemed to refer to such replacement Note.

§32.         NO THIRD PARTIES BENEFITED.

This Agreement and the other Loan Documents are made and entered into for the sole protection and legal benefit of the Borrower, the Guarantors, the Lenders, the Agent and their permitted successors and assigns, and no other Person shall be a direct or indirect legal beneficiary of, or have any direct or indirect cause of action or claim in connection with, this Agreement or any of the other Loan Documents.  All conditions to the performance of the obligations of the Agent and the Lenders under this Agreement, including the obligation to make Loans and issue Letters of Credit, are imposed solely and exclusively for the benefit of the Agent and the Lenders and no other Person shall have standing to require satisfaction of such conditions in accordance with their terms or be entitled to assume that the Agent and the Lenders will refuse to make Loans or issue Letters of Credit in the absence of strict compliance with any or all thereof and no other Person shall, under any circumstances, be deemed to be a beneficiary of such conditions, any and all of which may be freely waived in whole or in part by the Agent and the Lenders at any time if in their sole discretion they deem it desirable to do so.  In particular, the Agent and the Lenders make no representations and assume no obligations as to third parties concerning the quality of the construction by the Borrower or any of its Subsidiaries of any development or the absence therefrom of defects.

§33.         PATRIOT ACT.

Each Lender and the Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower that, pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies the Borrower, which information includes names and addresses and other information that will allow such Lender or the Agent, as applicable, to identify the Borrower in accordance with the Patriot Act.

[remainder of page intentionally left blank]

IN WITNESS WHEREOF, each of the undersigned have caused this Agreement to be executed by its duly authorized representatives as of the date first set forth above.

BORROWER:

BEHRINGER HARVARD OPERATING PARTNERSHIP I LP, a Texas limited partnership

By:	BHR, Inc., a Delaware corporation, its General Partner

By:
Name:
Title:

(SEAL)

AGENT AND LENDERS:

KEYBANK NATIONAL ASSOCIATION, individually and as Agent

By:
Name:
Title:

WACHOVIA BANK, NATIONAL ASSOCIATION

By:
Name:
Title:

Address for Notices:

Wachovia Bank, National Association
301 S. College Street
16th Floor, NC0172
Charlotte, NC 28288

Attention:	Cindy Bean
Telephone:	(704) 383-7534
Facsimile:	(704) 715-0065

AAREAL BANK AG

By:
Name:
Title:

Address for Notices:

Aareal Bank AG

Paulinenstrasse 15

65189 Wiesbaden

Germany

Attention:	Markus Obenland
Telephone:	+49-(0)611-348-3594
Facsimile:	+49-(0)611-348-2757

WESTDEUTSCHE IMMOBILIENBANK AG

By:
Name:
Title:

By:
Name:
Title:

Address for Notices:

1211 Avenue of the Americas

24th Floor

New York, NY 10036

Attention:	David McGannon
Telephone:	(212) 588-0065
Facsimile:	(212) 588-0992

RBS CITIZENS, N.A. d/b/a CHARTER ONE

By:
Name:
Title:

Address for Notices:

RBS Citizens, N.A. d/b/a Charter One

1215 Superior Avenue

6th Floor

Cleveland, OH 44114

Attention:	Don Woods
Telephone:	(216) 277-0199
Facsimile:	(216) 277-4607

FIFTH THIRD BANK, a Michigan banking corporation

By:
Name:
Title:

Address for Notices:

Fifth Third Bank

MD C82111

3821 Ruckriegel Parkway

Louisville, KY 40299

Attention:	Tammy Leachman
Telephone:	(502) 297-6199
Facsimile:	(502) 267-7747

NATIONAL CITY BANK

By:
Name:
Title:

Address for Notices:

National City Bank

2000 Auburn Drive, Suite 400

Beachwood, OH 44122

Attention:	Sean Apicella
Telephone:	(216) 488-3687
Facsimile:	(216) 488-3160

ALLIED IRISH BANKS, P.L.C.

By:
Name:
Title:

By:
Name:
Title:

Address for Notices:

Allied Irish Banks, P.L.C.

405 Park Avenue

New York, NY 10022

Attention:	Doug Marron / Aaron Bawol
Telephone:	(212) 515-6763 / (212) 339-8038
Facsimile:	(212) 339-8325

PNC BANK, NATIONAL ASSOCIATION

By:
Name:
Title:

Address for Notices:

PNC Bank, National Association

500 1st Avenue

Pittsburgh, PA 15219

Attention:	Leigh Ann Geyer
Telephone:	(412) 762-5600
Facsimile:	(412) 762-6500

CITIBANK, N.A.

By:
Name:
Title:

Address for Notices:

Citibank, N.A.

8401 N. Central Expressway

Suite 500

Dallas, Texas  75225

Attention:	Andrea L. Murry
Telephone:	(972) 419-3453
Facsimile:	(972) 419-3308

BANK OF AMERICA, N.A.

By:
Name:
Title:

Address for Notices:

Bank of America, N.A.

901 Main Street, 20th Floor

TX1-492-20-06

Dallas, TX 75202

Attention:	Brett Bell
Telephone:	(214) 209-2773
Facsimile:	(214) 209-1832

TEXAS CAPITAL BANK, NATIONAL ASSOCIATION

By:
Name:
Title:

Address for Notices:

Texas Capital Bank, National Association

500 Throckmorton Street

Suite 300

Fort Worth, TX 76102

Attention:	Jeffrey A. Moten
Telephone:	(817) 852-4005
Facsimile:	(817) 336-0553

EXHIBIT A

FORM OF REVOLVING CREDIT NOTE

$	, 2007

FOR VALUE RECEIVED, the undersigned (“Maker”), hereby promises to pay to                                                                       (“Payee”), or order, in accordance with the terms of that certain Credit Agreement, dated as of December 11, 2007, as from time to time in effect, by and among Behringer Harvard Operating Partnership I LP, KeyBank National Association, for itself and as Agent, and such other Lenders as may be from time to time named therein (the “Credit Agreement”), to the extent not sooner paid, on or before the Revolving Credit Maturity Date, the principal sum of                                    ($                    ), or such amount as may be advanced by the Payee under the Credit Agreement as a Revolving Credit Loan with daily interest from the date thereof, computed as provided in the Credit Agreement, on the principal amount hereof from time to time unpaid, at a rate per annum on each portion of the principal amount which shall at all times be equal to the rate of interest applicable to such portion in accordance with the Credit Agreement, and with interest on overdue principal and, to the extent permitted by applicable law, on overdue installments of interest and late charges at the rates provided in the Credit Agreement.  Interest shall be payable on the dates specified in the Credit Agreement, except that all accrued interest shall be paid at the stated or accelerated maturity hereof or upon the prepayment in full hereof.  Capitalized terms used herein and not otherwise defined herein shall have the meanings set forth in the Credit Agreement.

Payments hereunder shall be made to the Agent for the Payee at 127 Public Square, Cleveland, Ohio 44114-1306, or at such other address as Agent may designate from time to time.

This Note is one of one or more Revolving Credit Notes evidencing borrowings under and is entitled to the benefits and subject to the provisions of the Credit Agreement.  The principal of this Note may be due and payable in whole or in part prior to the Revolving Credit Maturity Date and is subject to mandatory prepayment in the amounts and under the circumstances set forth in the Credit Agreement, and may be prepaid in whole or from time to time in part, all as set forth in the Credit Agreement.

Notwithstanding anything in this Note to the contrary, all agreements between the undersigned Maker and the Lenders and the Agent, whether now existing or hereafter arising and whether written or oral, are hereby limited so that in no contingency, whether by reason of acceleration of the maturity of any of the Obligations or otherwise, shall the interest contracted for, charged or received by the Lenders exceed the maximum amount permissible under applicable law.  If, from any circumstance whatsoever, interest would otherwise be payable to the Lenders in excess of the maximum lawful amount, the interest payable to the Lenders shall be reduced to the maximum amount permitted under applicable law; and if from any circumstance the Lenders shall ever receive anything of value deemed interest by applicable law in excess of the maximum lawful amount, an amount equal to any excessive interest shall be applied to the reduction of the principal balance of the Obligations of the undersigned Maker and to the payment of interest or, if such excessive interest exceeds the unpaid balance of principal of the Obligations of the undersigned Maker, such excess shall be refunded to the undersigned

A-1

Maker.  All interest paid or agreed to be paid to the Lenders shall, to the extent permitted by applicable law, be amortized, prorated, allocated and spread throughout the full period until payment in full of the principal of the Obligations of the undersigned Maker (including the period of any renewal or extension thereof) so that the interest thereon for such full period shall not exceed the maximum amount permitted by applicable law.  This paragraph shall control all agreements between the undersigned Maker and the Lenders and the Agent.

In case an Event of Default shall occur, the entire principal amount of this Note may become or be declared due and payable in the manner and with the effect provided in said Credit Agreement.

This Note shall, pursuant to New York General Obligations Law Section 5-1401, be governed by the laws of the State of New York.

The undersigned Maker and all guarantors and endorsers hereby waive presentment, demand, notice, protest, notice of intention to accelerate the indebtedness evidenced hereby, notice of acceleration of the indebtedness evidenced hereby and all other demands and notices in connection with the delivery, acceptance, performance and enforcement of this Note, except as specifically otherwise provided in the Credit Agreement, and assent to extensions of time of payment or forbearance or other indulgence without notice.

IN WITNESS WHEREOF, the undersigned has by its duly authorized officer executed this Note on the day and year first above written.

BEHRINGER HARVARD OPERATING PARTNERSHIP I LP, a Texas limited partnership

By:	BHR, Inc., a Delaware corporation, its General Partner

By:
Name:
Title:

(SEAL)

A-2

EXHIBIT B

FORM OF SWING LOAN NOTE

$50,000,000.00	, 2007

FOR VALUE RECEIVED, the undersigned (“Maker”), hereby promises to pay to                                                                       (“Payee”), or order, in accordance with the terms of that certain Credit Agreement, dated as of December 11, 2007, as from time to time in effect, by and among Behringer Harvard Operating Partnership I LP, KeyBank National Association, for itself and as Agent, and such other Lenders as may be from time to time named therein (the “Credit Agreement”), to the extent not sooner paid, on or before the Revolving Credit Maturity Date, the principal sum of Fifty Million and No/100 Dollars ($50,000,000.00), or such amount as may be advanced by the Payee under the Credit Agreement as a Swing Loan with daily interest from the date thereof, computed as provided in the Credit Agreement, on the principal amount hereof from time to time unpaid, at a rate per annum on each portion of the principal amount which shall at all times be equal to the rate of interest applicable to such portion in accordance with the Credit Agreement, and with interest on overdue principal and, to the extent permitted by applicable law, on overdue installments of interest and late charges at the rates provided in the Credit Agreement.  Interest shall be payable on the dates specified in the Credit Agreement, except that all accrued interest shall be paid at the stated or accelerated maturity hereof or upon the prepayment in full hereof.  Capitalized terms used herein and not otherwise defined herein shall have the meanings set forth in the Credit Agreement.

Payments hereunder shall be made to the Agent for the Payee at 127 Public Square, Cleveland, Ohio 44114-1306, or at such other address as Agent may designate from time to time.

This Note is one of one or more Swing Loan Notes evidencing borrowings under and is entitled to the benefits and subject to the provisions of the Credit Agreement.  The principal of this Note may be due and payable in whole or in part prior to the Revolving Credit Maturity Date and is subject to mandatory prepayment in the amounts and under the circumstances set forth in the Credit Agreement, and may be prepaid in whole or from time to time in part, all as set forth in the Credit Agreement.

Notwithstanding anything in this Note to the contrary, all agreements between the undersigned Maker and the Lenders and the Agent, whether now existing or hereafter arising and whether written or oral, are hereby limited so that in no contingency, whether by reason of acceleration of the maturity of any of the Obligations or otherwise, shall the interest contracted for, charged or received by the Lenders exceed the maximum amount permissible under applicable law.  If, from any circumstance whatsoever, interest would otherwise be payable to the Lenders in excess of the maximum lawful amount, the interest payable to the Lenders shall be reduced to the maximum amount permitted under applicable law; and if from any circumstance the Lenders shall ever receive anything of value deemed interest by applicable law in excess of the maximum lawful amount, an amount equal to any excessive interest shall be applied to the reduction of the principal balance of the Obligations of the undersigned Maker and to the payment of interest or, if such excessive interest exceeds the unpaid balance of principal of the Obligations of the undersigned Maker, such excess shall be refunded to the undersigned

B-1

Maker.  All interest paid or agreed to be paid to the Lenders shall, to the extent permitted by applicable law, be amortized, prorated, allocated and spread throughout the full period until payment in full of the principal of the Obligations of the undersigned Maker (including the period of any renewal or extension thereof) so that the interest thereon for such full period shall not exceed the maximum amount permitted by applicable law.  This paragraph shall control all agreements between the undersigned Maker and the Lenders and the Agent.

In case an Event of Default shall occur, the entire principal amount of this Note may become or be declared due and payable in the manner and with the effect provided in said Credit Agreement.

This Note shall, pursuant to New York General Obligations Law Section 5-1401, be governed by the laws of the State of New York.

The undersigned Maker and all guarantors and endorsers hereby waive presentment, demand, notice, protest, notice of intention to accelerate the indebtedness evidenced hereby, notice of acceleration of the indebtedness evidenced hereby and all other demands and notices in connection with the delivery, acceptance, performance and enforcement of this Note, except as specifically otherwise provided in the Credit Agreement, and assent to extensions of time of payment or forbearance or other indulgence without notice.

IN WITNESS WHEREOF, the undersigned has by its duly authorized officer executed this Note on the day and year first above written.

BEHRINGER HARVARD OPERATING PARTNERSHIP I LP, a Texas limited partnership

By:	BHR, Inc., a Delaware corporation, its General Partner

By:
Name:
Title:

(SEAL)

B-2

EXHIBIT C

FORM OF TERM LOAN NOTE

$	, 2007

FOR VALUE RECEIVED, the undersigned (“Maker”), hereby promises to pay to                                                                       (“Payee”), or order, in accordance with the terms of that certain Credit Agreement, dated as of December 11, 2007, as from time to time in effect, by and among Behringer Harvard Operating Partnership I LP, KeyBank National Association, for itself and as Agent, and such other Lenders as may be from time to time named therein (the “Credit Agreement”), to the extent not sooner paid, on or before the Term Loan Maturity Date, the principal sum of                                    ($                    ), or such amount as may be advanced by the Payee under the Credit Agreement as a Term Loan with daily interest from the date thereof, computed as provided in the Credit Agreement, on the principal amount hereof from time to time unpaid, at a rate per annum on each portion of the principal amount which shall at all times be equal to the rate of interest applicable to such portion in accordance with the Credit Agreement, and with interest on overdue principal and, to the extent permitted by applicable law, on overdue installments of interest and late charges at the rates provided in the Credit Agreement.  Interest shall be payable on the dates specified in the Credit Agreement, except that all accrued interest shall be paid at the stated or accelerated maturity hereof or upon the prepayment in full hereof.  Capitalized terms used herein and not otherwise defined herein shall have the meanings set forth in the Credit Agreement.

Payments hereunder shall be made to the Agent for the Payee at 127 Public Square, Cleveland, Ohio 44114-1306, or at such other address as Agent may designate from time to time.

This Note is one of one or more Term Loan Notes evidencing borrowings under and is entitled to the benefits and subject to the provisions of the Credit Agreement.  The principal of this Note may be due and payable in whole or in part prior to the Term Loan Maturity Date and is subject to mandatory prepayment in the amounts and under the circumstances set forth in the Credit Agreement, and may be prepaid in whole or from time to time in part, all as set forth in the Credit Agreement.

Notwithstanding anything in this Note to the contrary, all agreements between the undersigned Maker and the Lenders and the Agent, whether now existing or hereafter arising and whether written or oral, are hereby limited so that in no contingency, whether by reason of acceleration of the maturity of any of the Obligations or otherwise, shall the interest contracted for, charged or received by the Lenders exceed the maximum amount permissible under applicable law.  If, from any circumstance whatsoever, interest would otherwise be payable to the Lenders in excess of the maximum lawful amount, the interest payable to the Lenders shall be reduced to the maximum amount permitted under applicable law; and if from any circumstance the Lenders shall ever receive anything of value deemed interest by applicable law in excess of the maximum lawful amount, an amount equal to any excessive interest shall be applied to the reduction of the principal balance of the Obligations of the undersigned Maker and to the payment of interest or, if such excessive interest exceeds the unpaid balance of principal of the Obligations of the undersigned Maker, such excess shall be refunded to the undersigned

C-1

Maker.  All interest paid or agreed to be paid to the Lenders shall, to the extent permitted by applicable law, be amortized, prorated, allocated and spread throughout the full period until payment in full of the principal of the Obligations of the undersigned Maker (including the period of any renewal or extension thereof) so that the interest thereon for such full period shall not exceed the maximum amount permitted by applicable law.  This paragraph shall control all agreements between the undersigned Maker and the Lenders and the Agent.

In case an Event of Default shall occur, the entire principal amount of this Note may become or be declared due and payable in the manner and with the effect provided in said Credit Agreement.

This Note shall, pursuant to New York General Obligations Law Section 5-1401, be governed by the laws of the State of New York.

The undersigned Maker and all guarantors and endorsers hereby waive presentment, demand, notice, protest, notice of intention to accelerate the indebtedness evidenced hereby, notice of acceleration of the indebtedness evidenced hereby and all other demands and notices in connection with the delivery, acceptance, performance and enforcement of this Note, except as specifically otherwise provided in the Credit Agreement, and assent to extensions of time of payment or forbearance or other indulgence without notice.

IN WITNESS WHEREOF, the undersigned has by its duly authorized officer executed this Note on the day and year first above written.

BEHRINGER HARVARD OPERATING PARTNERSHIP I LP, a Texas limited partnership

By:	BHR, Inc., a Delaware corporation, its General Partner

By:
Name:
Title:

(SEAL)

C-2

EXHIBIT D

FORM OF JOINDER AGREEMENT

THIS JOINDER AGREEMENT (“Joinder Agreement”) is executed as of                                     , 20    , by                                                               , a                                                      (“Joining Party”), and delivered to KeyBank National Association, as Agent, pursuant to §5.2 of the Credit Agreement dated as of December 11, 2007, as from time to time in effect (the “Credit Agreement”), by and among Behringer Harvard Operating Partnership I LP (the “Borrower”), KeyBank National Association, for itself and as Agent, and the other Lenders from time to time party thereto.  Terms used but not defined in this Joinder Agreement shall have the meanings defined for those terms in the Credit Agreement.

RECITALS

A.                                   Joining Party is required, pursuant to §5.2 of the Credit Agreement, to become an additional Subsidiary Guarantor under the Guaranty, the Indemnity Agreement and the Contribution Agreement.

B.                                     Joining Party expects to realize direct and indirect benefits as a result of the availability to the Borrower of the credit facilities under the Credit Agreement.

NOW, THEREFORE, Joining Party agrees as follows:

AGREEMENT

1.                                       Joinder.  By this Joinder Agreement, Joining Party hereby becomes a “Subsidiary Guarantor” and a “Guarantor” under the Credit Agreement, the Guaranty, the Indemnity Agreement, and the other Loan Documents with respect to all the Obligations of the Borrower now or hereafter incurred under the Credit Agreement and the other Loan Documents, and a “Subsidiary Guarantor” under the Contribution Agreement.  Joining Party agrees that Joining Party is and shall be bound by, and hereby assumes, all representations, warranties, covenants, terms, conditions, duties and waivers applicable to a “Subsidiary Guarantor” and a “Guarantor” under the Credit Agreement, the Guaranty, the Indemnity Agreement, the other Loan Documents and the Contribution Agreement.

2.                                       Representations and Warranties of Joining Party.  Joining Party represents and warrants to Agent that, as of the Effective Date (as defined below), except as disclosed in writing by Joining Party to Agent on or prior to the date hereof and approved by the Agent in writing (which disclosures shall be deemed to amend the Schedules and other disclosures delivered as contemplated in the Credit Agreement), the representations and warranties contained in the Credit Agreement and the other Loan Documents applicable to a “Guarantor” or “Subsidiary Guarantor” are true and correct in all material respects as applied to Joining Party as a Subsidiary Guarantor and a Guarantor on and as of the Effective Date as though made on that date.  As of the Effective Date, all covenants and agreements in the Loan Documents and the Contribution Agreement of the Subsidiary Guarantors apply to Joining Party and no Default or Event of Default shall exist or might exist upon the Effective Date in the event that Joining Party becomes a Subsidiary Guarantor.

D-1

3.             Joint and Several.  Joining Party hereby agrees that, as of the Effective Date, the Guaranty, the Contribution Agreement and the Indemnity Agreement heretofore delivered to the Agent and the Lenders shall be a joint and several obligation of Joining Party to the same extent as if executed and delivered by Joining Party, and upon request by Agent, will promptly become a party to the Guaranty, the Contribution Agreement and the Indemnity Agreement to confirm such obligation.

4.             Further Assurances.  Joining Party agrees to execute and deliver such other instruments and documents and take such other action, as the Agent may reasonably request, in connection with the transactions contemplated by this Joinder Agreement.

5.             GOVERNING LAW.  THIS JOINDER AGREEMENT SHALL BE DEEMED TO BE A CONTRACTUAL OBLIGATION UNDER, AND SHALL, PURSUANT TO NEW YORK GENERAL OBLIGATIONS LAW SECTION 5-1401, BE GOVERNED BY AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

6.             Counterparts.  This Joinder Agreement may be executed in any number of counterparts which shall together constitute but one and the same agreement.

7.             The effective date (the “Effective Date”) of this Joinder Agreement is                                   , 20    .

IN WITNESS WHEREOF, Joining Party has executed this Joinder Agreement under seal as of the day and year first above written.

“JOINING PARTY”

, a

By:
Name:
Title:

[SEAL]

ACKNOWLEDGED:

KEYBANK NATIONAL ASSOCIATION, as Agent

By:

Its:

[Printed Name and Title]

D-2

EXHIBIT E

FORM OF REQUEST FOR REVOLVING CREDIT LOAN

KeyBank National Association, as Agent
800 Superior
Cleveland, Ohio 44114-1306
Attn: Diana D’Aquila

Ladies and Gentlemen:

Pursuant to the provisions of §2.7 of the Credit Agreement dated as of December 11, 2007 (as the same may hereafter be amended, the “Credit Agreement”), by and among Behringer Harvard Operating Partnership I LP (the “Borrower”), KeyBank National Association for itself and as Agent, and the other Lenders from time to time party thereto, the undersigned Borrower hereby requests and certifies as follows:

1.                                       Revolving Credit Loan.  The undersigned Borrower hereby requests a [Revolving Credit Loan under §2.1] [Swing Loan under §2.5] of the Credit Agreement:

Principal Amount:  $
Type (LIBOR Rate, Base Rate):
Drawdown Date:
Interest Period for Revolving Credit LIBOR Rate Loans:

by credit to the general account of the Borrower with the Agent at the Agent’s Head Office.

[If the requested Loan is a Swing Loan and the Borrower desires for such Loan to be a LIBOR Rate Loan following its conversion as provided in §2.5(d), specify the Interest Period following conversion:                                  ]

2.                                       Use of Proceeds.  Such Loan shall be used for purposes permitted by §2.9 of the Credit Agreement.

3.                                       No Default.  The undersigned chief financial officer or chief accounting officer of Borrower certifies that the Borrower is and will be in compliance with all covenants under the Loan Documents after giving effect to the making of the Loan requested hereby and no Default or Event of Default has occurred and is continuing.

4.                                       Representations True.  The undersigned chief financial officer or chief accounting officer of the Borrower certifies, represents and agrees on behalf of the Borrower (and not in his individual capacity) that each of the representations and warranties made by or on behalf of the Borrower, the Guarantors or their respective Subsidiaries, contained in the Credit Agreement, in the other Loan Documents or in any document or instrument delivered pursuant to or in connection with the Credit Agreement was true in all material respects as of the date on which it was made and, is true in all material respects as of the date hereof and shall also be true at and as of the Drawdown Date for the Loan requested hereby, with the same effect as if made at and as of such Drawdown Date, except to the extent of changes resulting from transactions permitted by

E-1

the Loan Documents and except as previously disclosed in writing by the Borrower to Agent and approved by the Agent in writing (which disclosures shall be deemed to amend the Schedules and other disclosures delivered as contemplated in this Agreement (it being understood and agreed that any representation or warranty which by its terms is made as of a specified date shall be required to be true and correct only as of such specified date).

5.                                       Other Conditions.  The undersigned chief financial officer or chief accounting officer of the Borrower certifies, represents and agrees on behalf of the Borrower (and not in his individual capacity) that all other conditions to the making of the Loan requested hereby set forth in the Credit Agreement have been satisfied or waived in writing.

6.                                       Definitions.  Terms defined in the Credit Agreement are used herein with the meanings so defined.

IN WITNESS WHEREOF, the undersigned has duly executed this request this            day of                           , 200    .

BEHRINGER HARVARD OPERATING PARTNERSHIP I LP, a Texas limited partnership

By:	BHR, Inc., a Delaware corporation, its General Partner

By:
Name:
Title:

E-2

EXHIBIT F

FORM OF LETTER OF CREDIT REQUEST

[DATE]

KeyBank National Association, as Agent
1675 Broadway, Suite 400
Denver, Colorado 80202
Attn: Cheryl Van Klompenberg

Re:                             Letter of Credit Request under Credit Agreement dated as of December 11, 2007

Ladies and Gentlemen:

Pursuant to §2.10 of the Credit Agreement dated as of December 11, 2007, by and among you, certain other Lenders and Behringer Harvard Operating Partnership I LP (the “Borrower”) (the “Credit Agreement”), we hereby request that you issue a Letter of Credit as follows:

(i)                                     Name and address of beneficiary:

(ii)                                  Face amount: $

(iii)                               Proposed Issuance Date:

(iv)                              Proposed Expiration Date:

(v)                                 Other terms and conditions as set forth in the proposed form of Letter of Credit attached hereto.

(vi)                              Purpose of Letter of Credit:

This Letter of Credit Request is submitted pursuant to, and shall be governed by, and subject to satisfaction of, the terms, conditions and provisions set forth in §2.10 of the Credit Agreement.

The undersigned chief financial officer or chief accounting officer of the Borrower certifies on behalf of the Borrower (and not in his individual capacity) that the Borrower is and will be in compliance with all covenants under the Loan Documents after giving effect to the issuance of the Letter of Credit requested hereby and no Default or Event of Default has occurred and is continuing.

F-1

We also understand that if you grant this request this request obligates us to accept the requested Letter of Credit and pay the issuance fee and Letter of Credit fee as required by §2.10(e).  All capitalized terms defined in the Credit Agreement and used herein without definition shall have the meanings set forth in §1.1 of the Credit Agreement.

The undersigned chief financial officer or chief accounting officer of the Borrower certifies, represents and agrees on behalf of the Borrower (and not in his individual capacity) that each of the representations and warranties made by or on behalf of the Borrower, the Guarantors or their respective Subsidiaries, contained in the Credit Agreement, in the other Loan Documents or in any document or instrument delivered pursuant to or in connection with the Credit Agreement was true in all material respects as of the date on which it was made, is true as of the date hereof and shall also be true at and as of the proposed issuance date of the Letter of Credit requested hereby, with the same effect as if made at and as of the proposed issuance date, except to the extent of changes resulting from transactions permitted by the Loan Documents and except as previously disclosed in writing by the Borrower to Agent and approved by the Agent in writing (which disclosures shall be deemed to amend the Schedules and other disclosures delivered as contemplated in this Agreement (it being understood and agreed that any representation or warranty which by its terms is made as of a specified date shall be required to be true and correct only as of such specified date).

Very truly yours,

BEHRINGER HARVARD OPERATING PARTNERSHIP I LP, a Texas limited partnership

By:	BHR, Inc., a Delaware corporation, its GeneralPartner

By:
Name:
Title:

F-2

EXHIBIT G

FORM OF COMPLIANCE CERTIFICATE

KeyBank National Association, as Agent
127 Public Square
Cleveland, Ohio 44114-1306
Attn: Joshua Mayers

Ladies and Gentlemen:

Reference is made to the Credit Agreement dated as of December 11, 2007 (as the same may hereafter be amended, the “Credit Agreement”) by and among Behringer Harvard Operating Partnership I LP (the “Borrower”), KeyBank National Association for itself and as Agent, and the other Lenders from time to time party thereto.  Terms defined in the Credit Agreement and not otherwise defined herein are used herein as defined in the Credit Agreement.

Pursuant to the Credit Agreement, the Borrower is furnishing to you herewith (or has most recently furnished to you) the consolidated financial statements of the Borrower for the fiscal period ended                                (the “Balance Sheet Date”).  Such financial statements have been prepared in accordance with GAAP and present fairly the consolidated financial position of the Borrower at the date thereof and the results of its operations for the periods covered thereby.

This certificate is submitted in compliance with requirements of §2.11(d), §7.4(c), §8.1, §10.12 or §11.3 of the Credit Agreement.  If this certificate is provided under a provision other than §7.4(c), the calculations provided below are made using the consolidated financial statements of the Borrower as of the Balance Sheet Date adjusted in the best good faith estimate of the Borrower to give effect to the making of a Loan, issuance of a Letter of Credit, acquisition or disposition of property or other event that occasions the preparation of this certificate; and the nature of such event and the estimate of the Borrower of its effects are set forth in reasonable detail in an attachment hereto.  The undersigned officer is the chief financial officer or chief accounting officer of the Borrower.

The undersigned representative has caused the provisions of the Loan Documents to be reviewed and has no knowledge of any Default or Event of Default. (Note: If the signer does have knowledge of any Default or Event of Default, the form of certificate should be revised to specify the Default or Event of Default, the nature thereof and the actions taken, being taken or proposed to be taken by the Borrower with respect thereto.)

The undersigned is providing the attached information to demonstrate compliance as of the date hereof with the covenants described in the attachment hereto.

IN WITNESS WHEREOF, the undersigned has duly executed this Compliance Certificate on behalf of the Borrower (and not in his individual capacity) this            day of                       , 200    .

BEHRINGER HARVARD OPERATING PARTNERSHIP I LP, a Texas limited partnership

By:	BHR, Inc., a Delaware corporation, its General Partner

By:
Name:
Title:

APPENDIX TO COMPLIANCE CERTIFICATE

WORKSHEET

GROSS ASSET VALUE*

A.	Stabilized Properties owned for prior six (6) fiscal quarters (other than 222 Riverside Plaza and 1325 G Street):

1.	Net Operating Income for the prior four (4) consecutive fiscal quarters:	$

2.	Capital Reserves for such Real Estate:	$

3.	1 minus 2 divided by 7.50%:	$

B.	Real Estate acquired during the prior six (6) fiscal quarters (other than 222 Riverside Plaza and 1325 G Street):	$

C.

Construction in Progress of Development Properties, until the earlier of (x) the 1 year anniversary of the project completion for such Real Estate and (y) the first day of the first fiscal quarter following the date such Real Estate first achieves a Lease Rate of at least 85%:

$

D.	Acquisition cost of 222 Riverside Plaza and 1325 G Street:	$

E.	Aggregate of Unrestricted Cash and Cash Equivalents:	$

F.	Book Value of Land Assets:	$

G.	Lesser of book value or outstanding principal balance of Mortgage Receivables secured by office properties and the Multifamily Facility	$

H.	Pro rata share of Gross Asset Value attributable to such assets owned by Unconsolidated Affiliates:	$

	Gross Assets Value equals sum of A.3 plus B plus C plus D plus E plus F plus G plus H	$

*  Gross Asset Value will be adjusted, as appropriate, for acquisitions, dispositions and other changes to the portfolio during the calendar quarter most recently ended prior to a date of determination.  All income, expense and value associated with assets included in Gross Asset Value disposed of during the four (4) calendar quarter period most recently ended prior to a date of determination will be eliminated from calculations. Gross Asset Value shall be calculated in accordance with §1.2(l).

EXHIBIT H

FORM OF ASSIGNMENT AND ACCEPTANCE AGREEMENT

THIS ASSIGNMENT AND ACCEPTANCE AGREEMENT (this “Agreement”) dated                                         , by and between                                                          (“Assignor”), and                                                          (“Assignee”).

W I T N E S S E T H:

WHEREAS, Assignor is a party to that certain Credit Agreement, dated December 11, 2007, by and among BEHRINGER HARVARD OPERATING PARTNERSHIP I LP (“Borrower”), the other lenders that are or may become a party thereto, and KEYBANK NATIONAL ASSOCIATION, individually and as Agent (the “Credit Agreement”); and

WHEREAS, Assignor desires to transfer to Assignee [Describe assigned Commitment] under the Credit Agreement and its rights with respect to the Commitment assigned and its Outstanding Loans with respect thereto;

NOW, THEREFORE, for and in consideration of the sum of Ten and No/100 Dollars ($10.00) and other good and valuable considerations, the receipt and sufficiency of which are hereby acknowledged, Assignor and Assignee hereby agree as follows:

1.             Definitions.  Terms defined in the Credit Agreement and used herein without definition shall have the respective meanings assigned to such terms in the Credit Agreement.

2.             Assignment.

(a)           Subject to the terms and conditions of this Agreement and in consideration of the payment to be made by Assignee to Assignor pursuant to Paragraph 5 of this Agreement, effective as of the “Assignment Date” (as defined in Paragraph 7 below), Assignor hereby irrevocably sells, transfers and assigns to Assignee, without recourse, a portion of its [Revolving Credit][Term Loan] Note in the amount of $                               representing a $                               [Revolving Credit] [Term Loan] Commitment, and a                                    percent (          %)[Revolving Credit][Term Loan] Commitment Percentage, and a corresponding interest in and to all of the other rights and obligations under the Credit Agreement and the other Loan Documents relating thereto (the assigned interests being hereinafter referred to as the “Assigned Interests”), including Assignor’s share of all outstanding [Revolving Credit][Term] Loans with respect to the Assigned Interests and the right to receive interest and principal on and all other fees and amounts with respect to the Assigned Interests, all from and after the Assignment Date, all as if Assignee were an original Lender under and signatory to the Credit Agreement having a [Revolving Credit][Term Loan] Commitment Percentage equal to the amount of the respective Assigned Interests.

(b)           Assignee, subject to the terms and conditions hereof, hereby assumes all obligations of Assignor with respect to the Assigned Interests from and after the Assignment Date as if Assignee were an original Lender under and signatory to the Credit Agreement, which obligations shall include, but shall not be limited to, the obligation to make [Revolving

Credit][Term] Loans to the Borrower with respect to the Assigned Interests and to indemnify the Agent as provided therein (such obligations, together with all other obligations set forth in the Credit Agreement and the other Loan Documents are hereinafter collectively referred to as the “Assigned Obligations”).  Assignor shall have no further duties or obligations with respect to, and shall have no further interest in, the Assigned Obligations or the Assigned Interests.

3.             Representations and Requests of Assignor.

(a)           Assignor represents and warrants to Assignee (i) that it is legally authorized to, and has full power and authority to, enter into this Agreement and perform its obligations under this Agreement; (ii) that as of the date hereof, before giving effect to the assignment contemplated hereby the principal face amount of Assignor’s [Revolving Credit][Term Loan] Note is $                         and the aggregate outstanding principal balance of the [Revolving Credit][Term] Loans made by it equals $                        , and (iii) that it has forwarded to the Agent the [Revolving Credit][Term Loan] Note held by Assignor.  Assignor makes no representation or warranty, express or implied, and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with the Loan Documents or the execution, legality, validity, enforceability, genuineness or sufficiency of any Loan Document or any other instrument or document furnished pursuant thereto or in connection with the Loan, the collectability of the Loans, the continued solvency of the Borrower or the continued existence, sufficiency or value of the Collateral or any assets of the Borrower which may be realized upon for the repayment of the Loans, or the performance or observance by the Borrower of any of its obligations under the Loan Documents to which it is a party or any other instrument or document delivered or executed pursuant thereto or in connection with the Loan; other than that it is the legal and beneficial owner of, or has the right to assign, the interests being assigned by it hereunder and that such interests are free and clear of any adverse claim.

(b)           Assignor requests that the Agent obtain replacement notes for each of Assignor and Assignee as provided in the Credit Agreement.

4.             Representations of Assignee.  Assignee makes and confirms to the Agent, Assignor and the other Lenders all of the representations, warranties and covenants of a Lender under Articles 14 and 18 of the Credit Agreement.  Without limiting the foregoing, Assignee (a) represents and warrants that it is legally authorized to, and has full power and authority to, enter into this Agreement and perform its obligations under this Agreement; (b) confirms that it has received copies of such documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Agreement; (c) agrees that it has and will, independently and without reliance upon Assignor, any other Lender or the Agent and based upon such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in evaluating the Loans, the Loan Documents, the creditworthiness of the Borrower and the value of the assets of the Borrower, and taking or not taking action under the Loan Documents; (d) appoints and authorizes the Agent to take such action as agent on its behalf and to exercise such powers as are reasonably incidental thereto pursuant to the terms of the Loan Documents; (e) agrees that, by this Assignment, Assignee has become a party to and will perform in accordance with their terms all the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender; (f) represents and warrants that Assignee does not control, is not controlled by, is not under common control with and is otherwise free from influence or control by, the Borrower or REIT, (g) represents and warrants that if Assignee is not incorporated under the laws of the United States of America or any State, it has on or prior to the date hereof delivered to Borrower and Agent certification as to its exemption (or lack thereof) from deduction or withholding of any United States federal income taxes and (h) if Assignee is an assignee of any portion of the Revolving Credit Notes, Assignee has a net worth as of the date hereof of not less than $100,000,000.00 unless waived in writing by Borrower and Agent as required by the Credit Agreement.  Assignee agrees that Borrower may rely on the representation contained in Section 4(i).

5.             Payments to Assignor.  In consideration of the assignment made pursuant to Paragraph 1 of this Agreement, Assignee agrees to pay to Assignor on the Assignment Date, an amount equal to $                         representing the aggregate principal amount outstanding of the [Revolving Credit][Term] Loans owing to Assignor under the Loan Agreement and the other Loan Documents with respect to the Assigned Interests.

6.             Payments by Assignor.  Assignor agrees to pay the Agent on the Assignment Date the registration fee required by §18.2 of the Credit Agreement.

7.             Effectiveness.

(a)           The effective date for this Agreement shall be                                (the “Assignment Date”).  Following the execution of this Agreement, each party hereto shall deliver its duly executed counterpart hereof to the Agent for acceptance and recording in the Register by the Agent.

(b)           Upon such acceptance and recording and from and after the Assignment Date, (i) Assignee shall be a party to the Credit Agreement and, to the extent of the Assigned Interests, have the rights and obligations of a Lender thereunder, and (ii) Assignor shall, with respect to the Assigned Interests, relinquish its rights and be released from its obligations under the Credit Agreement.

(c)           Upon such acceptance and recording and from and after the Assignment Date, the Agent shall make all payments in respect of the rights and interests assigned hereby accruing after the Assignment Date (including payments of principal, interest, fees and other amounts) to Assignee.

(d)           All outstanding LIBOR Rate Loans shall continue in effect for the remainder of their applicable Interest Periods and Assignee shall accept the currently effective interest rates on its Assigned Interest of each LIBOR Rate Loan.

8.             Notices.  Assignee specifies as its address for notices and its Lending Office for all assigned Loans, the offices set forth below:

Notice Address:

Attn:
Facsimile:

Domestic Lending Office:	Same as above

Eurodollar Lending Office:	Same as above

9.             Payment Instructions.  All payments to Assignee under the Credit Agreement shall be made as provided in the Credit Agreement in accordance with the separate instructions delivered to Agent.

10.           Governing Law.  THIS AGREEMENT IS INTENDED TO TAKE EFFECT AS A SEALED INSTRUMENT FOR ALL PURPOSES AND TO BE GOVERNED BY, AND PURSUANT TO NEW YORK GENERAL OBLIGATIONS LAW SECTION 5-1401 SHALL BE CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK (WITHOUT REFERENCE TO CONFLICT OF LAWS).

11.           Counterparts.  This Agreement may be executed in any number of counterparts which shall together constitute but one and the same agreement.

12.           Amendments.  This Agreement may not be amended, modified or terminated except by an agreement in writing signed by Assignor and Assignee, and consented to by Agent.

13.           Successors.  This Agreement shall inure to the benefit of the parties hereto and their respective successors and assigns as permitted by the terms of Credit Agreement.

[signatures on following page]

IN WITNESS WHEREOF, intending to be legally bound, each of the undersigned has caused this Agreement to be executed on its behalf by its officers thereunto duly authorized, as of the date first above written.

ASSIGNEE:

By:
Title:

ASSIGNOR:

By:
Title:

RECEIPT ACKNOWLEDGED AND ASSIGNMENT CONSENTED TO BY:

KEYBANK NATIONAL ASSOCIATION, as Agent

By:
Title:

CONSENTED TO BY:(1)

BEHRINGER HARVARD OPERATING
PARTNERSHIP I LP, a Texas limited partnership

By: BHR, Inc., a Delaware corporation, its General Partner

By:
Name:
Title:

(1) Insert to extent required by Credit Agreement.

EXHIBIT I

FORM OF LETTER OF CREDIT APPLICATION

I-1

SCHEDULE 1.1

LENDERS AND COMMITMENTS

REVOLVING CREDIT LOAN

Name and Address	Revolving Credit Commitment	Revolving Credit Commitment Percentage

KeyBank National Association 127 Public Square Cleveland, Ohio 44114-1306 Attention: Kevin Murray Telephone: 216-689-5986 Facsimile: 216-689-4997	$45,000,000.00	15%

LIBOR Lending Office Same as Above

Wachovia Bank, National Association 201 S. College Street, CP9 NC1183 Charlotte, NC 28288 Attention: Vincent Massey Telephone: (704)-590-3321 Facsimile: (704)-715-0094	$45,000,000.00	15%

LIBOR Lending Office Same as Above

Aareal Bank AG Paulinenstrasse 15 65189 Wiesbaden Germany Attention: Petra Friedhofer Telephone: +49-(0)611-348-2356 Facsimile: +49-(0)611-348-2757	$45,000,000.00	15%

LIBOR Lending Office Same as Above

1

Name and Address	Revolving Credit Commitment	Revolving Credit Commitment Percentage

Westdeutsche Immobilienbank AG Grosse Bleiche 46 55116 Mainz Germany Attention: Klaus May Telephone: +49 6131 9280 - 7428 Facsimile: +49 6131 9280 - 7490	$30,000,000.00	10%

LIBOR Lending Office Same as Above

RBS Citizens, N.A. d/b/a Charter One 1215 Superior Ave, 6th Floor Cleveland, OH 44114 Attention: R.J. Quinn Telephone: (216)-277-0744 Facsimile: (216)-277-4607	$24,000,000.00	8%

LIBOR Lending Office Same as Above

Fifth Third Bank, a Michigan banking corporation MD 1MOC2B 5050 Kingsley Drive Cincinnati, OH 45263 Attention: Joyce Elam Telephone: (513)-358-7336 Facsimile: (513)-358-3479	$24,000,000.00	8%

LIBOR Lending Office Same as Above

National City Bank CREA 2000 Auburn Drive, Suite 400 Beachwood, OH 44122 Attention: Peggy Cramer Telephone: (216)-488-9124 Facsimile: (216)-488-0214	$21,000,000.00	7%

2

Name and Address		Revolving Credit Commitment	Revolving Credit Commitment Percentage

LIBOR Lending Office Same as Above

Allied Irish Banks, P.L.C. 2nd Floor, Iona House Shelbourne Road Ballsbridge, Dublin 4, Ireland		$18,000,000.00	6%
Attention:	Berne Glynn/Peter Garvey
Telephone:	+353 1 641 6633 / 6636
Facsimile:	+353 1 641 6668

LIBOR Lending Office Same as Above

PNC Bank, National Association 500 1st Avenue Pittsburgh, PA 15219		$15,000,000.00	5%
Attention: Telephone: Facsimile:	Colleen Mannerino (412)-760-7647 (412)-705-2124

LIBOR Lending Office Same as Above

Citibank, N.A. 8401 N. Central Expressway Suite 500 Dallas, TX 75225		$15,000,000.00	5%
Attention: Telephone: Facsimile:	Kimberly Brand (972)-419-3454 (972)-419-3308

LIBOR Lending Office Same as Above

3

Name and Address	Revolving Credit Commitment	Revolving Credit Commitment Percentage

Bank of America, N.A. 901 Main Street, 20th Floor TX1-492-20-06 Dallas, TX 75202 Attention: Cindy King Telephone: (214)-209-1925 Facsimile: (214)-209-1571	$12,000,000.00	4%

LIBOR Lending Office Same as Above

Texas Capital Bank, National Association 6060 N. Central Expressway Dallas, TX 75206 Attention: Claudia Watkins Telephone: (972)-560-4525 Facsimile: (214) 706-6849	$6,000,000.00	2%

LIBOR Lending Office Same as Above

TOTAL	$300,000,000.00	100%

4

TERM LOAN

Name and Address		Term Loan Commitment	Term Loan Commitment Percentage

KeyBank National Association 127 Public Square Cleveland, Ohio 44114-1306 Attention: Kevin Murray Telephone: 216-689-5986 Facsimile: 216-689-4997		$42,000,000.00	21%

LIBOR Lending Office Same as Above

Wachovia Bank, National Association 201 S. College Street, CP9 NC1183 Charlotte, NC 28288		$30,000,000.00	15%
Attention: Telephone: Facsimile:	Vincent Massey (704)-590-3321 (704)-715-0094

LIBOR Lending Office Same as Above

Aareal Bank AG Paulinenstrasse 15 65189 Wiesbaden Germany		$30,000,000.00	15%
Attention: Telephone: Facsimile:	Petra Friedhofer +49-(0)611-348-2356 +49-(0)611-348-2757

LIBOR Lending Office Same as Above

Westdeutsche Immobilienbank AG Grosse Bleiche 46 55116 Mainz Germany		$20,000,000.00	10%
Attention: Telephone: Facsimile:	Klaus May +49 6131 9280 - 7428 +49 6131 9280 - 7490

5

Name and Address	Term Loan Commitment	Term Loan Commitment Percentage

LIBOR Lending Office Same as Above

RBS Citizens, N.A. d/b/a Charter One 1215 Superior Ave, 6th Floor Cleveland, OH 44114 Attention: R.J. Quinn Telephone: (216)-277-0744 Facsimile: (216)-277-4607	$16,000,000.00	8%

LIBOR Lending Office Same as Above

Fifth Third Bank, a Michigan bankingcorporation MD 1MOC2B 5050 Kingsley Drive Cincinnati, OH 45263 Attention: Joyce Elam Telephone: (513)-358-7336 Facsimile: (513)-358-3479	$16,000,000.00	8%

LIBOR Lending Office Same as Above

National City Bank CREA 2000 Auburn Drive, Suite 400 Beachwood, OH 44122 Attention: Peggy Cramer Telephone: (216)-488-9124 Facsimile: (216)-488-0214	$14,000,000.00	7%

LIBOR Lending Office Same as Above

PNC Bank, National Association 500 1st Avenue Pittsburgh, PA 15219 Attention: Colleen Mannerino Telephone: (412)-760-7647 Facsimile: (412)-705-2124	$10,000,000.00	5%

6

Name and Address	Term Loan Commitment	Term Loan Commitment Percentage

LIBOR Lending Office Same as Above

Citibank, N.A. 8401 N. Central Expressway Suite 500 Dallas, TX 75225 Attention: Kimberly Brand Telephone: (972)-419-3454 Facsimile: (972)-419-3308	$10,000,000.00	5%

LIBOR Lending Office Same as Above

Bank of America, N.A. 901 Main Street, 20th Floor TX1-492-20-06 Dallas, TX 75202 Attention: Cindy King Telephone: (214)-209-1925 Facsimile: (214)-209-1571	$8,000,000.00	4%

LIBOR Lending Office Same as Above

Texas Capital Bank, National Association 6060 N. Central Expressway Dallas, TX 75206 Attention: Claudia Watkins Telephone: (972) 560-4525 Facsimile: (214) 706-6849	$4,000,000.00	2%

LIBOR Lending Office Same as Above

TOTAL	200,000,000.00	100%

7

TOTAL COMMITMENTS

Name	Total Commitment	Total Commitment Percentage

KeyBank National Association	$87,000,000.00	17.4%

Wachovia Bank, National Association	$75,000,000.00	15.0%

Aareal Bank AG	$75,000,000.00	15.0%

Westdeutsche Immobilienbank AG	$50,000,000.00	10.0%

RBS Citizens, N.A. d/b/a Charter One	$40,000,000.00	8.0%

Fifth Third Bank, a Michigan banking corporation	$40,000,000.00	8.0%

National City Bank	$35,000,000.00	7.0%

Allied Irish Banks, P.L.C.	$18,000,000.00	3.6%

PNC Bank, National Association	$25,000,000.00	5.0%

Citibank, N.A.	$25,000,000.00	5.0%

Bank of America, N.A.	$20,000,000.00	4.0%

Texas Capital Bank, National Association	$10,000,000.00	2.0%

TOTAL	$500,000,000.00	100.0%

8

SCHEDULE 1.2

SUBSIDIARY GUARANTORS

(UPDATED FROM TIME TO TIME BY AGENT)

Behringer Harvard Cyprus, LLC, a Colorado limited liability company

Behringer Harvard Wayside, LLC, a Delaware limited liability company

Behringer Harvard Centreport Office LP, a Texas limited partnership

Behringer Harvard Texas Street LP, a Delaware limited partnership

Behringer Harvard Eldridge Land LP, a Texas limited partnership

1

SCHEDULE 4.3

ACCOUNTS

None.

1

EXHIBITS AND SCHEDULES

Exhibit A	FORM OF REVOLVING CREDIT NOTE

Exhibit B	FORM OF SWING LOAN NOTE

Exhibit C	FORM OF TERM LOAN NOTE

Exhibit D	FORM OF JOINDER AGREEMENT

Exhibit E	FORM OF REQUEST FOR REVOLVING CREDIT LOAN

Exhibit F	FORM OF LETTER OF CREDIT REQUEST

Exhibit G	FORM OF COMPLIANCE CERTIFICATE

Exhibit H	FORM OF ASSIGNMENT AND ACCEPTANCE AGREEMENT

Exhibit I	FORM OF LETTER OF CREDIT APPLICATION

Schedule 1.1	LENDERS AND COMMITMENTS

Schedule 1.2	SUBSIDIARY GUARANTORS

Schedule 4.3	ACCOUNTS

Schedule 6.3	LIST OF ALL ENCUMBRANCES ON ASSETS

Schedule 6.5	NO MATERIAL CHANGES

Schedule 6.7	PENDING LITIGATION

Schedule 6.10	UNPAID TAXES

Schedule 6.14	CERTAIN TRANSACTIONS

Schedule 6.20(a)	SUBSIDIARIES OF REIT

Schedule 6.20(b)	UNCONSOLIDATED AFFILIATES REIT AND ITS SUBSIDIARIES

Schedule 6.21	PROPERTY

Schedule 6.23	MATERIAL LOAN AGREEMENTS